UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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DFC Global Corp.

(Name of Registrant as Specified In Its Charter)

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1436 LANCASTER AVENUE, SUITE 300

BERWYN, PENNSYLVANIA 19312

May 1, 2014

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of DFC Global Corp., a Delaware corporation (“DFC Global”), to be held at Two Logan Square, 100 N. 18th Street, 30th Floor, Philadelphia, Pennsylvania 19103-2799, on Friday, June 6, 2014, at 9:00 a.m., Eastern Time.

At the special meeting, you will be asked to consider and adopt an Agreement and Plan of Merger, dated as of April 1, 2014, among LSF8 Sterling Parent, LLC, a Delaware limited liability company (“Parent”), LSF8 Sterling Merger Company, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Purchaser” and, together with Parent, the “Purchaser Parties”), and DFC Global (as the same may be amended from time to time, the “merger agreement”). Pursuant to the merger agreement, Purchaser will be merged with and into DFC Global (the “merger”), with DFC Global surviving the merger as a wholly owned subsidiary of Parent. Upon completion of the merger, each issued and outstanding share of DFC Global common stock will be converted into the right to receive $9.50 in cash, other than (i) shares held in the treasury of DFC Global or owned, directly or indirectly, by the Purchaser Parties or their affiliates or by any wholly owned subsidiary of DFC Global, which will be cancelled without any payment, and (ii) shares held by any stockholder who properly perfects appraisal rights under Delaware law. The amount payable to our stockholders and holders of our other equity-based interests due to them under the merger agreement, based upon the shares and our other equity-based interests outstanding as of the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement of the meeting, is approximately $379 million in the aggregate.

DFC Global’s board of directors (the “Board”) formed a special committee consisting of three independent and disinterested directors (the “Special Committee”) to facilitate the Board’s evaluation of whether a sale of DFC Global would be in the best interests of DFC Global and its stockholders, to facilitate the Board’s evaluation of all proposals which may be made with respect to a possible sale of DFC Global and to control and direct the negotiation of the terms and conditions of any such proposals, subject to Board approval. The Board, unanimously and acting upon the unanimous recommendation of the Special Committee, (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, DFC Global and its stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby and (iii) determined to recommend that the stockholders of DFC Global vote to adopt the merger agreement. Accordingly, the Board unanimously recommends that stockholders vote “FOR” the proposal to adopt the merger agreement. The Board also unanimously recommends that stockholders vote “FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the named executive officers of DFC Global in connection with the merger, as disclosed under “The Merger — Potential Change of Control Payments to Named Executive Officers” in the accompanying proxy statement, as required by rules adopted by the Securities and Exchange Commission (the “SEC”). The Board also unanimously recommends that stockholders vote “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

In considering the recommendation of the Board, you should be aware that some of DFC Global’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of the stockholders generally.

We encourage you to read the accompanying proxy statement carefully as it sets forth the specifics of the merger and other important information related to the merger. In addition, you may obtain information about us from documents filed with the SEC.

Regardless of the number of shares of DFC Global common stock that you own, your vote is very important. Under Delaware law, the merger cannot be completed unless holders of at least a majority of the issued and outstanding shares of DFC Global common stock vote in favor of the proposal to adopt the merger agreement. If you fail to vote or abstain from voting on the merger agreement, the effect will be the same as a vote “AGAINST” the proposal to adopt the merger agreement.

We hope that you will be able to attend the special meeting. However, whether or not you plan to attend in person, please complete, sign, date and return the accompanying proxy card in the enclosed postage prepaid envelope as promptly as possible. You also may submit a proxy by using the toll-free telephone number or by accessing the Internet website specified on your proxy card.

Thank you for your attention to this important matter.

Sincerely,

Jeffrey A. Weiss

Chairman and Chief Executive Officer

The accompanying proxy statement is dated May 1, 2014 and, together with the enclosed form of proxy, is first being mailed to stockholders on or about May 2, 2014.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

1436 LANCASTER AVENUE, SUITE 300

BERWYN, PENNSYLVANIA 19312

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 6, 2014

We cordially invite you to attend a special meeting of the stockholders of DFC Global Corp., a Delaware corporation (“DFC Global”), to be held at Two Logan Square, 100 N. 18th Street, 30th Floor, Philadelphia, Pennsylvania 19103-2799, on Friday, June 6, 2014, at 9:00 a.m., Eastern Time. The meeting is being held for the following purposes:

1. to approve the adoption of the Agreement and Plan of Merger, dated as of April 1, 2014, among LSF8 Sterling Parent, LLC, a Delaware limited liability company (“Parent”), LSF8 Sterling Merger Company, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Purchaser” and, together with Parent, the “Purchaser Parties”), and DFC Global (as the same may be amended from time to time, the “merger agreement”), pursuant to which Purchaser will be merged with and into DFC Global (the “merger”), with DFC Global surviving the merger as a wholly owned subsidiary of Parent;

2. to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the named executive officers of DFC Global in connection with the merger, as disclosed under “The Merger — Potential Change of Control Payments to Named Executive Officers” in the accompanying proxy statement; and

3. to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

DFC Global’s board of directors (the “Board”) has fixed the close of business on April 29, 2014 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the meeting.

The Board formed a special committee consisting of three independent and disinterested directors (the “Special Committee”) to facilitate the Board’s evaluation of whether a sale of DFC Global would be in the best interests of DFC Global and its stockholders, to facilitate the Board’s evaluation of all proposals which may be made with respect to a possible sale of DFC Global and to control and direct the negotiation of the terms and conditions of any such proposals, subject to Board approval. The Board, unanimously and acting upon the unanimous recommendation of the Special Committee, (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, DFC Global and its stockholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby and (iii) determined to recommend that the stockholders of DFC Global vote to adopt the merger agreement. Accordingly, the Board unanimously recommends that stockholders vote “FOR” the proposal to adopt the merger agreement. The Board also unanimously recommends that stockholders vote “FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the named executive officers of DFC Global in connection with the merger, and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Your vote is very important. The merger cannot be completed unless holders of at least a majority of the issued and outstanding shares of DFC Global common stock vote in favor of the proposal to adopt the merger agreement. Even if you plan to attend the special meeting in person, please complete, date, sign and return the enclosed proxy card to ensure that your shares will be represented at the special meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. You also may submit your proxy by using the toll-free telephone number or by accessing the Internet website specified on your proxy card. Please note, however, that, if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder prior to the special meeting. A broker, bank or other nominee cannot vote your shares on the merger without your express instructions.

Your proxy may be revoked at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement. Even if you have voted by proxy, you may still vote in person if you attend the special meeting and withdraw your proxy.

The merger is described in the accompanying proxy statement, which we urge you to read carefully. A copy of the merger agreement is included as Appendix A to the accompanying proxy statement.

By order of the Board,

Mark Prior

Senior Vice President,

General Counsel and Secretary

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SCHEDULES AND APPENDICES

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SUMMARY TERM SHEET

This summary term sheet summarizes selected information contained elsewhere in this proxy statement, but may not contain all of the information that is important to you. DFC Global urges you to read the entire proxy statement carefully, including the attached appendices. Each item in this summary term sheet includes a page reference directing you to a more complete description of that topic in this proxy statement.

The Parties to the Merger (page 18)

DFC Global Corp.

DFC Global Corp. (“DFC Global,” the “Company,” “we,” “us” or “our”) is a Delaware corporation formed in 1990. DFC Global is a leading international non-bank provider of alternative financial services, principally unsecured short-term consumer loans, secured pawn loans, check cashing, gold buying, money transfers and reloadable prepaid debit cards, serving primarily unbanked and under-banked consumers through its approximately 1,500 current retail storefront locations and its multiple Internet platforms in ten countries across Europe and North America: the United Kingdom, Canada, the United States, Sweden, Finland, Poland, Spain, Romania, the Czech Republic and the Republic of Ireland. The Company’s networks of retail locations in the United Kingdom and Canada are the largest of their kind by revenue in each of those countries.

The Purchaser Parties

LSF8 Sterling Parent, LLC (“Parent”) is a newly formed Delaware limited liability company. LSF8 Sterling Merger Company, LLC (“Purchaser”) is a newly formed Delaware limited liability company and wholly owned subsidiary of Parent. Both Purchaser and Parent (collectively, the “Purchaser Parties”) were created solely for the purpose of engaging in the transactions contemplated by the merger agreement. Neither Parent nor Purchaser has carried on any activities other than in connection with the merger agreement. The Purchaser Parties are entities currently owned, directly or indirectly, by Lone Star Fund VIII (U.S.), L.P. (“Lone Star”) and its affiliates. Lone Star is a private equity fund affiliated with Lone Star Funds.

The address of the Purchaser Parties and Lone Star is 2711 North Haskell Avenue, Suite 1700, Dallas, Texas 75204. The telephone number of the Purchaser Parties and Lone Star is (214) 754-8300.

Structure of the Merger (page 43)

The proposed acquisition of DFC Global is structured as a merger of Purchaser with and into DFC Global, with DFC Global surviving the merger as a wholly owned subsidiary of Parent.

Payment of the Merger Consideration (page 43)

Each outstanding share of DFC Global common stock (other than shares held by the Purchaser Parties or their affiliates, treasury shares and dissenting shares) will be converted into the right to receive $9.50 in cash, without interest and less any applicable withholding taxes (the “merger consideration”).

Treatment of Stock Options and Restricted Stock Units (page 61)

Each stock option (“option”) outstanding at the effective time of the merger to purchase DFC Global common stock granted under the Company’s 2005 Stock Incentive Plan and the 2007 Equity Incentive Plan (the “Company Stock Plans”), whether vested or unvested, will become fully vested and be converted into the right to receive cash, without interest and net of applicable withholding taxes, in an amount equal to the product of (i) $9.50, minus the applicable exercise price per share of the option, and (ii) the number of shares of DFC Global common stock subject to such option. If the exercise price per share of any such option is equal to or greater than $9.50, such option will be cancelled at the effective time of the merger without any cash payment being made in respect thereof.

At the effective time of the merger, each restricted stock unit (“restricted stock unit”) granted under the Company Stock Plans that is outstanding immediately prior to the effective time will become fully earned and vested with respect to 100% of the shares of DFC Global common stock subject to the restricted stock unit and will be converted into the right to receive cash, without interest and net of applicable withholding taxes, in an amount equal to the product of (i) $9.50 and (ii) the number of shares of DFC Global common stock subject to such restricted stock unit.

Conditions to the Merger (page 72)

The respective obligations of the Purchaser Parties and DFC Global to effect the merger are subject to the satisfaction or valid waiver of certain customary conditions, including the adoption of the merger agreement by stockholders holding a majority of the outstanding shares of DFC Global common stock, the absence of any legal restraint or prohibition on the consummation of the merger, the expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) (early termination of the HSR Act was granted on April 28, 2014 by the Federal Trade Commission), and under any non-U.S. antitrust or competition-related laws, the receipt of licensing related approvals from the regulatory authorities in certain U.S. states and foreign jurisdictions, the absence of specified actions by the U.K. Financial Conduct Authority (the “FCA”), the absence of the issuance of a report commissioned at the direction of the FCA finding a breach by DFC Global of certain regulatory requirements or of certain self-imposed limitations agreed in writing by DFC Global with the FCA (the absence of any such actions by the FCA and the absence of any such report are collectively referred to as the “FCA Conditions”), the accuracy of the representations and warranties contained in the merger agreement (subject to certain materiality qualifiers) and compliance by the parties with their respective undertakings and agreements under the merger agreement (subject to certain materiality qualifiers). In addition, the obligation of the Purchaser Parties to effect the merger is conditioned upon the absence of a material adverse change since the date of the merger agreement in the business, assets, condition (financial or otherwise) or results of operations of DFC Global and its subsidiaries, taken as a whole, or a material adverse change that materially impairs, or prevents or materially delays, DFC Global’s completion of the merger.

Restrictions on Solicitations of Other Offers (page 66)

Pursuant to the merger agreement, DFC Global has agreed not to (i) solicit or enter into discussions with any third party regarding a competing proposal while the merger is pending, and (ii) withdraw (or modify or qualify in any manner adverse to Parent or Purchaser) the approval or recommendation of the merger (a “change of Board recommendation”) by the Company’s board of directors (the “Board”). However, if a third party makes a bona fide unsolicited proposal for an alternative acquisition, which the Board determines to be, or to be reasonably expected to result in, a superior proposal, the Board may still approve or recommend such proposal if (i) the Board, after consultation with its outside legal adviser, determines in good faith that the failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties to DFC Global’s stockholders under applicable law, (ii) DFC Global provides Parent with prior written notice of such proposal and, if requested by Parent, engages in good faith negotiations with Parent during a four business day period to amend the merger agreement in a manner that would cause the other proposal to no longer constitute a superior proposal, and (iii) if the merger agreement is terminated and DFC Global enters into an acquisition agreement with respect to the other proposal, DFC Global pays the Purchaser Parties a termination fee. The termination fee is $13,254,500, except that if the proposal had been received by DFC Global on or before April 21, 2014, and it was not otherwise withdrawn or terminated, the termination fee would have been $9,467,500. See “The Merger Agreement — Termination Fee.” The terms “acquisition proposal” and “superior proposal” have the meanings given to them in “The Merger Agreement — Other Covenants Under the Merger Agreement.”

Termination of the Merger Agreement (page 74)

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after DFC Global’s stockholders have adopted the merger agreement:

•	by mutual written consent of Parent and DFC Global;

•	by either Parent or DFC Global if: (i) any court of competent jurisdiction or any state or federal governmental entity has issued a final and non-appealable order, injunction, ruling or decree or taken any other final and non-appealable action restraining or otherwise prohibiting the merger; (ii) the merger has not occurred by October 1, 2014 (provided that Parent may extend this outside date to January 1, 2015 if certain regulatory approvals have not been obtained or the waiting period under the HSR Act has not expired or been terminated by October 1, 2014); or (iii) the merger agreement is not adopted by DFC Global’s stockholders at the special meeting or any adjournment or postponement thereof;

•	by DFC Global if: (i) it approves an acquisition proposal, subject to the terms of the merger agreement, provided it pays the applicable termination fee to the Purchaser; (ii) (a) the conditions to the Purchaser Parties’ obligation to complete the merger would be satisfied and continue to be satisfied at the time of such termination if the merger were to occur at the time of such termination, (b) the Purchaser Parties fail to complete the merger by the end of the second business day after the later of (1) the satisfaction or, to the extent permitted by applicable law, waiver of the conditions to the Company’s obligation to complete the merger and the conditions to the Company’s and Purchaser Parties’ obligation to complete the merger, and (2) the 15th consecutive business day after which Parent has been provided with specified financial and other information concerning DFC Global as reasonably requested by Parent to permit the Purchaser Parties to consummate the offering(s) of debt securities contemplated by the Debt Commitment Letter (as defined in “Summary Term Sheet — Merger Financing”), and (c) DFC Global stands ready, willing and able to complete the merger through the end of such two business day period; or (iii) the Purchaser Parties materially breach or fail to perform any of their representations, warranties or covenants, subject to the right to timely cure such breach or failure; or

•	by Parent if: (i) DFC Global enters into a definitive agreement with respect to an acquisition proposal; (ii) (a) the Board effects a change of Board recommendation; (b) the Board (or any committee thereof) approves or recommends, or causes or permits the Company to enter into, an acquisition agreement other than the merger agreement; (c) upon a request to do so by Parent, the Board fails to publicly reaffirm its recommendation of the merger within 10 business days after the date of any acquisition proposal or any material modification thereto is first commenced, published or sent or given to our stockholders; (d) the Company shall have willfully and materially breached any of its obligations in the covenants relating to no solicitation, recommendation of the merger, and holding a meeting of the Company’s stockholders; or (e) the Board (or any committee thereof) formally resolves or publicly authorizes or proposes to take any of the foregoing actions; (iii) DFC Global materially breaches or fails to perform any of its representations, warranties or covenants, subject to the right to timely cure such breach or failure; or (iv) either of the FCA Conditions fails.

Termination Fee (page 75)

Payable by DFC Global

DFC Global must pay a termination fee to Parent:

•

if Parent terminates the merger agreement because: (i) the Board effects a change of Board recommendation; (ii) the Board (or any committee thereof) approves or recommends, or causes or permits DFC Global to enter into, an acquisition agreement other than the merger agreement; (iii) upon a request to do so by Parent, the Board fails to publicly reaffirm its recommendation of the merger within 10 business days after the date of any acquisition proposal or any material modification thereto is first commenced, published or sent or given to our stockholders; (iv) DFC Global shall have willfully and materially breached any of its obligations in the covenants relating to no solicitation, recommendation of the merger or holding a meeting of DFC Global’s stockholders; or (v) the Board (or any committee thereof) formally resolves or publicly authorizes or proposes to take any of the foregoing actions;

•	if, prior to DFC Global stockholder approval, DFC Global terminates the merger agreement in connection with the authorization by the Board for DFC Global to enter into a definitive agreement with respect to a superior proposal; or

•	if all of the following events occur:

•	an acquisition proposal has been made directly to our stockholders or otherwise publicly announced, or is otherwise communicated to our senior management;

•	either party terminates the merger agreement as a result of the merger not having been completed on or prior to October 1, 2014 (or January 1, 2015, if validly extended to such date by Parent) or DFC Global’s stockholders having failed to adopt the merger agreement at a duly called stockholders meeting, or Parent terminates the merger agreement as a result of DFC Global’s failure to comply with its covenants and obligations; and

•	within 12 months following the date of the termination of the merger agreement, DFC Global enters into an agreement with respect to an acquisition proposal, or recommends or submits any acquisition proposal to its stockholders for approval, or a transaction in respect of any acquisition proposal is consummated (“acquisition proposal” has the meaning set forth in “The Merger Agreement — Other Covenants Under the Merger Agreement”).

The termination fee will be $13,254,500; provided, however, that had both of the following events occurred, the termination fee instead would have been $9,467,500:

•	the termination of the merger agreement arose by virtue of the approval or recommendation of an acquisition proposal by the Board, the signing of a definitive agreement with respect to an acquisition proposal, or the authorization by the Board for DFC Global to enter into a definitive agreement with respect to a superior proposal; and

•	the competing proposal was received on or before April 21, 2014, and the Board determined in good faith on or before April 21, 2014, after consultation with its outside legal counsel and financial advisor, that the competing proposal was or could reasonably be expected to have led to a superior proposal.

DFC Global has agreed to reimburse the Purchaser Parties’ out-of-pocket fees and expenses incurred in connection with the merger agreement, up to $3,787,000, if either DFC Global or Parent terminates the merger agreement because the merger agreement is not adopted by DFC Global’s stockholders at the special meeting or any adjournment or postponement thereof, under circumstances in which a termination fee is not payable by DFC Global to Parent as described above.

Payable by Parent

Parent must pay us a breakup fee of $22,722,000 if DFC Global terminates the merger agreement under circumstances where:

•	the conditions to the Purchaser Parties’ obligation to complete the merger would be satisfied and continue to be satisfied at the time of such termination if the merger were to occur at the time of such termination;

•	the Purchaser Parties fail to complete the merger by the end of the second business day after the later of:

•	October 1, 2014 (or January 1, 2015, if validly extended to such date by Parent); and

•	the 15th consecutive business day after which Parent has been provided with specified financial and other information concerning DFC Global as reasonably requested by Parent to permit the Purchaser Parties to consummate the offering(s) of debt securities contemplated by the Debt Commitment Letter received by Parent from certain lenders; and

•	DFC Global stands ready, willing and able to complete the merger through the end of such two business day period.

Specific Performance (page 77)

Subject to certain limitations, the merger agreement provides that the parties will be entitled to specific performance and injunctive and other equitable relief to enforce the merger agreement against a non-performing party, in addition to any other rights the parties have against the non-performing party, although DFC Global will not be entitled to receive both a grant of specific performance and any money damages, including all or any portion of the termination fee. In addition, DFC Global will be entitled to specific performance of Parent’s obligation to cause the funding of the equity financing described below and to consummate the merger only if certain conditions are met, including the satisfaction of all of the conditions to the consummation of the debt financing provided by the Debt Commitment Letter received by Parent from certain lenders (other than those conditions that by their nature are to be satisfied at the consummation of the merger).

Opinion of the Financial Advisor to the Company (page 33)

On April 1, 2014, Houlihan Lokey Capital, Inc., which we refer to as Houlihan Lokey, verbally rendered its opinion to the Board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Board, dated April 1, 2014), as to the fairness, from a financial point of view, to the holders of DFC Global common stock of the merger consideration to be received by the holders of DFC Global common stock in the merger pursuant to the merger agreement.

Houlihan Lokey’s opinion was directed to the Board (in its capacity as such) and only addressed the fairness, from a financial point of view, to the holders of DFC Global common stock of the merger consideration to be received by the holders of DFC Global common stock in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement describes the material provisions of Houlihan Lokey’s opinion, and does not purport to be, and is not, a complete description of Houlihan Lokey’s opinion. The full text of Houlihan Lokey’s written opinion is attached as Appendix B to this proxy statement and has additional information relating to Houlihan Lokey’s opinion, including additional information relating to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Board, any security holder of DFC Global or any other party as to how to act or vote with respect to any matter relating to the merger or otherwise. See “The Merger — Opinion of the Financial Advisor to the Company.”

Recommendation of the Board of Directors (page 18)

After deliberation and consultation with the Company’s financial and legal advisors, and acting upon the recommendation of the Special Committee (as defined in “The Merger — Opinion of the Financial Advisor to the Company”), the Board has determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable to, and in the best interests of, our stockholders. The Board recommends that our stockholders vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the named executive officers of DFC Global in connection with the merger, as disclosed Under “The Merger — Potential Change of Control Payments to Named Executive Officers,” and “FOR” the adjournment proposal. See “The Merger — Background of the Merger” and “The Merger — Recommendation of the Board of Directors.”

DFC Global’s Directors’ and Executive Officers’ Voting Intentions (page 51)

To DFC Global’s knowledge, each of DFC Global’s directors and executive officers intends to vote all shares of DFC Global common stock beneficially owned by such director or executive officer in favor of the proposal to adopt the merger agreement and each of the other proposals described below. DFC Global’s directors and executive officers had the power to vote 538,843 shares of DFC Global common stock as of April 29, 2014, representing approximately 1.4% of DFC Global’s outstanding common stock as of such date.

Certain Effects of the Merger (page 39)

If the merger is completed, DFC Global will become a private company wholly owned by Parent, and DFC Global’s stockholders will no longer have an equity interest in DFC Global, and will not participate in any of the future earnings of DFC Global, and instead will have only the right to receive the merger consideration or, in the case of stockholders who do not vote in favor of the proposal to adopt the merger agreement and who properly demand and perfect appraisal rights, and do not withdraw or otherwise lose such rights, the right to receive the fair value of their shares as determined by the Delaware Court of Chancery. See “The Merger — Payment of the Merger Consideration and Surrender of Stock Certificates” and “The Merger — Appraisal Rights.”

After the merger, DFC Global common stock will no longer be listed or traded on the Nasdaq Stock Market (the “Nasdaq”). In addition, DFC Global will deregister its common stock under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”).

Merger Financing (page 44)

The Purchaser Parties estimate that approximately $1.3 billion in cash will be required to pay the aggregate merger consideration, to pay the cash amounts payable to holders of outstanding DFC Global stock options and restricted stock units, to refinance DFC Global’s indebtedness and to pay related fees and expenses. The Purchaser Parties anticipate that such funds will be obtained from debt and equity financings and from the unrestricted cash on hand of DFC Global.

Parent has entered into an equity commitment letter with Lone Star, dated April 1, 2014 (the “Equity Commitment Letter”), pursuant to which Lone Star has committed to contribute to Parent, at or prior to the closing of the merger, up to an amount equal to $750 million. On April 1, 2014, Parent received a binding debt commitment letter (the “Debt Commitment Letter,” and together with the Equity Commitment Letter, the “Commitment Letters”) from certain lenders pursuant to which the lenders have committed to provide (i) a senior secured bridge loan facility (the “Bridge Loan Facility”) in an aggregate principal amount of up to $750 million, and (ii) a $125 million senior secured asset-based revolving loan facility (the “Revolving Credit Facility” and, together with the Bridge Loan Facility, the “Debt Facilities”). The funding under these commitments is subject to certain conditions, including conditions that do not relate directly to the merger agreement. Although obtaining the proceeds of any financing, including the financing under the Commitment Letters, is not a condition to Parent’s obligation to complete the merger, the failure of Parent to obtain financing (whether under the Commitment Letters or otherwise) is likely to result in the failure of the merger to be completed.

In lieu of borrowing all or a portion of the Bridge Loan Facility, Parent or an affiliate is expected to issue senior secured notes (the “Senior Secured Notes”) in an aggregate principal amount of up to $750 million. Although the terms of the Senior Secured Notes remain subject to negotiation and market conditions, the indentures governing the notes are expected to contain certain customary covenants. The Senior Secured Notes will be offered pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), to “qualified institutional buyers” (within the meaning of Rule 144A under the Securities Act) or pursuant to another applicable exemption from the registration requirements of the Securities Act, in each case without any rights to registration under the Securities Act.

Limited Guarantee (page 46)

Lone Star has provided us with a direct guarantee (the “Limited Guarantee”) of the full and prompt payment and performance of certain payment obligations of Parent and Purchaser arising under the merger agreement (including payment of the $22,722,000 termination fee) as limited pursuant to the terms of the merger agreement; provided that Lone Star’s liability under the Limited Guarantee will not exceed the sum of $22,722,000, the amount of certain payment obligations of Parent and Purchaser to reimburse DFC Global for expenses incurred in connection with providing assistance to Parent in connection with the debt financing, and the amount of any interest which may be payable under the merger agreement as a result of the late payment of the termination fee payable by Parent.

Interests of DFC Global’s Directors and Executive Officers in the Merger; Potential Conflicts of Interest (page 47)

In considering the recommendations of the Board, you should be aware that certain of DFC Global’s directors and executive officers have interests in the transaction that are different from, or are in addition to, the interests of DFC Global’s stockholders generally. These interests relate to or arise from, among other things: (i) the fact that the executive officers of DFC Global may remain executive officers of the surviving corporation; (ii) the cash-out in the merger of all options (whether vested or unvested) to purchase shares of DFC Global common stock held by DFC Global’s directors and employees, including DFC Global’s executive officers; (iii) the conversion of all unvested restricted stock units held by employees, including DFC Global’s executive officers, into the right to receive the merger consideration; and (iv) the right to continued indemnification and insurance coverage for directors and executive officers of DFC Global following the completion of the merger, pursuant to the terms of the merger agreement. The aggregate amounts to be received by each of the executive officers in connection with the events described in subclauses (ii) and (iii) above are as follows: Jeffery A. Weiss – $2,056,285; Randall Underwood – $552,769; Michael Coury – $110,086; Michael Hudachek – $141,912; Norman Miller – $291,267; John Gavin – $184,589; David Jessick – $184,589; Clive Kahn – $184,589; Michael Kooper – $184,589, Ronald McLaughlin – $184,589; and Edward A. Evans – $71,526. In addition, as a result of the merger, Mr. Weiss will receive his capstone award and incremental capstone award, both of which are fully vested and would otherwise be paid upon his termination of employment, death or disability. The actuarial value of such benefit is $6,243,403 and is payable on the first business day of the calendar month following the merger, except for $1,000,000 of the incremental capstone which is payable on the one-year anniversary of the merger. Mr. Underwood will receive his retention bonus and incremental retention bonus in the form of an actuarially equivalent lump sum within 60 days following the merger (in lieu of an annuity and valued at $2,834,588), which benefits are fully vested and would otherwise be payable in connection with Mr. Underwood’s termination of employment, death or disability. See “Interests of DFC Global’s Directors and Executive Officers in the Merger; Potential Conflicts of Interest” for more detailed information concerning such payments.

The Board and the Special Committee were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, as well as in making their recommendation that the stockholders of DFC Global vote to adopt the merger agreement.

Legal Matters Regarding the Merger (page 55)

Merger Related Litigation. Five purported class action lawsuits challenging the proposed merger of DFC Global with Lone Star were filed in the Delaware Chancery Court between April 8 and April 24, 2014: Michael

Marcus v. DFC Global Corp., et al., Civil Action No. 9520-VCP; Maxine Phillips v. DFC Global Corp., et al., Civil Action No. 9558-VCP; Mark Silverstein v. DFC Global Corp., et al., Civil Action No. 9564-VCP; Noh-Joon Choo v. DFC Global Corp., et al., Civil Action No. 9572-VCP; and Cordell Jeffrey and Sheila A. Jeffrey v. DFC Global Corp., et al., Civil Action No. 9590-VCP.

The initial complaints in the five lawsuits are substantively identical, naming the same defendants and seeking the same relief based on the same asserted claims. The complaints allege that the merger consideration is unfair, that the merger is the result of an unfair process and that the terms of the merger are inadequate. The defendants include the Company and its directors, Jeffrey A. Weiss, John Gavin, Clive Kahn, Michael Kooper, Ronald McLaughlin, Edward A. Evans, and David Jessick as defendants, along with the Purchaser Parties.

The first count in each of the complaints is brought against the Company’s directors, alleging that they breached their fiduciary duties to stockholders by approving the merger. The second count in each of the complaints is brought against the Purchaser Parties and DFC Global Corp., alleging that those entities aided and abetted the individual defendants’ alleged breaches of fiduciary duty. Each of the complaints seeks class-action certification with the respective named plaintiff as class representative. The complaints seek preliminary and permanent injunctions barring the merger and, if the merger is completed, rescission of the merger or damages. Each of the complaints also seeks an award of attorneys’ fees and expenses.

On April 25, 2014, plaintiff Maxine Phillips filed an amended complaint, adding allegations that the Company’s preliminary proxy statement filed with the SEC on April 18, 2014 is materially false, incomplete and/or misleading, and seeking disclosure of additional information before the stockholder vote. The amended complaint also seeks a constructive trust in favor of plaintiff and the class upon any benefits improperly received by defendants as a result of their alleged wrongful conduct and an accounting and damages. On April 28, 2014, plaintiff Michael Marcus filed an amended complaint adding similar allegations.

DFC Global and its directors believe that the allegations of the complaints are without merit.

Regulatory Approvals (page 69)

Under the HSR Act, the merger may not be completed until notifications have been given and information furnished to the United States Department of Justice and the Federal Trade Commission and all statutory waiting period requirements have been terminated or expired. On April 11, 2014, the Purchaser Parties and DFC Global filed notification and report forms with respect to the merger under the HSR Act. Early termination of the HSR Act was granted on April 28, 2014 by the Federal Trade Commission.

Pursuant to the terms of the merger agreement, the merger is also conditioned on the termination or expiration of the applicable waiting periods under any applicable non-U.S. antitrust or competition-related laws, and the receipt of any approval, consent, ratification, permission, waiver or authorization required under such non-U.S. antitrust or competition-related laws. The merger is subject to approval under the antitrust laws of Poland. The Purchaser Parties and DFC Global have submitted an application for approval in Poland and expect that the required approval will be received prior to the closing of the merger.

Pursuant to the terms of the merger agreement, the merger is also conditioned upon the receipt of certain licensing related approvals, consents, ratifications, permissions, waivers and authorizations required by certain U.S. states and foreign jurisdictions; provided, however, that no such approval shall be required with respect to (x) any one U.S. state or foreign nation that represented less than 1% of the revenue of the Company on a consolidated basis and (y) any group of U.S. states or foreign nations that collectively represented less than 2% of the revenue of the Company on a consolidated basis, in each of the case of clause (x) and clause (y) for the quarter ended December 31, 2013. The merger is subject to approval under the licensing laws of Alaska, Arizona, Louisiana, Virginia, Florida, Saskatchewan, Sweden and Finland. The Purchaser Parties and DFC Global expect that all required approvals will be received prior to the closing of the merger.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting, the merger agreement and the merger. These questions and answers may not address all questions that may be important to you as a stockholder of DFC Global. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices attached to this proxy statement and the documents referred to in this proxy statement.

The Special Meeting

Q:	When and where is the special meeting?

A:	The special meeting of the stockholders of DFC Global will be held on Friday, June 6, 2014, at 9:00 a.m., Eastern Time, at Two Logan Square, 100 N. 18th Street, 30th Floor, Philadelphia, Pennsylvania 19103-2799.

Q:	What am I being asked to vote upon?

A:	You are being asked to:

•	approve the adoption of the Agreement and Plan of Merger, dated as of April 1, 2014, among Parent, Purchaser and DFC Global, as amended from time to time (the “Merger Proposal”). The Agreement and Plan of Merger, as the same may be amended from time to time, and the proposed merger thereunder are referred to in this proxy statement as the “merger agreement” and the “merger,” respectively, and a copy of the merger agreement is included as Appendix A to this proxy statement;

•	approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the named executive officers of DFC Global in connection with the merger, as disclosed under “The Merger — Potential Change of Control Payments to Named Executive Officers” (the “Merger-Related Compensation Proposal”); and

•	approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal if there are insufficient votes at the time of the special meeting to approve the Merger Proposal (the “Adjournment Proposal”).

Voting and Proxy Procedures

Q:	Who may vote at the special meeting?

A:	You are entitled to vote at the special meeting (or any adjournment or postponement thereof) in person or by proxy if you owned shares of DFC Global common stock at the close of business on April 29, 2014, which is the record date for the special meeting. As of the record date, there were 38,635,364 shares of DFC Global common stock issued and outstanding. You will have one vote for each share of DFC Global common stock you held on the record date. See “The Special Meeting — Voting Rights; Quorum.”

Q:	What vote is required to approve the merger?

A:	Under Delaware law and as a condition to the consummation of the merger, stockholders holding at least a majority of the shares of DFC Global common stock outstanding and entitled to vote at the special meeting must vote “FOR” the Merger Proposal in order to approve the merger.

Q:	What vote is required to approve the other matters to be voted upon at the special meeting?

A:	The Merger-Related Compensation Proposal and the Adjournment Proposal each require the affirmative vote of the holders of at least a majority of the shares of DFC Global common stock present or represented by proxy and entitled to vote at the special meeting in order to approve such other matters.

Q:	Why am I being asked to consider and vote on the compensation that may be paid or become payable to the named executive officers of DFC Global in connection with the merger?

A:	The SEC rules require DFC Global to seek stockholder approval on an advisory (non-binding) basis with respect to certain payments that will or may be made to DFC Global’s named executive officers in connection with the merger. Approval of the compensation that may be paid or become payable to the named executive officers of DFC Global in connection with the merger is not a condition to the completion of the merger.

Q:	Who is soliciting my proxy?

A:	The Board is soliciting proxies to be voted at the special meeting or any adjournment or postponement thereof.

DFC Global has hired Okapi Partners LLC to assist in the solicitation of proxies. DFC Global’s directors, officers and employees may assist DFC Global in soliciting proxies, but will not be specifically compensated for their services. See “The Special Meeting — Proxy Solicitation.”

Q:	How does the Board recommend I vote?

A:	The Board unanimously recommends that you vote:

•	“FOR” the Merger Proposal;

•	“FOR” the Merger-Related Compensation Proposal; and

•	“FOR” the Adjournment Proposal.

Q:	What do I need to do now and how should I vote?

A:	You should read this proxy statement carefully, including its appendices, and consider how the merger affects you. Then, mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting or any adjournment or postponement thereof. You also may submit your proxy by using the toll-free telephone number or by accessing the Internet website specified on your proxy card. See “The Special Meeting — Voting and Revocation of Proxies.”

Q:	What happens if I do not return a proxy card or otherwise provide proxy instructions or if I elect to abstain from voting?

A:	If you do not submit a proxy card or submit a proxy by telephone or via the Internet, unless you attend the special meeting in person, your shares will not be counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the special meeting, and your failure to take action will have the same effect as a vote “AGAINST” the Merger Proposal. However, such failure will not have any effect on the outcome of the Merger-Related Compensation Proposal or the Adjournment Proposal assuming the presence of a quorum.

If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as present for the purpose of determining the presence of a quorum for the special meeting and all of your shares will be voted “FOR” the Merger Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the Adjournment Proposal. However, if you submit a proxy card or provide proxy instructions by telephone or via the Internet and affirmatively elect to abstain from voting on one or more of the proposals, your proxy will be counted as present for the purpose of determining the presence of a quorum for the special meeting, but will not be voted on such proposals at the special meeting or at any adjournment or postponement thereof. As a result, your abstention(s) will have the same effect as voting “AGAINST” any proposals in respect of which you abstain.

Q:	May I vote in person?

A:	If your shares of DFC Global common stock are registered directly in your name with DFC Global’s transfer agent, you are considered, with respect to those shares, to be the “stockholder of record,” and the proxy materials and proxy card are being sent directly to you by DFC Global. If you are a stockholder of record, you may attend the special meeting and vote your shares in person, rather than by signing and returning your proxy card.

If your shares of DFC Global common stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you are also invited to attend the special meeting. However, since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the special meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares giving you the right to vote the shares in person at the special meeting.

Q:	What constitutes a quorum?

A:	Stockholders who hold a majority of the shares of DFC Global common stock outstanding as of the close of business on the record date for the special meeting must be present either in person or by proxy in order to constitute a quorum to conduct business at the special meeting or at any adjournment or postponement thereof. See “The Special Meeting — Voting Rights; Quorum.”

Q:	What is a broker non-vote?

A:	Broker non-votes are shares held in “street name” by brokers, banks and other nominees that are present or represented by proxy at the special meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and such broker, bank or nominee does not have discretionary voting power on such proposal. Because, under applicable stock exchange rules, brokers, banks and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, if a beneficial owner of shares of DFC Global common stock held in “street name” does not give voting instructions to the broker, bank or other nominee, then those shares will not be counted as present in person or by proxy at the special meeting or at any adjournment or postponement thereof and it will have the same effect as a vote “AGAINST” the Merger Proposal. The failure to issue voting instructions to your broker, bank or other nominee will have no effect on the outcome of the Merger-Related Compensation Proposal or the Adjournment Proposal.

Q:	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:	No. Because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares held in “street name” will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, separate proxy cards for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing the account.

Q:	What is householding and how does it affect me?

A:

The SEC permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the applicable company provides advance notice and follows certain procedures. This process is referred to as “householding.” In such cases, each stockholder continues to receive a separate notice of meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of common stock held through brokerage firms. If your family has multiple accounts holding common stock, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies of proxy materials.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting by revoking your proxy. You may revoke a proxy:

•	by delivering to DFC Global’s corporate secretary a later-dated signed proxy card or a written revocation prior to the vote at the special meeting;

•	by attending the special meeting and voting in person. Your attendance at the special meeting will not alone revoke your proxy — you must also vote at the special meeting; or

•	if your shares are held in “street name” by a broker, bank or other nominee and you have instructed such broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee in order to change those voting instructions.

See “The Special Meeting — Voting and Revocation of Proxies.”

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of DFC Global common stock for the merger consideration. If you hold your shares in street name, your broker, bank or other nominee will provide you with instructions on how to surrender your shares of DFC Global common stock in exchange for the merger consideration. See “The Merger — Payment of the Merger Consideration and Surrender of Stock Certificates.”

Q:	Do I have any appraisal rights?

A:	Yes. Under the General Corporation Law of the State of Delaware (“DGCL”), stockholders of DFC Global who do not submit a proxy or vote “FOR” the Merger Proposal and who comply with the procedural requirements of Section 262 of the DGCL (“Section 262”) may demand payment in cash of the fair value of their shares of DFC Global common stock in lieu of the merger consideration. These rights are commonly known as “appraisal rights” or “dissenters’ rights.” If the dissenting stockholders and DFC Global and/or Parent do not agree on a fair value for the shares, the Delaware Court of Chancery will determine the fair value of such shares, which could be more than, less than or equal to the value of the merger consideration. To exercise your appraisal rights, you must submit a written demand for appraisal to DFC Global before the vote is taken on the merger agreement, you must NOT vote in favor of the Merger Proposal and you must otherwise comply with the requirements of Section 262. Dissenting stockholders lose their appraisal rights if they fail to comply with all of the procedures required by Section 262. A copy of Section 262 is included as Appendix C to this proxy statement. See “The Merger — Appraisal Rights” and Appendix C.

Getting More Information

Q:	When will DFC Global announce the voting results of the special meeting, and where can I find the voting results?

A:	DFC Global intends to announce the preliminary voting results at the special meeting, and will report the final voting results of the special meeting in a Current Report on Form 8-K filed with the SEC as soon as is reasonably practicable after the special meeting. All reports that DFC Global files with the SEC are publicly available without charge at www.sec.gov when filed.

Q:	Who can help answer my questions?

A:	If you would like additional copies of this proxy statement (which copies will be provided to you without charge) or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Okapi Partners LLC

437 Madison Avenue, 28th Floor

New York, New York 10022

Banks and Brokers Call: (212) 297-0720

All Others Call Toll Free: (855) 208-8901

THE SPECIAL MEETING

Date, Time and Place

The special meeting of the stockholders of DFC Global will be held on Friday, June 6, 2014, at 9:00 a.m., Eastern Time, at Two Logan Square, 100 N. 18th Street, 30th Floor, Philadelphia, Pennsylvania 19103-2799.

Purpose of the Special Meeting

The special meeting is being held for the following purposes:

•	to approve the Merger Proposal;

•	to approve the Merger-Related Compensation Proposal; and

•	to approve the Adjournment Proposal.

The votes on the Merger-Related Compensation Proposal and the Adjournment Proposal are separate and apart from the vote on the Merger Proposal. Accordingly, a stockholder may vote in favor of the Merger Proposal and vote not to approve the Merger-Related Compensation Proposal and/or the Adjournment Proposal (and vice versa).

A copy of the merger agreement is attached to this proxy statement as Appendix A. This proxy statement and the enclosed form of proxy are first being mailed to DFC Global’s stockholders on or about May 2, 2014.

Recommendation of the Board of Directors

After deliberation and consultation with the Company’s financial and legal advisors, and acting upon the recommendation of the Special Committee, the Board has determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable to, and in the best interests of, our stockholders. The Board has unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby, and the Board unanimously recommends that you vote “FOR” the Merger Proposal. See “The Merger — Background of the Merger” and “The Merger — Recommendation of the Board of Directors.”

The Board also unanimously recommends that you vote “FOR” the Merger-Related Compensation Proposal and “FOR” the Adjournment Proposal.

Voting Rights; Quorum

Stockholders of record at the close of business on April 29, 2014, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting. On the record date, there were approximately 117 holders of record of DFC Global common stock and 38,635,364 shares of DFC Global common stock outstanding. Each share of DFC Global common stock entitles the holder to cast one vote at the special meeting. There are no other voting securities of DFC Global.

No matter may be considered at the special meeting unless a quorum is present. Stockholders who hold a majority of the shares of DFC Global common stock outstanding as of the close of business on the record date for the special meeting must be present either in person or by proxy in order to constitute a quorum to conduct business at the special meeting. Shares of DFC Global common stock represented by proxies reflecting abstentions and properly executed broker non-votes (if any) will be counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a broker, bank or other nominee does not vote on a particular matter because such broker, bank, or other nominee does not have the discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Brokers, banks and other nominees will not have discretionary voting power with respect to the Merger Proposal, the Merger-Related Compensation Proposal or the Adjournment Proposal. If a quorum is not present, the stockholders who are present or represented by proxy may adjourn the meeting until a quorum is present.

Voting and Revocation of Proxies

If you are a stockholder of record, you may provide voting instructions by proxy by completing, signing, dating and returning the enclosed proxy card. You may alternatively follow the instructions on the enclosed proxy card for Internet or telephone submissions. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” the Merger Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the Adjournment Proposal, and in accordance with the recommendation of the Board on any other matters properly brought before the stockholders at the special meeting for a vote.

If your shares are held by a broker, bank or other nominee on your behalf in “street name,” your broker, bank, or other nominee will send you instructions as to how to provide voting instructions for your shares by proxy. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by proxy card.

You may revoke a proxy:

•	by delivering to DFC Global’s corporate secretary (at 1436 Lancaster Avenue, Suite 300, Berwyn, Pennsylvania 19312) a later-dated signed proxy card or a written revocation prior to the vote at the special meeting;

•	by attending the special meeting and voting in person; or

•	if your shares are held in “street name” by a broker, bank or other nominee and you have instructed such broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee in order to change those voting instructions.

Attending the special meeting in person will not revoke a proxy. You must take one of the actions specified above prior to the vote at the special meeting to validly revoke a proxy.

Abstentions and Broker Non-Votes

An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of DFC Global common stock represented at the special meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” the Merger Proposal, “AGAINST” the Merger-Related Compensation Proposal and “AGAINST” the Adjournment Proposal.

Broker non-votes occur when shares held in “street name” by brokers, banks and other nominees are present or represented by proxy at the special meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and such broker, bank or nominee does not have discretionary voting power on such proposal. Because, under Nasdaq rules, brokers, banks and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, if a beneficial owner of shares of DFC Global common stock held in “street name” does not give voting instructions to the broker, bank or other nominee, then those shares will not be counted as present in person or by proxy at the special meeting. If you fail to issue voting instructions to your broker, bank or other nominee, it will have the same effect as a vote “AGAINST” the Merger Proposal. The failure to issue voting instructions to your broker, bank or other nominee will have no effect on the outcome of the Merger-Related Compensation Proposal or the Adjournment Proposal.

Failure to Vote

If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and unrevoked proxy, the proxy will be voted “FOR” the Merger Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the Adjournment Proposal.

If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting (unless you are a record holder as of the record date and attend the special meeting in person) and will have the same effect as a vote “AGAINST” the Merger Proposal. Failure to return your proxy card will not affect the outcome of the Merger-Related Compensation Proposal or the Adjournment Proposal, assuming a quorum is present.

Other Matters at the Special Meeting

As of the date of this proxy statement, DFC Global does not know of any matters that will be presented for consideration at the special meeting other than those matters described in this proxy statement. If any other matters properly come before the special meeting, the proxies solicited hereby will be voted on such matters in accordance with the discretion of the proxy holders named therein.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. DFC Global does not anticipate that it will adjourn or postpone the special meeting unless necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Proposal or it is advised by counsel that such adjournment or postponement is necessary under applicable law. Any signed proxies received by DFC Global in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. In addition to the foregoing, DFC Global’s bylaws authorize the chairman of the meeting to adjourn the special meeting. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given, unless the adjournment is for more than 30 days. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow DFC Global’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting, as adjourned or postponed.

Appraisal Rights

Under the DGCL, stockholders of DFC Global who do not submit a proxy or vote “for” the proposal to adopt the merger agreement and who comply with the procedural requirements of Section 262 may demand payment in cash of the fair value of their shares of DFC Global common stock in lieu of the merger consideration. This means that, if you comply with the requirements of Section 262, you are entitled to have the “fair value” (as defined pursuant to Section 262) of your shares of DFC Global common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation instead of receiving the merger consideration. The amount you would receive in an appraisal proceeding may be more than, the same as or less than the merger consideration. To exercise your appraisal rights, you must submit a written demand for appraisal to DFC Global before the vote is taken on the merger agreement, you must NOT vote in favor of the Merger Proposal and you must otherwise comply with the requirements of Section 262. Your failure to follow exactly the procedures specified under Delaware law could result in the loss of your appraisal rights. See “The Merger — Appraisal Rights” and the text of the Delaware appraisal rights statute, Section 262, which is reproduced in its entirety as Appendix C to this proxy statement.

Proxy Solicitation

DFC Global has hired Okapi Partners LLC to solicit proxies and to distribute proxy materials for the special meeting. Okapi Partners LLC also has agreed to provide consulting and analytic services to DFC Global and to provide solicitation services with regard to banks, brokers, institutional investors and individual stockholders. The expense of soliciting proxies from stockholders, as well as preparing and mailing the notice of special meeting, the proxy statement and the proxy card(s), will be paid by DFC Global. DFC Global has agreed to pay Okapi Partners LLC (a) a fee of $15,000, (b) fees for additional campaign services, (c) a performance fee to be mutually agreed in light of effort expended and outcome achieved, anticipated to be up to $60,000 upon successful completion of the proxy solicitation, and (d) reasonable out-of-pocket expenses. DFC Global has also agreed to indemnify Okapi Partners LLC against certain liabilities and expenses, including liabilities under the federal securities laws.

Proxies may be solicited by Okapi Partners LLC or by directors, officers and employees of DFC Global (none of the employees, officers or directors of DFC Global will receive any additional compensation for such services) in person, by mail, telephone or telegraph, via the Internet or by facsimile. DFC Global anticipates that banks, brokers, nominees, custodians and fiduciaries will forward proxy soliciting material to beneficial owners of DFC Global common stock and that such persons will be reimbursed by DFC Global for the expenses incurred in doing so.

Additional Assistance

If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, you should contact:

Okapi Partners LLC

437 Madison Avenue, 28th Floor

New York, New York 10022

BANKS AND BROKERS CALL: (212) 297-0720

ALL OTHERS CALL TOLL FREE: (855) 208-8901

THE MERGER

This section of the proxy statement describes the principal aspects of the proposed merger. You are encouraged to read the merger agreement, which is attached to this proxy statement as Appendix A, and the other annexes to this proxy statement carefully and in their entirety.

Parties to the Merger

DFC Global Corp.

DFC Global is a Delaware corporation formed in 1990. DFC Global is a leading international non-bank provider of alternative financial services, principally unsecured short-term consumer loans, secured pawn loans, check cashing, gold buying, money transfers and reloadable prepaid debit cards, serving primarily unbanked and under-banked consumers through its approximately 1,500 current retail storefront locations and its multiple Internet platforms in ten countries across Europe and North America: the United Kingdom, Canada, the United States, Sweden, Finland, Poland, Spain, Romania, the Czech Republic and the Republic of Ireland. The Company’s networks of retail locations in the United Kingdom and Canada are the largest of their kind by revenue in each of those countries.

DFC Global’s principal executive offices are located at 1436 Lancaster Avenue, Suite 300, Berwyn, Pennsylvania 19312. DFC Global’s website is located at http://www.dfcglobalcorp.com. Additional information regarding DFC Global is contained in our filings with the SEC. See “Where You Can Find More Information.”

Purchaser Parties

Parent is a newly formed Delaware limited liability company. Purchaser is a newly formed Delaware limited liability company and wholly owned subsidiary of Parent. The Purchaser Parties were created solely for the purpose of engaging in the transactions contemplated by the merger agreement. Neither Parent nor Purchaser has carried on any activities other than in connection with the merger. The Purchaser Parties are entities currently owned, directly or indirectly, by Lone Star and its affiliates. Lone Star is a private equity fund affiliated with Lone Star Funds.

The address of the Purchaser Parties and Lone Star is 2711 North Haskell Avenue, Suite 1700, Dallas, Texas 75204. The telephone number of the Purchaser Parties and Lone Star is (214) 754-8300.

Upon consummation of the merger, Purchaser will merge with and into DFC Global and will cease to exist, and DFC Global will continue as the surviving corporation.

Recommendation of the Board of Directors

After deliberation and consultation with the Company’s financial and legal advisors, and acting upon the recommendation of the Special Committee, the Board has determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable to, and in the best interests of, our stockholders. The Board recommends that our stockholders vote “FOR” the Merger Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the Adjournment Proposal. See “The Merger — Background of the Merger” and “The Special Meeting — Recommendation of the Board of Directors.”

Background of the Merger

Our management and Board periodically consider various potential strategic alternatives for DFC Global in light of business, market, regulatory and economic trends and developments. These alternatives have included a sale of the Company, acquisitions by the Company, and other business initiatives intended to create or enhance stockholder value.

In April 2012, we authorized representatives of Houlihan Lokey to approach financial sponsors that potentially might have the interest and capacity to acquire the Company, to provide publicly available financial information regarding the Company to such financial sponsors and to indicate to any such financial sponsor that expressed potential interest that an introduction to the Company’s management could be arranged. Between April and June 2012, Houlihan Lokey contacted six financial sponsors to determine whether any had an interest in acquiring the Company. We entered into confidentiality and non-disclosure agreements with two of these financial sponsors, including one which we refer to herein as “Party A.” Subsequently, we received letters from Party A and another party that had not been contacted by Houlihan Lokey, in each case indicating that such party had a preliminary interest in acquiring the Company subject to significant additional due diligence.

On June 21, 2012, Houlihan Lokey reviewed with the Board preliminary financial analyses of the Company, as well as information about the parties that Houlihan Lokey had contacted, including the parties which had expressed interest. At that time, the Board engaged Houlihan Lokey to provide investment banking services to the Company in connection with the consideration of a potential sale of the Company.

In June and July 2012, our management had preliminary discussions with Party A and the other interested party concerning our business, products and strategic plans. We established an electronic data room with requested due diligence documents, and Party A and the other interested party began their business and financial due diligence.

In July 2012, representatives of Houlihan Lokey had discussions with one of the six financial sponsors it originally contacted, which then expressed an interest in having further discussions with the Company concerning a potential acquisition. On July 17, 2012, that party entered into a confidentiality and non-disclosure agreement with the Company and was provided access to the electronic data room.

During July and August 2012, our management met separately with representatives of Party A and the other two parties that had signed confidentiality and non-disclosure agreements to discuss the Company and its operations, and representatives from the three parties continued to conduct business and financial due diligence on the Company.

In August 2012, one of the three parties notified us that it was no longer interested in pursuing an acquisition of the Company. In October 2012, Party A and the other party notified us that each was no longer interested in pursuing an acquisition of the Company.

In October 2012, we authorized representatives of Houlihan Lokey to approach additional financial sponsors and strategic buyers that potentially might have the interest and capacity to acquire the Company, to provide publicly available financial information regarding the Company to such parties and to indicate to any such parties expressing potential interest that an introduction to the Company management could be arranged. From October 2012 until October 2013, Houlihan Lokey contacted 35 additional financial sponsors and three potential strategic buyers of the Company. This broad canvassing led to no interest from potential buyers, other than Party A, another party which we refer to herein as “Party B” and Lone Star, all of whom are financial sponsors.

During this same period of time, there were significant developments in the U.K. regulatory environment in which we operate. Prior to April 1, 2014, in the United Kingdom, our consumer lending activities were primarily regulated by the Office of Fair Trading (the “OFT”), which was responsible for licensing and regulating companies that offered consumer credit. In February 2012, the OFT began an extensive review of the short-term consumer lending sector to assess its compliance with the Consumer Credit Act and the OFT’s irresponsible lending guidance. The review included 50 of the largest companies offering unsecured short-term consumer loans, including our U.K. consumer lending companies, MEM Consumer Finance Ltd., Instant Cash Loans Ltd. and Express Finance (Bromley) Ltd. In November 2012, the OFT issued debt collection guidance. Under the debt collection guidance, consumer credit providers were required to more specifically disclose to customers the use of continuous payment authority (a type of automatic payment authorization that is linked to a credit card, debit card or some other funded account), and were also required to suspend the use of continuous payment authority to collect defaulted debts from a customer whom we believed to be experiencing financial hardship. As a result of these actions, and in conjunction with self-imposed restrictions proposed by the Consumer Finance Association, a leading industry trade association in the United Kingdom, we began to modify our U.K. lending operations in anticipation of the significant industry-wide regulatory changes that were likely to be implemented by the OFT. This included imposing certain limitations on our use of continuous payment authority, considering broader affordability assessments and exercising greater forbearance where customers were in financial difficulty. We initially anticipated that these modifications would not have a negative long-term impact on our business. However, as discussed below, we determined at the end of our third quarter of fiscal year 2013 that these modifications and the regulatory uncertainty in the United Kingdom were likely to negatively impact our business for the foreseeable future.

The OFT issued its final report on the outcome of its sector review on March 6, 2013, in which it indicated that the reviewed short-term consumer lenders would receive letters from the OFT that would include specific findings for each such lender. Each of our U.K. businesses received a letter from the OFT, dated in either March or April 2013, which specified required actions in a number of compliance areas. Our U.K. businesses engaged an independent consulting firm to advise on the requirements in the letters and provided responses to the OFT in May and July 2013 confirming the actions taken in response to the OFT letters.

Commencing in the third quarter of fiscal year 2013, we began to see the impacts of operational modifications resulting from regulatory and trade association changes in the United Kingdom, as well as the resulting negative impact on our overall results of operations. After the release of the OFT report on the outcome of its sector review on March 6, 2013, the market price of our common stock declined from $19.56 on the trading day before the report was released to $16.64 on March 28, 2013. On April 1, 2013, we announced selected preliminary results for the third fiscal quarter ended March 31, 2013 and lowered our earnings guidance for fiscal year 2013. The closing price of our common stock declined to $13.04 per share on April 1, 2013 from $16.64 on the previous trading day.

In May 2013, representatives of Houlihan Lokey met with Party B, a financial sponsor. Representatives of Party B expressed an interest in learning more about the Company and, as a result, Houlihan Lokey provided them with publicly available information.

Representatives of Houlihan Lokey met again with representatives of Party B in June 2013, at which time Party B expressed a potential interest in speaking with Party A to discuss possibly collaborating in a purchase of the Company. The Company agreed to authorize such discussions, and Houlihan Lokey so informed Party B and Party A.

On August 8, 2013, Jeffrey Weiss, our Chief Executive Officer, and representatives of each of Houlihan Lokey, Party A and Party B met at the offices of Party B to discuss our business, products and strategic plans, all based on information that was publicly available at the time.

On August 22, 2013, we announced our fourth fiscal quarter and full fiscal year 2013 results of operations and provided Adjusted EBITDA guidance for fiscal year 2014. As we disclosed after the third fiscal quarter, our operations continued to be negatively impacted by regulatory change and uncertainty in the United Kingdom. In addition, our pawn lending business continued to be negatively impacted by the significant drop in the price of gold. We did not provide fiscal year 2014 earnings per share guidance at that time due to uncertainty regarding the potential impact from an anticipated refinancing of the outstanding $600 million 10.375% Senior Notes issued by our Canadian subsidiary (the “2016 Notes”) and the challenges of estimating the tax consequences of this impact. On August 23, 2013, the closing price of our common stock declined to $11.31 per share from $15.90 on the previous trading day.

On September 13, 2013, representatives of Houlihan Lokey, Party A and Party B met at the offices of Party B to further discuss, based on publicly available information, our business, products and strategic plans and a potential acquisition of the Company.

On September 30, 2013, we entered into a confidentiality and non-disclosure agreement with Party A because our previous such agreement had terminated.

On or about September 30, 2013, we entered into a confidentiality and non-disclosure agreement with Party B and a letter agreement with Party B allowing it to discuss a possible joint acquisition of the Company with Party A.

In October 2013, the FCA issued a consultation paper addressing how it proposed to regulate the consumer credit industry when it assumed regulatory authority on April 1, 2014. Although the positions announced in the consultation paper were not yet binding on the industry, they provided an indication of the positions that could be included in final FCA action, including significant changes in marketing of short-term credit products, loan rollover restrictions and limitations on continuous payment authority and marketing practices for lenders in our industry.

On October 28, 2013, Mr. Weiss, Randy Underwood, our Chief Financial Officer, and Jeff Wheatley, our Managing Director – Global Strategy and Development, and representatives of Houlihan Lokey, Party A and Party B met at the offices of Party A to discuss further our business, products and strategic plans and a potential acquisition of the Company.

On October 30, 2013, representatives of Houlihan Lokey discussed the Company in a conference call with Grant Wilbeck, Matt Meredith, Kevin Barner and other representatives of Lone Star. Lone Star expressed an interest in learning more about the Company and, as a result, Houlihan Lokey arranged for a telephone introduction of the Lone Star representatives to Mr. Weiss.

On October 30, 2013, we entered into a confidentiality and non-disclosure agreement with Lone Star.

On November 6, 2013, Mr. Weiss, in a conference call, discussed our business, products and strategic plans with Messrs. Wilbeck, Meredith and Barner and other representatives of Lone Star and representatives of Houlihan Lokey.

On November 13, 2013, Messrs. Weiss, Underwood, Wheatley Wilbeck, Meredith and Barner and representatives of Houlihan Lokey met in New York City to further discuss our business, products and strategic plans and a possible acquisition of the Company.

In the fall of 2013, we undertook a proposed refinancing of the 2016 Notes. In addition to the 2016 Notes, we have outstanding approximately $386 million of debt that either matures, or is redeemable by its holders, within the next 2 1⁄2 years. In order to maintain our liquidity and grow our business with our current capital structure, we will need to refinance this debt. In November 2013, we began marketing a private offering of senior notes to institutional investors, the net proceeds of which were expected to be approximately $630 million and would refinance the 2016 Notes. However, on November 22, 2013, the underwriters leading the offering informed us that there was not sufficient investor interest in the offering, and as a result we terminated the offering. On November 25, 2013, an announcement was made in the United Kingdom that the government had agreed to implement a total cost of credit cap for the products in our sector no later than January 1, 2015, a reversal of the government’s previous announced position on rate caps.

On November 25, 2013, representatives of the Company provided to representatives of Party A, Party B and Lone Star certain financial information about the Company, including summary projections prepared by the management of the Company.

The per share closing price of our common stock declined from $13.15 per share on November 21, 2013 (immediately prior to the announcement of the termination of the notes offering) to $10.01 per share on November 29, 2013, the last trading day of November 2013.

On December 5, 2013, Messrs. Weiss, Underwood and Wheatley discussed the financial information and summary projections provided to Lone Star in a conference call with representatives of Lone Star and Houlihan Lokey.

On December 6, 2013, Messrs. Weiss, Underwood and Wheatley discussed the financial information and summary projections provided to Party A and Party B in a conference call with representatives of Party A, Party B and Houlihan Lokey.

On December 11, 2013, representatives of our U.K. management met with representatives of the OFT to review the impact of the changes made to our U.K. business as a result of the March and April 2013 OFT letters and to discuss the modifications to our U.K. business that we anticipated making in connection with the change in regulatory authority of our industry from the OFT to the FCA on April 1, 2014.

On December 12, 2013, Party B informed Houlihan Lokey that it was no longer interested in pursuing an acquisition of the Company.

On December 12, 2013, we received a written preliminary non-binding indication of interest from Lone Star to acquire all of our outstanding common stock at a price of $12.16 per share, subject to due diligence.

On December 16, 2013, we engaged Houlihan Lokey, whose prior 2012 engagement letter with us had terminated, to provide investment banking services to the Company in connection with the consideration of a potential sale of the Company.

On December 17, 2013, the Company agreed to permit Lone Star to conduct its requested due diligence review.

On December 17, 2013, we received a written preliminary non-binding indication of interest from Party A to acquire all of our outstanding common stock at a price of $13.50 per share, subject to due diligence.

On December 19, 2013, we invited Party A to continue its business, financial and legal due diligence.

From December 19, 2013 to January 8, 2014, we established a new data room with requested due diligence documents, and Lone Star, Party A and their respective advisors began their business, financial and legal due diligence. We subsequently added requested documents to the data room periodically throughout the negotiation process.

From January 8, 2014 to January 14, 2014, representatives of the Company held several conference calls with representatives of Lone Star to discuss our business, operations and strategic plans, including with respect to the industry in which we operate and the regulatory environment in the United Kingdom.

On January 23, 2014, management of the Company, including Messrs. Weiss, Underwood and Wheatley, met in person at an off-site location with representatives of Lone Star and its potential financing sources and representatives of Houlihan Lokey, to discuss our operations, business and strategic plans and to discuss the potential acquisition of the Company.

On January 24, 2014, management of the Company, including Messrs. Weiss, Underwood and Wheatley, met in person at an off-site location with representatives of Party A and its potential financing sources and representatives of Houlihan Lokey, to discuss our operations, business and strategic plans and to discuss the potential acquisition of the Company.

On January 29, 2014, the Board held a regularly scheduled meeting, with representatives of Company management, Pepper Hamilton LLP, our outside legal counsel (“Pepper Hamilton”), and Houlihan Lokey present. Mr. Weiss reviewed with the Board the non-binding preliminary indications of interest to acquire the Company from Lone Star and Party A, as previously discussed with the directors. In addition, representatives of Houlihan Lokey provided the Board with an update on the process with Lone Star and Party A and indicated that both parties had been requested, at the direction of the Company, to provide definitive proposals on or about March 1, 2014, in order for the Board to determine whether pursuing a possible sale of the Company would be in the best interest of the Company’s stockholders.

At the January 29, 2014 Board meeting, the Company’s management provided a detailed presentation to the directors on the results of operations for the second quarter of fiscal year 2014 and the impact that the continued regulatory transition in the United Kingdom, the further decline in the commodity price of gold, and the increasing weakness in the value of the Canadian dollar had on the Company’s business and the expected impact on the full fiscal year forecasted earnings.

On January 30, 2014, we announced our second quarter of fiscal year 2014 results of operations and a reduction of our guidance range of Adjusted EBITDA for fiscal year 2014 to between $170.0 million and $200.0 million, as compared to our previous range of between $200.0 million and $240.0 million, and diluted pro forma operating earnings per share guidance to between $0.35 and $0.80 as compared to our previous guidance range of between $0.65 and $1.27 per share. The closing price of our common stock declined to $7.52 per share on January 31, 2014 from $10.57 on the immediately preceding trading day.

On February 3, 2014, we announced that Norman Miller, our President and Chief Operating Officer, had resigned to pursue other interests in a non-competing industry and that Michael Hudachek, our then Senior Vice President of Global Collections, had been appointed Chief Operating Officer.

Between January 30, 2014 and February 18, 2014, representatives of the Company discussed in several separate conference calls with representatives of Lone Star and Party A and their respective advisors our business, operations and strategic plans.

On February 14, 2014, the Board met by conference call, with representatives of the Company’s management, Pepper Hamilton and Houlihan Lokey present. At the meeting, the Company’s management reviewed a revised five-year financial forecast. The January 30, 2014 announcement containing our fiscal year 2014 earnings guidance reduction, along with U.K. regulatory changes anticipated to be included in the final FCA rules and oversight, formed the principal basis for the revised five-year financial forecast. After discussion, the Board unanimously authorized the revised forecast (the “February forecast”).

On February 14, 2014, we provided the February forecast to Lone Star and Party A and discussed the forecast in several separate conference calls with each.

Houlihan Lokey, at the direction of the Company, requested that both parties complete their due diligence and provide definitive proposals with financing commitments on or about March 1, 2014.

On February 18, 2014, our U.K. management responsible for the transition from regulation by the OFT to regulation by the FCA attended a previously scheduled meeting with representatives of the OFT. During the meeting, our representatives provided an update to the representatives of the OFT as to the progress of our efforts to become compliant with the new rules and regulations that were anticipated to be implemented by the FCA once it assumed governing authority on April 1, 2014. The representatives of the OFT reviewed with our representatives the readiness of our U.K. operations for the regulatory requirements under the FCA, and posed questions concerning our U.K. management structure and our operations relating to affordability assessments, rollovers, relending and forbearance.

On February 18, 2014, Messrs. Weiss, Underwood and Wheatley and representatives of Houlihan Lokey discussed in a conference call with Lone Star and its potential financing sources the February forecast.

On February 19, 2014, management of the Company, including Messrs. Weiss, Underwood and Wheatley, met in person at an off-site location with representatives of Party A and its potential financing sources and representatives of Houlihan Lokey, to discuss our operations, business and strategic plans in light of the February forecast, and to further discuss the potential acquisition of the Company.

On February 20, 2014, management of the Company, including Messrs. Weiss, Underwood and Wheatley, met in person at an off-site location with Messrs. Wilbeck and Barner, other representatives of Lone Star and representatives of Houlihan Lokey, to discuss our operations, business and strategic plans in light of our February forecast, and to further discuss the potential acquisition of the Company.

On February 21, 2014, we entered into confidentiality and non-disclosure agreement with one of Party A’s potential debt financing sources, and such debt financing source was then provided access to the electronic data room.

On February 21, 2014, we provided drafts of a merger agreement (including a “go-shop” provision which would authorize the Company to seek a superior offer for a specified period after entering into the merger agreement) relating to the acquisition of the Company and a limited guarantee by the financial sponsor prepared by Pepper Hamilton to Party A and Lone Star and requested that each submit their comments to the agreements when they submitted their acquisition proposals on or about March 1, 2014.

On February 25, 2014, management of the Company, including Messrs. Underwood and Wheatley, met in person at the Company’s corporate office (with representatives of Houlihan Lokey participating by telephone) with representatives of Party A and its potential financing sources, to discuss our operations, business and strategic plans and to discuss the potential acquisition of the Company.

On February 28, 2014, we received a written proposal from Lone Star to acquire all of our outstanding common stock for a purchase price of $11.00 per share. Lone Star provided signed commitment letters from two potential financing sources to provide financing that was sufficient to consummate the acquisition as well as a draft merger agreement prepared by Gibson, Dunn & Crutcher LLP, outside counsel to Lone Star (“Gibson Dunn”). The proposal from Lone Star required the Company to agree to a 45-day exclusivity period during which the parties would negotiate definitive terms of the transaction. Lone Star indicated in its letter that the proposed purchase price took into account (i) regulatory changes in the U.K. market, (ii) the February forecast, (iii) a reduction in the availability of acquisition financing available from Lone Star’s financing partners in light of the February forecast, (iv) continuing U.S. regulatory scrutiny of payday lending and other alternative financial services products, (v) recent volatility in the Company’s stock price and (vi) the weakness in the value of the Canadian dollar. The draft merger agreement provided by Lone Star did not contain either a “go-shop” period or the right of the Company to terminate the merger agreement in the event of an unsolicited superior offer after the execution of the merger agreement.

On February 28, 2014, the FCA published its Handbook, which confirmed and clarified the final form of the rules and limitations to which we would be subject under the FCA authority. In addition, on February 28, 2014, we received a letter from the OFT addressing our earlier February meeting with its representatives and indicating that OFT had serious concerns about the ability of our U.K. operations to meet the enhanced regulatory requirements of the FCA. The letter requested additional information relating to certain areas of concern and requested a written response on these areas. The publication of the Handbook and the receipt of the OFT letter caused management to assess required changes to the Company’s U.K. operations and the timing and likely consequences thereof.

On March 2, 2014, the Board held a meeting by conference call at which representatives of the Company’s management, Pepper Hamilton and Houlihan Lokey were present. Mr. Weiss summarized the proposal that the Company received from Lone Star, copies of which had been provided to the Board in advance of the meeting. Representatives of Houlihan Lokey reviewed with the Board a summary of the terms of the proposal and its financial analysis of the proposal. After representatives from Houlihan Lokey reported that no indication of interest had been received from Party A, the Board directed Houlihan Lokey to inform Lone Star that the Company had not yet accepted its proposal and that the Board would consider the proposal further at an upcoming Board meeting.

On March 3, 2014, Party A notified us that it was no longer interested in pursuing an acquisition of the Company.

On March 5, 2014, the Board held a meeting at the offices of Pepper Hamilton at which representatives of the Company’s management, Pepper Hamilton and Houlihan Lokey were present. Prior to the meeting, the proposal from Lone Star and an analysis of the proposal by Houlihan Lokey were distributed to the directors. At the meeting, representatives of Houlihan Lokey reviewed with the Board the background of the original preliminary indications of interest from Lone Star and Party A, including the decision of Party A not to move forward at this time. Representatives of Houlihan Lokey reviewed a financial analysis of the Lone Star proposal and summarized the contacts that Houlihan Lokey had with potential buyers on behalf of the Company in 2013 and earlier. A representative of Pepper Hamilton reviewed with the Board its fiduciary duties under Delaware law. The Board had an extensive discussion of the February 28, 2014 letter from the OFT and the February 28, 2014 release of the Handbook by the FCA, management’s initial assessment of the impact of these developments on the Company’s business and its financial projections, and the likely impact on the Company’s share price when these new developments were factored into the Company’s fiscal year 2014 and 2015 forecasts, as well as the Company’s refinancing, management succession and goodwill impairment risks.

Management recommended, and the Board concurred, that the Board should continue to evaluate whether a sale of the Company would be in the best interest of the Company and its stockholders at the current time. The Board also established a special committee of independent directors (the “Special Committee”) to facilitate the Board’s evaluation of whether a sale of DFC Global would be in the best interests of DFC Global and its stockholders, to evaluate all proposals which may be made with respect to a possible sale of DFC Global and to control and direct the negotiation of the terms and conditions of any such proposals, subject to Board approval. The Special Committee met separately, with the other members of the Board other than Mr. Weiss in attendance by invitation, and concluded that if a satisfactory proposal were received from Lone Star, the Special Committee would authorize the Company to grant the requested exclusivity. The Board and the Special Committee directed representatives of Houlihan Lokey to provide Lone Star with the letter from the OFT and to inform Lone Star that the Board and the Special Committee were continuing to evaluate its proposal and that it should increase the purchase price in its proposal.

On March 5, 2014 and March 6, 2014, at the direction of the Board and the Special Committee, representatives of Houlihan Lokey, in several conference calls, discussed the proposal with representatives of Lone Star.

On March 7, 2014, at the direction of the Special Committee, representatives of Houlihan Lokey contacted a representative of Lone Star by telephone to confirm that the Board and the Special Committee would be supportive of granting exclusivity at a proposed price of $12.00 per share.

On March 9, 2014, we received a revised proposal from Lone Star to acquire all of our outstanding common stock for a purchase price of $12.00 per share. The proposal continued to request a 45-day exclusivity period and added as an additional condition to the consummation of a transaction the completion of additional regulatory due diligence in the United Kingdom and elsewhere.

On March 10, 2014, the Special Committee met by conference call at which representatives of Pepper Hamilton and Houlihan Lokey were present. Representatives of Houlihan Lokey reviewed with the Board the revised proposal from Lone Star, including that representatives of Lone Star had indicated that the price in the proposal was a “best and final” price and that Lone Star indicated that it was not willing to agree to a “go shop” provision. Representatives of Houlihan Lokey reviewed with the Special Committee Houlihan Lokey’s financial analysis of the proposal and reviewed potential buyers of the Company previously contacted by Houlihan Lokey. The Special Committee invited Mr. Weiss to join the meeting for the discussion of those prior contacts. After further discussion of the proposal, the Special Committee unanimously approved the grant of exclusivity requested by Lone Star, subject to final negotiation of its terms.

On March 10, 2014 and March 11, 2014, representatives of Pepper Hamilton and Gibson Dunn negotiated the final terms of the exclusivity provision (including a term expiring on March 31, 2014, subject to extension under certain circumstances), and on March 11, 2014, the Company executed the letter agreement agreeing to the exclusivity provision with Lone Star.

On March 13, 2014, the Special Committee met by conference call at which representatives of Pepper Hamilton and Houlihan Lokey were present. A representative of Pepper Hamilton reviewed with the Special Committee the significant issues in the proposed merger agreement that had been provided by Lone Star, including Lone Star’s rejection of the Special Committee’s request for a “go-shop” provision. After continued discussion, the Special Committee determined that it would consider accepting the rejection of the “go-shop” provision if Lone Star would agree to a bifurcated termination fee concept, which would result in a lower termination fee with respect to an unsolicited superior proposal within a specified period of time after the signing of the merger agreement.

Between March 14, 2014 and March 19, 2014, representatives of our management and representatives of Lone Star’s advisors met in person and by conference call several times to discuss U.K. regulatory issues and to answer questions posed by Lone Star’s advisors relating to the February 28, 2014 letter received from the OFT.

On March 15, 2014, Pepper Hamilton sent Gibson Dunn our comments on the draft merger agreement that Lone Star had included with its proposal. From March 15, 2014 until April 1, 2014, the Company and Lone Star, and our respective legal counsel, negotiated the terms of the merger agreement.

On March 21, 2014, the Special Committee met by conference call at which representatives of Pepper Hamilton and Houlihan Lokey were present. A representative of Pepper Hamilton reviewed with the Special Committee the significant issues in the proposed merger agreement, including that Lone Star had indicated that it would now require a closing condition relating to U.K. regulatory matters. The representative of Pepper Hamilton also informed the Special Committee that Lone Star indicated that it did not intend to have any discussions with management as to post-closing ownership, employment or compensation arrangements until after execution of the merger agreement. After further discussion, the Special Committee directed the Company’s management and representatives of Pepper Hamilton to continue negotiating the terms of the merger agreement.

On March 24, 2014, Mr. Weiss met with Messrs. Wilbeck and Barner and other representatives of Lone Star at Lone Star’s office in Dallas, Texas to discuss management’s view of the current state of the business and U.K. regulatory matters, as well as other general business and industry issues.

On March 24, 2014, the Special Committee met by conference call at which representatives of Pepper Hamilton and Houlihan Lokey were present. A representative of Pepper Hamilton reviewed with the Special Committee the significant issues in the proposed merger agreement, including the terms of the FCA Conditions requested by Lone Star and that Lone Star had agreed to the bifurcated termination fee concept previously discussed with the Special Committee. The representative of Pepper Hamilton informed the Special Committee that the proposed terms of the closing condition had been discussed in detail with the Company’s U.K. regulatory counsel. After discussion, the Special Committee directed the Company’s management and representatives of Pepper Hamilton to continue to negotiate the terms of the merger agreement, including the terms of the FCA Conditions based on the input from the Company’s U.K. regulatory counsel.

On March 24, 2014, we responded in writing to the concerns raised by the OFT in its February 28, 2014 letter. The response was in advance of an in person meeting that our U.K. management team had arranged with representatives of the OFT to be held on March 26, 2014. In the written response, we outlined certain proposed changes to our U.K. business to comply with the rules and principles set forth in the Handbook and the impact that these changes would have on our business model and our fiscal year 2015 results of operations in the United Kingdom. The revised fiscal year 2015 U.K. forecast contained in the OFT response letter reflected certain different assumptions than those underlying the February forecast. Our management team had continued to review the overall Company financial forecast, which it had begun after the publication of the Handbook on February 28, 2014, and had recognized that a reduction in our projected Adjusted EBITDA for fiscal year 2014 likely would be necessary upon completion of the review. This was communicated to representatives of Lone Star, who responded that such a reduction was likely to reduce the per share purchase price in its proposed acquisition of the Company.

On March 26, 2014, members of our senior U.S. and U.K. management met with representatives of the OFT to discuss the concerns raised by the OFT in its February 28, 2014 letter and our response in our March 24, 2014 letter to the OFT.

On March 26, 2014, the Special Committee met by conference call at which representatives of Pepper Hamilton and Houlihan Lokey were present. The Special Committee reviewed the revised U.K. fiscal year 2015 forecast prepared by management that was contained in the OFT response letter and the likelihood that management’s projected Adjusted EBITDA for fiscal year 2014 would require further reduction. A representative of Pepper Hamilton confirmed to the Special Committee that Lone Star requested that the merger agreement be executed by March 28, 2014. After discussion of the issues presented by the financial projections, the Special Committee requested that representatives of Houlihan Lokey continue to work with the Company’s management to provide management’s revised preliminary projected Adjusted EBITDA for fiscal year 2014 to Lone Star.

On March 26, 2014, we announced, on a Periodic Report on Form 8-K filed with the SEC, that we had been informed of a purported class action lawsuit filed against us, certain of our senior executives and directors, and the two underwriters who served as joint book-running managers for our April 7, 2011 common stock offering. The complaint, which purports to be brought as a class action on behalf of purchasers of our common stock in the 2011 offering, alleges violations of federal securities laws regarding disclosures made by us with respect to our prospectus and registration statement. The complaint seeks unspecified monetary and other relief. As we stated in the Form 8-K, we believe that the complaint is without merit and we intend to defend against it vigorously.

On March 26, 2014, we provided to Lone Star management’s revised preliminary projected Adjusted EBITDA for fiscal year 2014.

On March 26, 2014 and March 27, 2014, representatives of our management discussed in several conference calls with representatives of Lone Star and its advisors the meeting that representatives of our senior U.S. and U.K. management had with representatives of the OFT on March 26, 2014.

On March 27, 2014, we received a revised written proposal from Lone Star to acquire all of our outstanding common stock for $9.50 per share. The letter indicated that the proposal took into consideration our revised preliminary projected Adjusted EBITDA for fiscal year 2014, the reduced amount of acquisition financing available from Lone Star’s financing partner in light of such reduction, the continued regulatory uncertainty in the United

Kingdom and the U.S., the weakness in the value of the Canadian dollar and the class action lawsuit recently filed against the Company. The letter also indicated that the price in the proposal was a “best and final” price.

On March 28, 2014, the Board met at the offices of Pepper Hamilton, with representatives of the Company’s management, Pepper Hamilton and Houlihan Lokey present. The Special Committee reviewed with the Board developments with respect to the proposed acquisition of the Company by Lone Star, including the reduction of the preliminary projected Adjusted EBITDA for fiscal year 2014 which led to Lone Star’s revised proposal. A representative of the Company’s management reviewed with the Board management’s revised preliminary projected Adjusted EBITDA for fiscal year 2014, answered questions from the Board concerning the estimate, and informed the Board that the Company’s management was preparing a revised five-year financial forecast. A representative from Pepper Hamilton informed the Board that Lone Star indicated that executing the merger agreement on April 1, 2014 was acceptable if the Board and the Special Committee decided to proceed with the transaction. Representatives of Pepper Hamilton reviewed with the Board a summary of the merger agreement and the Board’s fiduciary duties in connection with considering the sale of the Company. After considering the revised preliminary projected Adjusted EBITDA for fiscal year 2014, a timeline for completion and approval by the Board of management’s revised financial forecast, the impact of the U.K. regulatory issues on the Company’s projected performance, the reasons supporting the proposed acquisition that were considered by the Board at the meeting, and the likely impact on the Company’s common stock price when preliminary financial results for the third quarter of fiscal year 2014 were disclosed and the Company’s published guidance for fiscal year 2014 were reduced once such results and guidance were finalized, the Company’s Board directed the Company’s management to continue to negotiate the terms of the merger agreement.

On March 30, 2014, the Special Committee met by conference call, with all Board members and representatives of the Company’s management, Pepper Hamilton and Houlihan Lokey present. A representative of Pepper Hamilton reviewed with the Special Committee the status of negotiations with Lone Star, including the resolution of the U.K. regulatory closing condition. Representatives of the Company’s management reviewed management’s revised five-year financial forecast and supporting assumptions, which were provided to Special Committee members prior to the meeting, with the Special Committee. After significant discussion, the Special Committee directed management to provide the revised five-year forecast (the “March forecast”) to Lone Star and determined to further discuss the March forecast at a meeting of the Board scheduled for March 31, 2014.

On March 31, 2014, the Board met by conference call with representatives of the Company’s management, Pepper Hamilton and Houlihan Lokey present. At the meeting, the Company’s management again reviewed the March forecast. After discussion and confirmation by the Company’s management that the March forecast was reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Company’s management, the Board unanimously authorized the March forecast.

On April 1, 2014, a joint meeting of the Board and the Special Committee was held at Pepper Hamilton at which representatives of the Company’s management, Pepper Hamilton and Houlihan Lokey were present, with Messrs. Kahn, Jessick, McLaughlin, Evans and Kooper and representatives of the Company’s management participating by telephone. Prior to the meeting, the members of the Board received the merger agreement, the limited guarantee, and the Lone Star debt and equity commitment letters. At the meeting, the Board considered the terms and conditions of the proposed transaction with Lone Star. A representative of Pepper Hamilton reviewed with the Board changes in the transaction documents since the March 28, 2014 Board meeting. The Board reviewed the debt and equity commitments provided by Lone Star. At the request of the Board, Houlihan Lokey then reviewed and discussed its financial analyses. Thereafter, at the request of the Board, Houlihan Lokey verbally rendered its opinion to the Board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Board, dated April 1, 2014), as to the fairness, from a financial point of view, to the holders of DFC Global common stock of the merger consideration to be received by the holders of DFC Global common stock in the merger pursuant to the merger agreement. See “The Merger — Opinion of the Financial Advisor to the Company” and the copy of the opinion attached as Appendix B to this proxy statement.

Following the presentations and after further discussions and deliberations among the Board, the Special Committee, management and financial and legal advisors, the Special Committee unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, were in the best interest of the Company and the stockholders, and recommended that the Board approve the proposed transaction with Lone Star. The Board then determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, were in the best interest of the Company and the stockholders and unanimously adopted and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and unanimously recommended that the Company’s stockholders approve and adopt the merger agreement.

Following the Board and Special Committee meetings, on April 1, 2014, the Company and affiliates of Lone Star executed the merger agreement, and Lone Star delivered to the Company executed debt and equity commitment letters and the limited guarantee.

On April 2, 2014, we publicly announced selected preliminary third fiscal quarter 2014 results and the reduction in guidance for fiscal year 2014 through a press release. Immediately thereafter, on April 2, 2014, we publicly announced the transaction with Lone Star through the issuance of a press release.

Purposes and Reasons of DFC Global for the Merger

During the course of its deliberations on the merger, the Board held numerous meetings and consulted with the Special Committee and the Company’s senior management, financial advisor and legal counsel. During such meetings and consultations, the Board and the Special Committee reviewed, evaluated and considered numerous factors and a significant amount of information and data, including the following:

•	our directors’ knowledge of our business, financial condition, and historical results of operations as well as their views about our prospective financial performance and the current state and regulatory landscape of the industry in which DFC Global operates;

•	the Company’s current financial condition, as well as its historical financial performance and results of operations;

•	management forecasts of the Company’s financial condition and results of operations;

•	the constraints imposed on the Company’s growth by its current levels of indebtedness and the terms thereof;

•	the current macroeconomic climate and conditions in the United States and around the world, and the potential impact of these conditions on the Company’s business and prospects as an independent company;

•	current conditions in the financial market generally, as well as the historical trading prices and other statistics with respect to DFC Global common stock;

•	possible alternatives to the merger (including the option of continuing to operate DFC Global independently), the timing and the likelihood of accomplishing the business plans and strategic objectives of those alternatives, and the potential benefits and risks of those alternatives; and

•	the Company’s ability under the terms of the merger agreement to negotiate with third parties concerning certain unsolicited competing acquisition proposals if it were to receive such a proposal prior to the receipt of stockholder approval of the merger, and to terminate the merger agreement under certain circumstances subject to the payment of a termination fee of $13,254,500 ($9,467,500 if the termination related to a superior proposal received prior to April 21, 2014).

In reaching its decision to approve the merger agreement and the merger, and to recommend that the Company’s stockholders adopt the merger agreement, the Board and the Special Committee viewed the following as positive reasons to support the merger agreement and the merger:

•	the fact the merger consideration of $9.50 per share to be received by the Company’s stockholders in the merger reflects an approximate 5.8% premium to the closing price of DFC Global common stock on April 1, 2014, the trading day immediately preceding the date of the merger agreement, and a 12.6% premium to the average closing price of DFC Global common stock during the 30 days prior to the date of the merger agreement, and that those closing stock prices do not reflect the impact of the Company’s April 2, 2014 announcement of selected preliminary financial results for the quarter ended March 31, 2014 and reduced guidance for the fiscal year ending June 30, 2014;

•	the belief of the Board that as a result of our April 2, 2014 announcement of selected preliminary financial results for the quarter ended March 31, 2014 and reduced guidance for the fiscal year ending June 30, 2014, the market price of DFC Global common stock would experience significant decline and remain below its current market price for the foreseeable future if the merger were not disclosed contemporaneously with such announcement;

•	the belief of the Board that the merger consideration to be received by the Company’s stockholders in the merger provides greater certainty of value and less risk to the Company’s stockholders relative to the potential market price of DFC Global common stock due to risks to our business, noting in particular:

•	the evolving regulatory landscape in the United Kingdom, a geography in which DFC Global generated approximately half of its total revenues for the fiscal year ended June 30, 2013, and the transition to a new regulatory environment, including the Handbook of Rules and Guidance published on February 28, 2014 by the Financial Conduct Authority, which became the new principal regulator of our consumer credit sector effective April 1, 2014;

•	the Company’s need to recruit and retain qualified personnel for key management positions, especially in light of the departure in February 2014 of our former President and Chief Operating Officer and the informal communication by our Chief Executive Officer to the Board of his preference that the Company commence a search for a successor Chief Executive Officer to be in place by December 31, 2014 or as soon thereafter as practicable;

•	morale, retention and motivation issues within the Company’s ranks resulting from declines in the market price of DFC Global common stock; and

•	the Company’s need to invest in growth opportunities and diversify its product offerings and geographical operations to maintain revenue growth and profitability, and the challenges and risks associated with such investment and diversification;

•	the belief of the Board that certain financial and accounting risks may make it difficult for DFC Global to continue as an independent company, noting in particular:

•	the challenges associated with the Company’s current debt levels, including potential future covenant compliance issues;

•	the put rights at December 31, 2014 and April 1, 2015, respectively, of the holders of outstanding convertible notes aggregating in excess of $150 million, and the need to refinance the Company’s debt, particularly in light of the withdrawal in November 2013 of a senior unsecured notes offering;

•	risks associated with exchange rate fluctuations and fluctuations in the price of gold impacting the Company’s pawn business; and

•	risks related to the impairment of our goodwill as a likely consequence of declines in the price of DFC Global common stock and the risk that the report of the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2014 might contain an explanatory paragraph indicating there is substantial doubt about the Company’s ability to continue as a going concern;

•	the risks associated with ongoing stockholder litigation against DFC Global;

•	the belief of the Board that the Company’s stockholders will receive the highest price reasonably obtainable in the merger due to:

•	the belief of the Board that after negotiations with representatives of Lone Star, the Company obtained the highest price that Lone Star is willing to pay for DFC Global common stock; and

•	the fact that, on behalf of the Company, Houlihan Lokey has contacted multiple potential financial sponsors and strategic buyers, and that of the limited number of third parties expressing an interest in acquiring DFC Global, only Lone Star pursued that interest to a final proposal;

•	the belief of the Board that the merger consideration to be received by the Company’s stockholders in the merger compares favorably to a range of values of DFC Global as an independent company based on traditional valuation analyses;

•	the fact that the Company is permitted under the terms of the merger agreement, subject to certain limitations and requirements contained in the merger agreement, to furnish confidential information to, and conduct negotiations with, any third party that makes an unsolicited proposal to acquire DFC Global, and to terminate the merger agreement and accept such an unsolicited proposal under certain circumstances and subject to certain conditions, including the payment to Parent of a termination fee (including a reduced fee with respect to a superior proposal received from a third party prior to April 21, 2014), which the Board considered to be reasonable in light of market comparables for similarly situated companies conducting similar transactions;

•	the Board’s belief that in light of its knowledge of the industry in which DFC Global operates and parties interested in the industry, and the process in which the Board engaged with Houlihan Lokey to solicit interest in an acquisition of DFC Global, another party is unlikely to propose an alternative transaction that would be more favorable to the Company’s stockholders than the merger, and the fact that if such alternative transaction were proposed it could be pursued, subject to the terms of the merger agreement as described above;

•	the financial analysis reviewed by Houlihan Lokey with the Board, as well as the oral opinion of Houlihan Lokey rendered to the Board on April 1, 2014 (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Board dated April 1, 2014), as to the fairness, from a financial point of view, to the holders of DFC Global common stock of the merger consideration to be received by the holders of DFC Global common stock in the merger pursuant to the merger agreement (see “The Merger — Opinion of the Financial Advisor to the Company”);

•	the likelihood that the merger would be completed, based on, among other things:

•	that Parent had obtained committed debt and equity financing for the transaction, the customary nature of the conditions to the debt and equity financing commitments, and the obligation of Parent to use commercially reasonable efforts to obtain the financing;

•	the likelihood and anticipated timing of completing the proposed merger in light of the scope of the conditions to completion, including the fact that there were no anticipated substantive issues in connection with HSR Act and foreign regulatory clearances;

•	the fact that the merger agreement provides that, in the event of a failure of the merger to be consummated under certain circumstances, Parent will pay DFC Global a termination fee;

•	the terms of the Limited Guarantee, which provides that Lone Star will guarantee certain obligations of Parent, up to a certain amount;

•	the Company’s ability, under certain circumstances pursuant to the merger agreement, to seek specific performance to prevent breaches of the merger agreement; and

•	the Company’s ability, under certain circumstances pursuant to the merger agreement and the equity commitment letter, to seek specific performance of Parent’s obligation to cause Lone Star to make or secure equity contributions to Parent pursuant to its equity commitment letter;

•	the availability of appraisal rights under the DGCL to holders of DFC Global common stock who comply with the required procedures under the DGCL, which allow such holders to seek appraisal of the fair value of their shares of DFC Global common stock as determined by the Delaware Court of Chancery; and

•	the Board’s belief that the outside date under the merger agreement allows for sufficient time to complete the merger.

In reaching its decision to approve the merger agreement and the merger, and to recommend that the Company’s stockholders adopt the merger agreement, the Board and the Special Committee considered the following potentially negative aspects of the merger and consequences of announcing the merger, but nevertheless determined that the merger agreement and the merger are advisable and in the best interests of the Company’s stockholders:

•	the fact that the Company’s stockholders will not participate in any future growth potential or benefit from any future increase in the Company’s value resulting from potential developments in the United Kingdom regulatory environment or otherwise;

•	the restrictions contained in the merger agreement on the Company’s ability to solicit competing acquisition proposals and the requirement that DFC Global pay a termination fee to Parent in order to recommend against the current transaction or to accept a competing proposal, which may discourage third parties from making a competing proposal to acquire DFC Global;

•	the restrictions on the conduct of the Company’s business prior to the completion of the merger, which require the Company to conduct its business in the ordinary course and prevent the Company from taking certain specified actions, subject to specific limitations, all of which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•	the potential negative effects of the public announcement of the merger, including, without limitation, on the Company’s ability to retain key personnel;

•	the risk of diverting management’s focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•	the risk that the closing conditions in the merger agreement (including the FCA Conditions) would not be satisfied, that the merger would not be completed, and that the Company would be required to operate its business independently after experiencing the disruptions and negative consequences relating to the announcement and pendency of the merger described above;

•	the fact that the merger consideration consists of cash and, therefore will be taxable to the Company’s stockholders for U.S. federal income tax purposes; and

•	the possibility that DFC Global may be obligated to reimburse Parent for its expenses if the Company’s stockholders fail to approve the proposal to adopt the merger agreement.

The above discussion of the information and factors considered by the Board is not intended to be exhaustive, but rather to indicate the material matters considered. In reaching its determination and recommendation, the Board and the Special Committee did not quantify, rank or assign any relative or specific weight to any of the foregoing factors, and individual members of the Board or Special Committee may have considered various factors differently. The Board did not undertake any special determination as to whether any specific factor, or any particular aspect of any factor, supported or did not support its ultimate recommendation.

Moreover, in considering the information and factors described above, individual members of the Board or the Special Committee may have given differing weights to different factors. The Board, acting upon the unanimous recommendation of the Special Committee, based its unanimous recommendation on the totality of the information presented.

Opinion of the Financial Advisor to the Company

On April 1, 2014, Houlihan Lokey verbally rendered its opinion to the Board (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Board dated April 1, 2014) as to the fairness, from a financial point of view, to the holders of DFC Global common stock of the merger consideration to be received by the holders of DFC Global common stock in the merger pursuant to the merger agreement.

Houlihan Lokey’s opinion was directed to the Board (in its capacity as such) and only addressed the fairness, from a financial point of view, to the holders of DFC Global common stock of the merger consideration to be received by the holders of DFC Global common stock in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement describes the material provisions of Houlihan Lokey’s opinion, and does not purport to be, and is not, a complete description of Houlihan Lokey’s opinion. The full text of Houlihan Lokey’s written opinion is attached as Appendix B to this proxy statement and has additional information relating to Houlihan Lokey’s opinion, including additional information relating to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Board, any security holder of the Company or any other party as to how to act or vote with respect to any matter relating to the merger or otherwise.

In arriving at its opinion, Houlihan Lokey, among other things:

1.	reviewed the draft dated April 1, 2014 of the merger agreement;

2.	reviewed certain publicly available business and financial information relating to the Company that Houlihan Lokey deemed to be relevant, including certain publicly available research analyst estimates with respect to the future financial performance of the Company;

3.	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to Houlihan Lokey by the Company, including financial projections prepared by the management of the Company relating to the Company for the fiscal years ending June 30, 2014 through 2018 (the “Projections”);

4.	spoke with certain members of the management of the Company regarding the business, operations, financial condition and prospects of the Company, the merger and related matters;

5.	compared the financial and operating performance of the Company with that of other public companies that Houlihan Lokey deemed to be relevant;

6.	considered the publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;

7.	reviewed the current and historical market prices for DFC Global common stock, and the current and historical market prices of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant; and

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, management of the Company advised Houlihan Lokey, and Houlihan Lokey assumed, that the Projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial results and condition of the Company, and Houlihan Lokey expressed no opinion with respect to the Projections or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to Houlihan Lokey’s analyses or opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. Furthermore, Houlihan Lokey considered the results of the third-party solicitation process conducted by the Company, with Houlihan Lokey’s assistance, with respect to a possible sale of the Company.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the merger agreement and all other related documents and instruments that are referred to therein were true and correct, (b) each party to the merger agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the merger would be satisfied without waiver thereof, and (d) the merger would be consummated in a timely manner in accordance with the terms described in the merger agreement and such other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the merger would be consummated in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the merger or the Company that would be material to Houlihan Lokey’s analyses or opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the merger agreement would not differ in any respect from the draft of the merger agreement identified above in any way material to Houlihan Lokey’s analysis.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company, or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company was or may have been a party or was or may have been subject.

Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to Houlihan Lokey’s attention after the date of its opinion.

Houlihan Lokey’s opinion was furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the merger and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion and a description thereof may be included in any proxy statement distributed by the Company to the holders of DFC Global common stock and filed with the SEC in connection with the merger but may not be otherwise disclosed, reproduced, disseminated, quoted, summarized or referred to at any time without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion is attached as Appendix B to this proxy statement. Houlihan Lokey’s opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. Houlihan Lokey’s opinion was not intended to be, and does not constitute, a recommendation to the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the merger or otherwise.

Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Company, its security holders or any other party to proceed with or effect the merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the merger or otherwise (other than the merger consideration to the extent expressly specified in Houlihan Lokey’s opinion), (iii) the fairness of any portion or aspect of the merger to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of Houlihan Lokey’s opinion, (iv) the relative merits of the merger as compared to any alternative business strategies or transactions that might be available for the Company or any other party, (v) the fairness of any portion or aspect of the merger to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, Parent, their respective security holders or any other party is receiving or paying reasonably equivalent value in the merger, (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the merger, any class of such persons or any other party, relative to the merger consideration or otherwise. Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations were or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the Board, on the assessments by the Company and its advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the merger or otherwise.

In preparing its opinion to the Board, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to the Company or the proposed merger and an evaluation of the results of those analyses is not entirely mathematical. As a consequence, mathematical derivations (such as the high, low, mean and median) of financial data are not by themselves meaningful and in selecting the ranges of multiples to be applied were considered in conjunction with experience and the exercise of judgment. The estimates contained in the financial forecasts prepared by the management of the Company and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the Company. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was only one of many factors considered by the Board in evaluating the proposed merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the merger consideration or of the views of the Board or management with respect to the merger or the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between the Company and Parent, and the decision to enter into the merger agreement was solely that of the Board, acting upon the unanimous recommendation of the Special Committee.

The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the Board on April 1, 2014. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including:

•	Enterprise value calculated as the value of the relevant company’s outstanding equity securities, plus the face value of debt outstanding, plus minority interests less the amount of cash and cash equivalents on its balance sheet, as of a specified date.

•	Earnings before interest, taxes, depreciation, and amortization, adjusted to remove certain items, such as stock-based compensation and certain non-recurring items, or Adjusted EBITDA.

Unless the context indicates otherwise, enterprise values and equity values used in the selected companies analysis described below were calculated using the closing price of DFC Global common stock and the common stock of the selected companies listed below as of March 28, 2014, and transaction values for the selected transactions analysis described below were calculated on an enterprise value basis based on the announced transaction equity price and other public information available at the time of the announcement. The estimates of the future financial performance of the Company relied upon for the financial analyses described below were based on the Projections. The estimates of the future financial performance of the selected companies listed below were based on certain publicly available research analyst estimates for those companies.

Selected Companies Analysis. Houlihan Lokey reviewed certain data for selected companies, with publicly traded equity securities, that Houlihan Lokey deemed relevant. Enterprise values for the selected companies were calculated using the closing prices of the common stock of the selected companies as of March 28, 2014 and the latest financial information as of December 31, 2013 that was publicly available. Latest twelve months, or LTM, Adjusted EBITDA for the selected companies is based on the latest financial information for the twelve months ended December 31, 2013 that was publicly available. Estimated LTM Adjusted EBITDA for the Company is based on estimated financial information for the twelve months ended March 31, 2014 that was provided by management of the Company. Estimated adjusted earnings per share, or Adjusted EPS, of the Company is based on information provided by management of the Company. Estimated Adjusted EPS for the selected companies is based on analyst estimates.

The financial data reviewed included:

•	Enterprise value as a multiple of LTM Adjusted EBITDA;

•	Enterprise value as a multiple of estimated calendar year, or CY, 2014 Adjusted EBITDA;

•	Enterprise value as a multiple of estimated CY 2015 Adjusted EBITDA;

•	Stock price as a multiple of estimated CY 2014 Adjusted EPS; and

•	Stock price as a multiple of estimated CY 2015 Adjusted EPS.

The selected companies and corresponding data were as follows:

•	First Cash Financial Services, Inc.

•	Cash America International, Inc.

•	World Acceptance Corporation

•	EZCORP, Inc.

	Enterprise value as a multiple of:			Stock price as a multiple of:
	LTM Adjusted EBITDA	Estimated CY 2014 Adjusted EBITDA	Estimated CY 2015 Adjusted EBITDA	Estimated CY 2014 Adjusted EPS	Estimated CY 2015 Adjusted EPS
First Cash Financial Services, Inc.	11.5x	10.1x	9.2x	15.8x	13.9x
Cash America International, Inc.	5.9x	5.6x	5.0x	9.0x	8.2x
World Acceptance Corporation	6.7x	6.6x	6.4x	7.0x	6.0x
EZCORP, Inc.	4.6x	5.1x	4.5x	7.4x	5.9x

Median	6.3x	6.1x	5.7x	8.2x	7.1x
Mean	7.2x	6.8x	6.3x	9.8x	8.5x

Taking into account qualitative and quantitative factors with respect to the Company and the selected companies, Houlihan Lokey applied selected multiple ranges of 5.2x to 6.0x LTM Adjusted EBITDA, 5.1x to 5.6x estimated CY 2014 Adjusted EBITDA, 4.5x to 5.0x estimated CY 2015 Adjusted EBITDA, 8.0x to 10.0x estimated CY 2014 Adjusted EPS and 6.0x to 8.0x estimated CY 2015 Adjusted EPS to corresponding financial data for the Company. The selected companies analysis indicated implied per share value reference ranges (rounded to the nearest $0.25) of $2.75 to $6.50 per share of DFC Global common stock based on the selected range of multiples of LTM Adjusted EBITDA, $0.25 to $2.75 per share of DFC Global common stock based on the selected range of multiples of estimated CY 2015 Adjusted EBITDA and $5.50 to $7.50 per share of DFC Global common stock based on the selected range of multiples of estimated CY 2015 Adjusted EPS, as compared to the proposed merger consideration of $9.50 per share of DFC Global common stock. Houlihan Lokey performed selected companies analyses based on estimated CY 2014 Adjusted EBITDA and estimated CY 2014 Adjusted EPS, but the results of such analyses were not meaningful due to the Company’s negative operating results for such period.

Selected Transactions Analysis. Houlihan Lokey considered certain financial terms of certain transactions involving target companies that Houlihan Lokey deemed relevant. Enterprise values for the target companies in the selected transactions were calculated as of the public announcement date of the relevant transaction based on the estimated purchase price paid in the transaction and the latest financial information available prior to the public announcement date. LTM Adjusted EBITDA for the target companies in the selected transactions is based on the latest available financial information for the twelve months prior to the public announcement date. Estimated LTM Adjusted EBITDA for the Company is based on estimated financial information for the twelve months ended March 31, 2014 that was provided by management of the Company.

The financial data reviewed included enterprise value as a multiple of LTM Adjusted EBITDA.

The selected transactions and resulting data were as follows:

Date Announced	Target	Acquiror
2/15/2012	Advance America, Cash Advance Centers, Inc.	Grupo Elektra, S.A.B. de C.V.
8/8/2011	Retail storefront consumer finance business of CompuCredit Holdings Corporation	Advance America, Cash Advance Centers, Inc.
12/31/2010	Purpose U.K. Holdings Limited (parent of Month End Money)	DFC Global Corp.
8/2/2010	Maxit Financial, LLC	Cash America International, Inc.
4/13/2010	T.M. Sutton Limited	DFC Global Corp.
10/28/2009	Military Financial Services, LLC	DFC Global Corp.
9/16/2008	Value Financial Services, Inc.	EZCORP, Inc.
10/11/2007	CSS Financial Services, Inc.	DFC Global Corp.
7/11/2007	Herbert Brown & Son Limited	Albemarle & Bond Holdings Plc
6/7/2006	ACE Cash Express, Inc.	JLL Partners
5/1/2006	Buckeye Check Cashing, Inc.	Diamond Castle Holdings, LLC
9/8/2004	Camco, Inc.	Cash America International, Inc.

Enterprise value as a multiple of LTM Adjusted EBITDA
Low	3.7x
High	8.4x
Median	6.5x
Mean	6.5x

Taking into account qualitative and quantitative factors with respect to the Company and the target companies involved in the selected transactions, Houlihan Lokey applied selected multiple ranges of 6.0x to 6.5x LTM Adjusted EBITDA to corresponding financial data for the Company. The selected transactions analysis indicated an implied per share value reference range (rounded to the nearest $0.25) of $6.50 to $9.00 per share of DFC Global common stock based on the selected range of multiples of LTM Adjusted EBITDA as compared to the proposed merger consideration of $9.50 per share of DFC Global common stock.

Discounted Cash Flow Analysis. Houlihan Lokey performed a discounted cash flow analysis of the Company by calculating the estimated present value of the projected unlevered, after-tax free cash flows of the Company based on the Projections. Houlihan Lokey calculated terminal values for the Company by applying a range of terminal value Adjusted EBITDA multiples of 5.0x to 6.0x to the Company’s fiscal year 2018 estimated Adjusted EBITDA. In deriving the range of terminal value Adjusted EBITDA multiples, Houlihan Lokey took into account the results of the selected companies analysis. The present values of the Company’s projected future cash flows and terminal values were then calculated using discount rates ranging from 10.0% to 11.0%, derived based on a weighted average cost of capital calculation. The discounted cash flow analysis indicated an implied per share value reference range (rounded to the nearest $0.25) of $8.50 to $15.50 per share of DFC Global common stock, as compared to the proposed merger consideration of $9.50 per share of DFC Global common stock.

Other Matters

Houlihan Lokey was engaged by the Company to act as its financial advisor in connection with the merger and provide financial advisory services, including an opinion to the Board as to the fairness, from a financial point of view, to the holders of DFC Global common stock of the merger consideration to be received by the holders of DFC Global common stock in the merger pursuant to the merger agreement. We engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to provide financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Pursuant to its engagement by the Company, Houlihan Lokey is entitled to a fee equal to 0.80% of the transaction value, a portion of which became payable upon the delivery of Houlihan Lokey’s opinion and the principal portion of which is contingent upon the consummation of the merger. The Company has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or relating to Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company or any other party that may be involved in the merger and their respective affiliates or any currency or commodity that may be involved in the merger.

Houlihan Lokey and certain of its affiliates have in the past provided investment banking, financial advisory and other financial services to certain affiliates of the Company and Lone Star Funds, an affiliate of Parent, or one or more security holders, affiliates and/or portfolio companies of investment funds affiliated or associated with Lone Star Funds (collectively, the “Lone Star Group”), for which Houlihan Lokey and such affiliates have received compensation, including, among other things, having acted as co-manager in connection with the Company’s April 13, 2011 common stock offering. During the two-year period ended April 1, 2014, Houlihan Lokey did not receive any fees from the Company, and received approximately $525,000 in fees from the Lone Star Group for financial advisory services. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Company, the Lone Star Group, other participants in the merger or certain of their respective affiliates in the future, for which Houlihan Lokey and such of its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of Houlihan Lokey’s and its affiliates’ respective employees may have committed to invest in private equity or other investment funds managed or advised by Lone Star Funds, other participants in the merger or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with the Lone Star Group, other participants in the merger or certain of their respective affiliates, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, the Lone Star Group, other participants in the merger or certain of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

Certain Effects of the Merger

Pursuant to the terms of the merger agreement, at the effective time of the merger, Purchaser will be merged with and into DFC Global, with DFC Global surviving the merger as a wholly owned subsidiary of Parent.

At the effective time of the merger, each outstanding share of DFC Global common stock (other than any shares owned by the Purchaser Parties or the Company (as treasury stock or otherwise) or any of their respective wholly owned subsidiaries, or any person who properly demands appraisal of his, her or its shares pursuant to the DGCL), will be converted into the right to receive the merger consideration.

Each stock option outstanding at the effective time of the merger to purchase DFC Global common stock granted under the Company Stock Plans, whether vested or unvested, will become fully vested and be converted into the right to receive cash, without interest and net of applicable withholding taxes, in an amount equal to the product of: (i) $9.50, minus the applicable exercise price per share of the option; and (ii) the number of shares of DFC Global common stock subject to such option. If the exercise price per share of any such option is equal to or greater than $9.50, such option will be cancelled at the effective time of the merger without any cash payment being made in respect thereof.

At the effective time of the merger, each restricted stock unit granted under the Company Stock Plans will become fully earned and vested with respect to 100% of the shares of DFC Global common stock subject to the restricted stock unit and will be converted into the right to receive cash, without interest and net of applicable withholding taxes, in an amount equal to the product of: (i) $9.50; and (ii) the number of shares of DFC Global common stock subject to the restricted stock unit.

Projected Financial Information

DFC Global does not make public projections as to future performance or earnings beyond the current fiscal year due to the inherent unpredictability of the assumptions and estimates underlying such projections. However, certain non-public, unaudited projected financial information prepared by management was made available to Parent and Purchaser, as well as to the Board, the Special Committee and Houlihan Lokey, in connection with their respective considerations of the merger. We have included a summary of these financial projections to give our stockholders access to this information for purposes of considering and evaluating the merger. The inclusion of this projected financial information should not be regarded as an indication that Parent, Purchaser, the Board, the Special Committee, Houlihan Lokey, or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.

On January 30, 2014, we announced our second fiscal quarter 2014 results of operations, the reduction of our fiscal year 2014 range of projected Adjusted EBITDA to between $170.0 million and $200.0 million, as compared to our previous range of between $200.0 million and $240.0 million, and the reduction of our diluted pro forma operating earnings per share guidance to between $0.35 and $0.80, as compared to our previous guidance range of between $0.65 and $1.27 per share. See “Background of the Merger.”

On February 14, 2014, the Board reviewed management’s assessment of the impact that the revised fiscal year 2014 projected Adjusted EBITDA and changes to our U.K. operations in response to regulatory developments, would have on our projected future financial results, and based on that discussion, the Board unanimously authorized the February forecast. We provided the February forecast to the Parent, Purchaser and Houlihan Lokey for purposes of considering and evaluating the merger. The following is a summary of the material elements of the February forecast:

	February 2014 Forecast(1)
(dollars in thousands)	FY2014	FY2015	FY2016	FY2017	FY2018
Total revenue	$1,056,904	$1,086,741	$1,204,403	$1,357,982	$1,511,992
Income before income taxes	23,435	18,018	65,521	128,806	205,343
Net Income (Loss)	3,253	4,782	46,283	95,848	157,254
Adjusted EBITDA(2)	182,533	182,376	228,533	287,652	355,173

(1)	The Company’s fiscal year ends June 30.
(2)	See “Explanatory Note re: Adjusted EBITDA” below.

On February 28, 2014, the FCA published its Handbook, which confirmed and clarified the final form of the rules and limitations to which we would be subject under the FCA authority. In addition, on February 28, 2014, we received a letter from the OFT indicating that OFT had serious concerns about the ability of our U.K. operations to meet the enhanced regulatory requirements of the FCA. The publication of the Handbook and the receipt of the OFT letter caused management to assess required changes to its U.K. operations and the timing and likely consequences thereof. In light of these developments, on March 26, 2014, we provided to Parent and Purchaser management’s revised preliminary projected Adjusted EBITDA for fiscal year 2014. On March 30,

2014, we provided Parent, Purchaser and Houlihan Lokey with the March forecast, which was authorized by the Special Committee on March 30, 2014 and by the Board on March 31, 2014.

The March forecast reflected the following principal changes to the expectations of management underlying the February forecast:

•	Updated fiscal year 2014 expected financial performance based on the most recent operating results;

•	Adverse changes to foreign currency exchange rates based on the then-current market outlook;

•	Adverse impacts resulting from changes to our U.K. operations in response to regulatory developments; and

•	Expected cost reductions from the consolidation and rationalization of certain management roles and functions, the elimination of some positions, and the suspension of certain programs.

The Board and the Special Committee relied on the March forecast in connection with their evaluation and approval of the merger and the Board’s recommendation that stockholders approve the merger. Houlihan Lokey used the March forecast in connection with its financial analysis undertaken for purposes of rendering the opinion to the Board described in the section entitled “Opinion of the Financial Advisor to the Company.” The following is a summary of the material elements of the March forecast:

	March 2014 Forecast (1)
(dollars in thousands)	FY2014	FY2015	FY2016	FY2017	FY2018
Total revenue	$1,016,356	$1,082,082	$1,188,382	$1,333,418	$1,488,795
Income before income taxes	(21,517)	9,589	66,458	125,307	200,098
Net income (loss)	(34,200)	(5,564)	46,225	93,724	153,827
Adjusted EBITDA(2)	153,060	178,760	227,626	285,034	350,717

(1)	The Company’s fiscal year ends June 30.
(2)	See “Explanatory Note re: Adjusted EBITDA” below.

Estimated unlevered, after-tax free cash flows of the Company were derived from the March forecast by calculating earnings before interest and taxes, less taxes, plus depreciation and amortization, less capital expenditures, less the amount of any increase or plus the amount of any decrease in net working capital. These estimated unlevered cash flows were $11.0 million for the three months ended June 31, 2014; $31.8 million in fiscal year 2015; $52.8 million in fiscal year 2016; $80.8 million in fiscal year 2017; and $121.9 million in fiscal year 2018. Houlihan Lokey used these estimates of unlevered cash flows in connection with its financial analysis undertaken for purposes of rendering the opinion to the Board described in the section entitled “Opinion of the Financial Advisor to the Company.”

The foregoing summary of the projections is included in this proxy statement solely to give stockholders access to certain non-public, unaudited information that was made available to the Board, the Special Committee and Houlihan Lokey and is not included in this proxy statement in order to influence any stockholder to make any investment decision with respect to the merger or for any other purpose, including whether or not to seek appraisal rights with respect to the shares of Company common stock.

The projections do not give effect to the merger or the other transactions contemplated by the merger agreement. The projections were not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC regarding projections or GAAP or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of DFC Global’s management, were prepared on a reasonable basis. However, this information is not fact and should not be relied upon as being necessarily indicative of future results.

Although presented with numeric specificity, the projections reflect numerous estimates and assumptions made by DFC Global with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to DFC Global’s business, all of which are difficult to predict and many of which are beyond DFC Global’s control. The projections reflect subjective judgment in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the projections constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted, including, but not limited to, those described above under “Cautionary Statement Regarding Forward-Looking Information” and in DFC Global’s most recent SEC filings. There can be no assurance that the projections will be realized or that actual results will not be significantly higher or lower than those set forth in the projections.

The projections above cover multiple years and such information by its nature becomes less reliable with each successive year. In addition, such projections reflect assumptions of DFC Global’s management as of the time such information was prepared as to certain business decisions that were and are subject to change, and such information will be affected by DFC Global’s ability to achieve strategic goals, objectives and targets over the applicable periods. Such information cannot, therefore, be considered a guarantee of future operating results, and the information should not be relied on as such. Such information should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding DFC Global contained in DFC Global’s public filings with the SEC. None of DFC Global, the Board, the Special Committee, Houlihan Lokey or any of their respective affiliates assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projections. The projections do not take into account any circumstances or events occurring after the date the projections were prepared, including the transactions contemplated by the merger agreement or the announcement thereof. Furthermore, such projections do not take into account the effect of any failure of the merger to occur and should not be viewed as accurate or continuing in that context. None of DFC Global, the Board, the Special Committee, Houlihan Lokey or any of their respective affiliates intends to, and each of them disclaims any obligation to, update, revise or correct the information set forth above, including if any of it is or becomes inaccurate (even in the short term).

In light of the foregoing factors and the uncertainties inherent in the projections, stockholders are cautioned not to place undue, if any, reliance on such information or the fact that it is included in this proxy statement. No one has made or makes any representation to any stockholder regarding the information included in these projections.

Explanatory Note re: Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure, which, with respect to DFC Global, means earnings before interest, income taxes and depreciation and amortization, before loss (gain) on extinguishment of debt, unrealized foreign exchange loss (gain), loss (gain) on derivatives not designated as hedges, provision for (proceeds from) litigation settlements, loss (gain) on store closings and other, management fees, goodwill impairment and other charges, stock-based compensation, non-controlling interest adjustment, acquisition costs expensed and certain other adjustments.

DFC Global’s management included the projected Adjusted EBITDA in its projections because management believed such measures could be useful in evaluating the merger. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP, including net earnings (loss). DFC Global’s calculation of Adjusted EBITDA may differ from others in its industry and is not necessarily comparable with similar titles used by other companies.

Structure of the Merger

The proposed acquisition of DFC Global is structured as a merger of Purchaser with and into DFC Global, with DFC Global surviving the merger as a wholly owned subsidiary of Parent. The transaction was structured as a cash merger to provide the stockholders of DFC Global with a cash payment for all of the shares they hold and to provide a prompt and orderly transfer of ownership to the Purchaser Parties with reduced transaction costs.

Effective Time of the Merger

The merger will become effective at the time that a certificate of merger is accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by DFC Global and the Purchaser Parties and specified in the certificate of merger. Assuming the stockholders vote to adopt the merger agreement and all other conditions to the merger are satisfied or, to the extent permitted, waived, DFC Global expects to complete the merger as soon as practicable after the special meeting.

Payment of the Merger Consideration and Surrender of Stock Certificates

Prior to the effective time of the merger, Parent will deposit the cash necessary to pay the aggregate merger consideration payable to the stockholders. The paying agent will use these funds solely to pay the merger consideration to those stockholders entitled to receive such payment. The paying agent will deliver the merger consideration according to the procedures summarized below.

Promptly after the effective time, the paying agent will mail to all stockholders a letter of transmittal, and instructions advising stockholders how to surrender their stock certificates in exchange for the merger consideration. If you hold your shares in street name, your broker, bank or other nominee will provide you with instructions on how to surrender your shares of DFC Global common stock in exchange for the merger consideration. Upon surrender of your stock certificates, together with a properly completed letter of transmittal and any other items specified by the letter of transmittal, the paying agent will pay you the merger consideration and your stock certificates will be cancelled.

If your stock certificates have been lost, mutilated or destroyed, you may deliver to the paying agent an affidavit and indemnity bond (in form and substance, and with surety, reasonably satisfactory to DFC Global) instead of your stock certificates. At the effective time, DFC Global’s stock ledger with respect to shares of DFC Global common stock that were outstanding prior to the merger will be closed, and no further registration of transfers of these shares will be made.

Please do not forward your stock certificates to the paying agent without a letter of transmittal, and do not return your stock certificates with the enclosed proxy.

At and after the effective time, you will cease to have any rights as a stockholder of DFC Global, except for the right to surrender your stock certificates, according to the procedures described in this section and the letter of transmittal, in exchange for the merger consideration or, if you properly demand and perfect your appraisal rights, the right to receive the “fair value” of your shares as determined under Delaware law.

The paying agent will, on demand, return to DFC Global all cash that has not yet been distributed in payment of the merger consideration as of 12 months following the merger, plus any accrued interest, and the paying agent’s duties will terminate. Thereafter, stockholders may surrender stock certificates directly to DFC Global and receive the merger consideration. However, stockholders will in no event have any greater rights against the surviving corporation than those of general creditors of DFC Global under applicable law, and none of the Purchaser Parties or DFC Global will be liable to you for any merger consideration delivered to a public official under any applicable abandoned property, escheat or similar law.

Merger Financing

Lone Star anticipates that the total funds needed to complete the merger, including the funds needed to:

•	pay our stockholders (and holders of our other equity-based interests) the amounts due to them under the merger agreement, which, based upon the shares (and our other equity-based interests) outstanding as of the record date, would be approximately $379 million in the aggregate;

•	refinance our existing indebtedness as contemplated by the merger agreement; and

•	pay all fees and expenses related to the merger and the financing of the merger,

will be funded through a combination of:

•	equity financing to be provided by Lone Star pursuant to the Equity Commitment Letter described below;

•	either (i) a secured bridge loan facility to be provided by Jefferies Finance LLC (acting through such of its affiliates or branches as it deems appropriate) and Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate) (collectively, the “Committed Lenders”) in an aggregate principal amount of up to $750 million, or (ii) Senior Secured Notes in an aggregate principal amount of up to $750 million to be offered either pursuant to Rule 144A under the Securities Act to “qualified institutional buyers” (within the meaning of Rule 144A) or pursuant to another applicable exemption from the registration requirements of the Securities Act, in each case without any rights to registration under the Securities Act, or (iii) a combination of secured bridge loans and Senior Secured Notes in an aggregate principal amount not to exceed $750 million;

•	a draw of up to $15 million (plus an amount equal to certain original issue discount and additional fees) under a $125 million senior secured asset-based revolving loan facility to be provided by the Committed Lenders and a syndicate of other lenders as may be arranged by the Committed Lenders or their securities affiliates; and

•	cash on hand of DFC Global.

Parent has obtained the Equity Commitment Letter and the Debt Commitment Letter described below. The funding under those Commitment Letters is subject to certain conditions, including conditions that do not relate directly to the merger agreement. We believe the amounts committed under the Commitment Letters will be sufficient to complete the transaction, but we cannot assure you of that. Those amounts might be insufficient if, among other things, one or more of the parties to the Commitment Letters fails to fund the committed amounts in breach of such Commitment Letters or if the conditions to the commitments to fund the amounts set forth in such Commitment Letters are not met. The failure of Parent and Purchaser to obtain any portion of the committed financing (or alternative financing) is likely to result in the failure of the merger to be consummated. In that case, Parent may be obligated to pay a termination fee to DFC Global, as described under “The Merger Agreement — Termination Fee.” DFC Global has received the Limited Guarantee discussed below from Lone Star and thus has certain rights under the Limited Guarantee and the merger agreement to cause Lone Star to fund its equity commitment to Parent.

The consummation of the merger is not subject to any financing conditions, although funding of the financing is subject to the satisfaction of the conditions set forth in the Commitment Letters under which the financing will be provided.

Equity Financing

Parent has entered into the Equity Commitment Letter with Lone Star, dated April 1, 2014, pursuant to which Lone Star has committed to contribute to Parent, at or prior to the closing of the merger, up to an amount equal to $750 million.

Lone Star’s obligations to fund the equity financing contemplated by the equity commitments are generally subject to (a) the mutual conditions to the obligation of DFC Global, Parent and Purchaser under the merger agreement to effect the closing of the merger, and the conditions to the obligation of Parent and Purchaser under the merger agreement to effect the closing of the merger having been satisfied or waived in accordance with the terms and conditions thereof, and (b) the conditions to the debt financing under the debt commitments having been satisfied or waived in accordance with the terms and conditions thereof.

The obligation of Lone Star to fund the equity financing commitment generally will terminate upon the earlier to occur of (a) termination of the merger agreement in accordance with its terms, (b) commencement by DFC Global or any of its affiliates of a lawsuit or other proceeding asserting any claim (whether in tort, contract or otherwise) for payment under or in respect of the merger agreement, the Equity Commitment Letter, the Limited Guarantee or the transactions contemplated thereby against any of Lone Star’s representatives other than, solely in the case of the Limited Guarantee and to the extent provided therein, Lone Star (other than Company seeking to cause Parent to enforce the Equity Commitment Letter as contemplated in the following subclause), (c) any person, other than Parent (acting through its board of managers) or DFC Global, seeking to enforce or cause Parent to enforce the Equity Commitment Letter, and (d) payment in full by Lone Star of its obligations under the Limited Guarantee.

Debt Financing

On April 1, 2014, Parent received the Debt Commitment Letter from the Committed Lenders to provide, severally but not jointly, upon the terms and subject to the conditions set forth in the Debt Commitment Letter, senior secured financing consisting of (i) the Bridge Loan Facility in an aggregate principal amount of up to $750 million, and (ii) the $125 million Revolving Credit Facility, of which up to $15 million plus any amount needed to fund any original issue discount or additional upfront fees required to be funded on the closing date of the merger with respect to the Revolving Credit Facility. In addition, the Committed Lenders will provide an aggregate amount of up to $80 million to backstop outstanding letters of credit.

Unless otherwise agreed by the parties, the Debt Commitment Letter will terminate on the earliest to occur of (w) October 1, 2014, (x) the Outside Date (as defined in the merger agreement), (y) the termination of the merger agreement in accordance with its terms in the event the merger is not consummated and (z) the consummation of the merger (regardless of whether either or both of the Debt Facilities are funded on such date).

In lieu of borrowing all or a portion of the Bridge Loan Facility, Parent or an affiliate is expected to issue the Senior Secured Notes in an aggregate principal amount of up to $750 million. Although the terms of the Senior Secured Notes remain subject to negotiation and market conditions, the indentures governing the notes are expected to contain certain customary covenants. The Senior Secured Notes will be offered either pursuant to Rule 144A under the Securities Act to “qualified institutional buyers” (within the meaning of Rule 144A) or pursuant to another applicable exemption from the registration requirements of the Securities Act, in each case without any rights to registration under the Securities Act.

If all or a portion of the Senior Secured Notes are not issued on or prior to the closing date of the merger, the Committed Lenders have committed to provide the Bridge Loan Facility in lieu of any Senior Secured Notes that are not issued. If the Bridge Loan Facility is not paid in full on or before the first anniversary of the completion of the merger (the “Conversion Date”), the senior secured bridge loans will convert into senior secured term loans maturing six years after the completion of the merger (the “Extended Term Loans”). On and after the Conversion Date, holders of the Extended Term Loans may require the Borrower to exchange the Extended Term Loans held by such holders for senior secured exchange notes maturing six years after the completion of the merger in an equal principal amount.

The “Borrower” initially refers to an affiliate of Purchaser which, immediately following the merger, will own 100% of the equity of DFC Global.

The debt financing is conditioned on the consummation of the merger in accordance with the merger agreement, as well as other conditions, including, but not limited to:

•	the Borrower having engaged one or more investment banks to sell the Senior Secured Notes or similar securities to be used to refinance the Bridge Loan Facility, having ensured that the investment banks have received a customary preliminary offering memorandum or preliminary private placement memorandum and other customary marketing materials, and have been afforded a marketing period of at least 15 business days (subject to certain blackout dates) following receipt of such marketing materials;

•	the execution and delivery by the Borrower and guarantors of definitive documentation, consistent with the Debt Commitment Letter;

•	the delivery of customary closing documents, including customary legal opinions, customary officers’ certificates, customary evidence of existing insurance, and a solvency certificate;

•	the repayment of certain specified existing indebtedness of DFC Global and its subsidiaries;

•	the receipt of the equity financing by Parent;

•	subject to certain limitations, the execution and delivery of guarantees by the guarantors and the taking of certain actions necessary to establish and perfect a security interest in specified items of collateral;

•	delivery of certain audited, unaudited and pro forma financial statements;

•	delivery of such information as is customarily delivered by a borrower and necessary for the preparation of a customary confidential information memorandum and the Committed Lenders having been afforded a marketing period of at least 15 business days (subject to certain blackout dates) following receipt of such information;

•	the payment in full of all fees, expenses and other amounts payable under the Debt Commitment Letter;

•	receipt by the Committed Lenders of customary documentation and other information about the Borrower and guarantors required under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act);

•	the absence of a Material Adverse Effect (as defined in “The Merger Agreement — Material Adverse Effect”) from June 30, 2013 through the date of the merger agreement or since the date of the merger agreement; and

•	the accuracy of representations in the merger agreement that are material to the interests of the Committed Lenders, but only to the extent that their inaccuracy would give Parent the right to terminate the merger agreement; and

•	the accuracy of certain specified representations and warranties made by the Borrower and the guarantors in the definitive documentation for the applicable Debt Facilities.

The Debt Commitment Letter is not subject to a due diligence condition or “market out” condition, which would allow the Committed Lenders to not fund their respective commitments if the financial markets are materially adversely affected.

Limited Guarantee

Lone Star has provided us with a Limited Guarantee of the full and prompt payment and performance of certain payment obligations of Parent and Purchaser arising under the merger agreement (including payment of the $22,722,000 termination fee) as limited pursuant to the terms of the merger agreement; provided that Lone Star’s liability under the Limited Guarantee will not exceed the sum of $22,722,000, the amount of certain payment obligations of Parent and Purchaser to reimburse DFC Global for expenses incurred in connection with providing assistance to Parent in connection with the debt financing, and the amount of any interest which may be payable under the merger agreement as a result of the late payment of the termination fee payable by Parent.

Interests of DFC Global’s Directors and Executive Officers in the Merger; Potential Conflicts of Interest

In considering the recommendation of the Board with respect to the transaction, you should be aware that our executive officers and directors may have interests in the transactions contemplated by the merger agreement that are different from, or in addition to, those of our stockholders generally. The Board was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and the merger and the transactions contemplated by the merger agreement, and to recommend that you vote “FOR” the proposal to adopt the merger agreement (Proposal No. 1) and “FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the named executive officers of DFC Global in connection with the merger as disclosed in “The Merger — Potential Change of Control Payments to Named Executive Officers,” (Proposal No. 2).

Continued Employment

Lone Star has informed the Company that Lone Star does not have its own preferred management team available for appointment after the merger closes. However, Lone Star has yet to inform the Company whether all current members of management will continue with the Company following the merger. Our current Chief Executive Officer has informally communicated to both Lone Star and the Board his preference that the Company commence a search for a successor Chief Executive Officer to be in place by December 31, 2014 or as soon thereafter as practicable. Accordingly, Lone Star has engaged a consultant to assist Lone Star in finding a new Chief Executive Officer and it is Lone Star’s present expectation that such new Chief Executive Officer shall be identified and will succeed our Chief Executive Officer prior to December 31, 2014. Our current Chief Executive Officer has assured the Company that he shall cooperate with this transition. In the event that the merger is not consummated, the consultant has agreed to allow Lone Star to assign the engagement to the Company, in order to assist the Company in finding a new Chief Executive Officer. Lone Star has advised the Company that it intends to do so, at the request of the Board.

Treatment of Executive Officer and Director Common Stock

As is the case for any stockholder, the Company’s directors and executive officers will receive the merger consideration for each share of the Company’s common stock that they own at the effective time. For information regarding the beneficial ownership of the Company common stock by each of the Company’s current directors and certain executive officers and all directors and executive officers as a group, see “Security Ownership of Certain Beneficial Owners and Management.”

Accelerated Vesting of Stock Options and Treatment of Restricted Stock Units

Stock Options

The merger agreement generally provides that each stock option that is outstanding immediately before the effective time of the merger will become fully vested and be converted into the right to receive a cash payment equal to (1) the excess, if any, of $9.50, over the per share exercise price of the stock option, multiplied by (2) the number of shares subject to the stock option, without interest and less any applicable tax withholding. Outstanding stock options that have an exercise price equal to or greater than $9.50 will become fully vested and then cancelled as of the effective time of the merger without consideration.

Restricted Stock Units

The merger agreement also provides that each restricted stock unit that is outstanding immediately before the effective time of the merger will become fully vested and cancelled in exchange for the merger consideration for each share of DFC Global common stock subject to the restricted stock unit.

The following table shows the cash payments that the Company’s directors and executive officers are expected to receive pursuant to the merger agreement with respect to his or her vested and unvested stock options that have an exercise price less than $9.50 and unvested restricted stock units. The amounts in the table are based on the awards held by the executive officers and directors as of April 29, 2014, and the merger consideration.

Name	Number of Shares Subject to Vested Options (#)	Number of Shares Subject to Unvested Options (#)	Total Value of Stock Options ($)	Unvested Restricted Stock Units ($)	Total Equity Award Cancellation Payment ($)
Executive Officers
Jeffrey A. Weiss	339,607	—	614,736	1,441,549	2,056,285
Randy Underwood	97,596	—	355,017	197,752	552,769
Michael Coury	—	—	—	110,086	110,086
Michael Hudachek	5,259	—	25,489	116,423	141,912
Norman Miller	60,096	—	291,267	—	291,267
Kenneth Schwenke	—	—	—	—	—

Directors
John Gavin	34,824	—	113,063	71,526	184,589
David Jessick	34,824	—	113,063	71,526	184,589
Clive Kahn	34,824	—	113,063	71,526	184,589
Michael Kooper	34,824	—	113,063	71,526	184,589
Ronald McLaughlin	34,824	—	113,063	71,526	184,589
Edward A. Evans	—	—	—	71,526	71,526

See “The Merger Agreement — Treatment of Stock Options and Restricted Stock Units” and “The Merger — Potential Change of Control Payments to Named Executive Officers.”

Director and Officer Indemnification and Insurance

DFC Global’s bylaws provide that it will indemnify and advance expenses to its directors and officers to the fullest extent permitted by Delaware law. DFC Global also maintains directors’ and officers’ liability insurance for the benefit of such persons. In the merger agreement, DFC Global, as the surviving entity in the merger, has agreed to continue such indemnification and expense advancement rights and to purchase an additional six years of coverage under DFC Global’s existing directors’ and officers’ liability insurance policy; provided that it will not be required to maintain more coverage than can be obtained, with respect to each year in such six-year period, for up to 250% of the annual premium paid for such insurance in effect on the date of the merger agreement. See “The Merger Agreement — Other Covenants Under the Merger Agreement.”

Compensation of the Special Committee

The Special Committee consists of three independent and disinterested members of the Board: Messrs. Gavin, Jessick and Kahn. At a meeting of the Board held on April 1, 2014, the Board adopted resolutions providing for a one-time retainer fee of $25,000 to each member of the Special Committee. In addition, in accordance with DFC Global’s director compensation policy, the members of the Board receive reimbursement by DFC Global of all reasonable costs incurred by members in connection with their service on the Special Committee, including, without limitation, travel expenses. In recommending and approving the above compensation, the Board considered, among other things, the numerous meetings which the Special Committee held and the services provided by its members.

Potential Change of Control Payments to Named Executive Officers

Executive Employment Agreements

DFC Global is party to executive employment agreements with each of Messrs. Weiss, Underwood and Coury. These agreements provide for certain severance payments, benefits and accelerated vesting of equity incentive awards, upon qualifying terminations of employment that occur within 18 months after a change in control with respect to Messrs. Underwood and Coury, and within 24 months after a change in control with respect to Mr. Weiss. The agreements with Messrs. Weiss and Underwood also provide certain “single trigger” change in control benefits. These agreements also provide for lesser severance payments and benefits following qualifying terminations not in connection with a change in control. The merger will constitute a change in control for purposes of these agreements, and these agreements will remain in effect following the merger.

The executive officers’ agreements provide the following change in control payments and benefits:

•	Severance payments: These agreements only provide for severance, whether or not in connection with a change in control, if the executive experiences a qualifying termination. For purposes of these agreements, a qualifying termination means a termination by the Company without “cause” or a termination by the executive for “good reason,” each as defined in the agreements. Severance payments consist of:

•	a multiple of the executive officer’s base salary (1.5 times for Messrs. Underwood and Coury paid over 18 months, and 2 times for Mr. Weiss, paid in a lump sum);

•	a payment in respect of the executive’s annual bonus (for Messrs. Underwood and Coury, 1.5 times the average annual bonus received for the prior two years, paid over 18 months; for Mr. Weiss, 2 times his target bonus, paid in a lump sum);

•	Equity vesting: Accelerated vesting of any outstanding equity and long-term cash incentive awards (which in the case of Mr. Weiss’ outstanding equity is a single trigger benefit applicable contingent upon the consummation of a change in control and in the case of both equity and cash incentive awards would also apply following a qualifying termination whether or not the qualifying termination is in connection with a change in control);

•	Capstone award: As each is described in his employment agreement, Mr. Weiss will also receive his capstone award and incremental capstone award payable on the first business day of the calendar month following the change in control, except for $1 million of the incremental capstone which is payable on the one-year anniversary of a change in control; and

•	Underwood retention bonus: Mr. Underwood will also receive his retention bonus and incremental retention bonus (as described in his employment agreement) in the form of an actuarially equivalent lump sum within 60 days following a change in control (in lieu of an annuity).

In addition, pursuant to the Company’s Executive Retention Plan, Messrs. Underwood and Coury could become entitled to the payment of a portion of their respective retention bonuses pursuant to the terms of the plan upon qualifying terminations that occur prior to the scheduled payment dates of such retention bonuses.

The retention plan payments and severance payments are contingent upon the executive executing, and not revoking, a release of claims in favor of DFC Global. The executive employment agreements also include confidentiality, non-competition, non-solicitation, and non-disparagement obligations on the part of the executive. The non-competition and non-solicitation provisions continue for 24 months after a qualifying termination.

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K under the Exchange Act, which requires disclosure of information about certain compensation for each “named executive officer” of DFC Global that is based on or otherwise relates to the proposed merger. The compensation described below is referred to as “golden parachute compensation.” The table does not include Kenneth Schwenke, our former President, whose employment terminated on June 30, 2013, or Norman Miller, our former Executive Vice President and Chief Operating Officer, whose employment terminated on February 28, 2014. Messrs. Schwenke and Miller will not receive any compensation or benefits in connection with the proposed merger.

The table below sets forth an estimate of the amount of payments and benefits that the named executive officers would receive in connection with the merger, assuming the consummation of the merger occurred on April 29, 2014, the latest practicable date prior to the filing of this proxy statement, and the named executive officer experienced a qualifying termination on such date.

The amounts are estimates based on multiple assumptions that may or may not actually occur. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below. All payments and benefits in the table below are subject to a “double trigger,” meaning they are only provided following a qualifying termination in connection with the proposed merger, other than payments related to Mr. Weiss’s capstone awards, Mr. Underwood’s retention bonus awards, and the accelerated vesting and payments related to the executive’s stock options and restricted stock units, as noted in footnotes to the table, which are payable in connection with the proposed merger with or without a qualifying termination.

Golden Parachute Compensation

Named Executive Officer(1)	Cash(2) ($)	Equity(3) ($)	Pension/ Non-Qualified Deferred Compensation(4) ($)	Retention Bonus($)(5)	Perquisites/ Benefits(6) ($)	Tax Reimbursement(7) ($)	Total ($)
Jeffrey A. Weiss	13,453,980	3,574,214	—	—	24,580	—	17,052,774
Randy Underwood	5,520,742	552,769	—	476,500	136,656	—	6,686,667
Michael Coury	1,095,593	110,086	—	216,937	27,562	—	1,450,178

(1)	Named Executive Officer. Kenneth Schwenke and Norman Miller, both of whom were named executive officers for purposes of DFC Global’s proxy statement for the annual meeting of stockholders that was held in 2013, terminated employment and neither of them will be entitled to any additional payments in connection with the merger.
(2)	Cash. With respect to Mr. Weiss, this amount represents (i) 2 times Mr. Weiss’ base salary and annual target bonus, payable in a lump sum; (ii) pro rata annual bonus paid in a lump sum; (iii) payment of Mr. Weiss’ supplement bonus (as described in his employment agreement), paid in a lump sum; (iv) long-term incentive cash awarded in fiscal year 2012, paid in a lump sum; (v) capstone award, paid in a lump sum, which is payable as a “single trigger” benefit in connection with a change in control whether or not there is also a qualifying termination; and (vi) a lump sum payment of accrued vacation. For Messrs. Underwood and Coury, this amount represents (i) 1.5 times base salary, payable over 18 months; (ii) 1.5 times the average of each executive’s annual bonus payments for the prior two years, payable over 18 months; (iii) long-term incentive cash award, paid in a lump sum; and (iv) with respect to Mr. Underwood, payment of his unvested outstanding supplemental bonus (as described in his employment agreement) and his accrued vacation, both paid in a lump sum. The amounts in this column, except for Mr. Weiss’s capstone awards and Mr. Underwood’s retention bonus awards which are both “single trigger” and payable solely upon completion of the merger, are all “double trigger” in nature, which means that payment of these amounts is conditioned on both the occurrence of a change of control and a qualifying termination of employment.
(3)	Equity. Represents the aggregate payments to be made in respect of stock options that have an exercise price less than $9.50 and restricted stock units. Amounts included in this column are “single trigger” in nature, which means that payment is conditioned solely upon completion of the merger.
(4)	Pension/Non-Qualified Deferred Compensation. None of the named executive officers will receive any increased pension or non-qualified deferred compensation benefits in connection with the merger.

Mr. Underwood will receive his retention bonus and incremental retention bonus (as described in his employment agreement) in the form of an actuarially equivalent lump sum within 60 days following a change in control in lieu of an annuity.
(5)	Retention Bonus. Messrs. Coury and Underwood may become entitled to payment of a portion of their retention bonuses under the Executive Retention Plan upon a qualifying termination occurring prior to the scheduled payment dates of such bonuses. The amounts in this column are all “double trigger” in nature.
(6)	Perquisites/Benefits. With respect to Mr. Weiss, this amount represents DFC Global’s portion of the premium payments for 24 months of health coverage. With respect to Mr. Underwood, this amount represents DFC Global’s portion of the premium payments for 12 months of health, life, and disability coverage and 18 months of Mr. Underwood’s monthly auto and housing allowance. With respect to Mr. Coury, this amount represents DFC Global’s portion of the premium payments for 12 months of health, life and disability coverage and 18 months of Mr. Coury’s monthly auto allowance. The amounts in this column are “double trigger” in nature, which means that payment of these amounts is conditioned on both the occurrence of a change of control and a qualifying termination of employment.
(7)	Excise Tax. None of the named executive officers are entitled to receive any tax reimbursements in connection with the proposed merger.

Intent to Vote

To DFC Global’s knowledge, each of DFC Global’s directors and executive officers intends to vote all shares of DFC Global common stock he or she beneficially owns in favor of the Merger Proposal and each of the other proposals.

Appraisal Rights

If the merger is completed, holders of DFC Global common stock who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of their shares of DFC Global common stock by following the procedures summarized below. Holders of DFC Global common stock who wish to exercise their appraisal rights must properly demand appraisal of their shares and otherwise comply with the requirements of Section 262. Strict adherence to the statutory procedures set forth in Section 262 is required for the exercise of appraisal rights in connection with the merger.

Delaware law entitles the holders of record of shares of DFC Global common stock who follow the procedures specified in Section 262 to have their shares appraised by the Delaware Court of Chancery and to receive the “fair value” of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the court. The “fair value” could be greater than, less than or the same as the merger consideration.

In order to exercise these appraisal rights, a stockholder must demand and perfect the rights in accordance with Section 262. The following is a summary of the material provisions of Section 262. Stockholders should carefully review the full text of Section 262, which is attached as Appendix C to this proxy statement, as well as the information discussed below.

If a DFC Global stockholder elects to exercise the right to appraisal under Section 262, such stockholder must do all of the following:

•	deliver to DFC Global a written demand for appraisal of shares of DFC Global common stock held, which demand must reasonably inform DFC Global of the identity of the stockholder and that the stockholder is demanding appraisal, before the vote is taken on the Merger Proposal at the special meeting; this written demand for appraisal must be in addition to and separate from any proxy or vote against the merger agreement. Neither voting against, abstaining from voting nor failing to vote on the merger agreement will constitute a valid demand for appraisal within the meaning of Section 262;

•	not vote in favor of adopting the merger agreement. Failing to vote or abstaining from voting will satisfy this requirement, but a vote in favor of the Merger Proposal, by proxy or in person, or the return of a signed proxy that does not specify an abstention or a vote against the Merger Proposal, will constitute a vote in favor of the Merger Proposal and a waiver of the stockholder’s right of appraisal, and will nullify any previously delivered written demand for appraisal; and

•	continuously hold of record the shares of DFC Global common stock from the date on which the written demand for appraisal is made through the effective time of the merger.

Written Demand by the Record Holder

All written demands for appraisal should be addressed to DFC Global Corp., 1436 Lancaster Avenue, Suite 300, Berwyn, Pennsylvania 19312, Attention: General Counsel. The written demand for appraisal must be executed by or for the record holder of shares of DFC Global common stock, fully and correctly, as such holder’s name appears on the certificate(s) for the shares owned by such holder. If the shares of DFC Global common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares are owned of record by more than one person, such as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record. However, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner(s).

A beneficial owner of shares of DFC Global common stock held in “street name” who wishes to exercise appraisal rights should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of the shares. If shares of DFC Global common stock are held through a brokerage firm, bank or other nominee who in turn holds the shares through a central securities depository nominee, such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee, and must identify the depository nominee as the record holder. Any beneficial owner who wishes to exercise appraisal rights and holds shares of DFC Global common stock through a nominee holder is responsible for ensuring that the demand for appraisal is timely made by the record holder. The beneficial holder of the shares should instruct the nominee holder that the demand for appraisal should be made by the record holder of the shares, which may be a central securities depository nominee if the shares have been so deposited.

A record holder, such as a broker, bank, fiduciary, depository or other nominee, who holds shares of DFC Global common stock as a nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners. In such case, the written demand must set forth the number of shares of DFC Global common stock covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of DFC Global common stock held in the name of the record owner.

Notice by the Surviving Corporation

Within 10 days after the effective time of the merger, DFC Global, as the surviving corporation, must give written notice to each holder of DFC Global common stock who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the Merger Proposal, of the date that the merger became effective.

Filing a Petition for Appraisal

Within 120 days after the effective time of the merger, but not thereafter, DFC Global, as the surviving corporation, or any holder of DFC Global common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware

Court of Chancery demanding a determination of the fair value of the shares held by all dissenting holders. If no such petition is filed within that 120-day period, appraisal rights will be lost for all holders of DFC Global common stock who had previously demanded appraisal of their shares. DFC Global, as the surviving corporation, is under no obligation to and has no present intention to file a petition and holders should not assume that DFC Global, as the surviving corporation, will file a petition or that DFC Global will initiate any negotiations with respect to the fair value of the shares. Accordingly, it is the obligation of the holders of DFC Global common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of DFC Global common stock within the period prescribed in Section 262.

Within 120 days after the effective time of the merger, any holder of DFC Global common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from DFC Global, as the surviving corporation, a statement setting forth the aggregate number of shares not voted in favor of the Merger Proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after a written request therefor has been received by DFC Global, as the surviving corporation, or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing requirement that a demand for appraisal must be made by or on behalf of the record owner of the shares, a person who is the beneficial owner of shares of DFC Global common stock held either in a voting trust or by a nominee on behalf of such person, and as to which demand has been properly made and not effectively withdrawn, may, in such person’s own name, file a petition for appraisal or request from DFC Global, as the surviving corporation, the statement described in this paragraph.

Upon the filing of such petition by any such holder of shares of DFC Global common stock, service of a copy thereof must be made upon DFC Global, which as the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list (the “Verified List”) containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares has not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to DFC Global and all of the stockholders shown on the Verified List. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the Delaware Court of Chancery. The costs of these notices are borne by DFC Global.

After notice to the stockholders as required by the Delaware Court of Chancery, the Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding and, if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to that stockholder.

Determination of Fair Value

After the Delaware Court of Chancery determines which stockholders are entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court of Chancery will determine the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the Court of Chancery must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger[.]” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the merger consideration and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262. Although DFC Global believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither any of the Purchaser Parties nor DFC Global anticipates offering more than the merger consideration to any stockholder of DFC Global exercising appraisal rights, and reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the fair value of a share of DFC Global common stock is less than the merger consideration. In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

Upon application by DFC Global or by any DFC Global stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any DFC Global stockholder whose name appears on the Verified List and who has submitted such stockholder’s certificates of stock to the Delaware Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights. The Court of Chancery will direct the payment of the fair value of the shares, together with interest, if any, by DFC Global to the stockholders entitled thereto. Payment will be so made to each such stockholder upon the surrender to DFC Global of such stockholder’s certificates. The Court of Chancery’s decree may be enforced as other decrees in such Court may be enforced.

If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable. Upon application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expenses.

Any stockholder who has duly demanded and perfected appraisal rights in compliance with Section 262 will not, after the effective time of the merger be entitled to vote his or her shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of DFC Global common stock as of a date prior to the effective time of the merger.

If any stockholder who demands appraisal of shares of DFC Global common stock under Section 262 fails to perfect, successfully withdraws or loses such holder’s right to appraisal, such stockholder’s shares of DFC Global common stock will be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration. A stockholder will fail to perfect, or effectively lose, the stockholder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 and accept the merger consideration.

If you wish to exercise your appraisal rights, you must not vote in favor of the Merger Proposal, must deliver to DFC Global a written demand for appraisal before the vote is taken on the Merger Proposal and must strictly comply with the procedures set forth in Section 262. If you fail to take any required step in connection with the exercise of appraisal rights, it will result in the termination or waiver of your appraisal rights.

Legal Matters Regarding the Merger

Merger Related Litigation. Five purported class action lawsuits challenging the proposed merger of DFC Global with Lone Star were filed in the Delaware Chancery Court between April 8 and April 24, 2014: Michael Marcus v. DFC Global Corp., et al., Civil Action No. 9520-VCP; Maxine Phillips v. DFC Global Corp., et al., Civil Action No. 9558-VCP; Mark Silverstein v. DFC Global Corp., et al., Civil Action No. 9564-VCP; Noh-Joon Choo v. DFC Global Corp., et al., Civil Action No. 9572-VCP; and Cordell Jeffrey and Sheila A. Jeffrey v. DFC Global Corp., et al., Civil Action No. 9590-VCP.

The initial complaints in the five lawsuits are substantively identical, naming the same defendants and seeking the same relief based on the same asserted claims. The complaints allege that the merger consideration is unfair, that the merger is the result of an unfair process and that the terms of the merger are inadequate. The defendants include the Company and its directors, Jeffrey A. Weiss, John Gavin, Clive Kahn, Michael Kooper, Ronald McLaughlin, Edward A. Evans, and David Jessick as defendants along with the Purchaser Parties.

The first count in each of the complaints is brought against the Company’s directors, alleging that they breached their fiduciary duties to stockholders by approving the merger. The second count in each of the complaints is brought against the Purchaser Parties and DFC Global Corp., alleging that those entities aided and abetted the individual defendants’ alleged breaches of fiduciary duty. Each of the complaints seeks class-action certification with the respective named plaintiff as class representative. The complaints seek preliminary and permanent injunctions barring the merger and, if the merger is completed, rescission of the merger or damages. Each of the complaints also seeks an award of attorneys’ fees and expenses.

On April 25, 2014, plaintiff Maxine Phillips filed an amended complaint, adding allegations that the Company’s preliminary proxy statement filed with the SEC on April 18, 2014 is materially false, incomplete and/or misleading, and seeking disclosure of additional information before the stockholder vote. The amended complaint also seeks a constructive trust in favor of plaintiff and the class upon any benefits improperly received by defendants as a result of their alleged wrongful conduct and an accounting and damages. On April 28, 2014, plaintiff Michael Marcus filed an amended complaint adding similar allegations.

DFC Global and its directors believe that the allegations of the complaints are without merit.

Material U.S. Federal Income Tax Consequences

The following summary is a general discussion of the material U.S. federal income tax consequences of the merger to “U.S. holders” and “non-U.S. holders” (in each case, as defined below) of DFC Global common stock whose shares of common stock are converted into the right to receive cash in the merger. This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable treasury regulations, judicial authority, and administrative rulings, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences to the holders as described herein. No ruling from the Internal Revenue Service (“IRS”) has been or will be sought with respect to any aspect of the merger. This summary is for the general information of DFC Global’s stockholders only and does not purport to be a complete analysis of all potential tax effects of the merger. For example, it does not consider the effect of any applicable state, local or foreign income tax laws, or of any non-income tax laws (including estate and gift tax). In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the completion of the merger (whether or not such transactions occur in connection with the merger), including, without limitation, the acquisition or disposition of shares of common stock other than pursuant to the merger, or the tax consequences to holders of stock options or other equity incentive awards issued by DFC Global which are cancelled or converted, as the case may be, in connection with the merger. Furthermore, this summary applies only to holders that hold their DFC Global common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, this discussion does not address all aspects of U.S. federal income tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	brokers, dealers, or traders in securities, commodities or currencies;

•	persons holding DFC Global common stock as part of a straddle, hedging transaction, conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	persons who acquired DFC Global common stock through the exercise of employee stock options or otherwise as compensation;

•	banks, insurance companies, or other financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	certain former citizens or residents of the United States;

•	tax-exempt entities, including an “individual retirement account” or “Roth IRA”;

•	persons subject to the United States alternative minimum tax;

•	“controlled foreign corporations”; or

•	“passive foreign investment corporations.”

If an entity that is classified as a partnership for U.S. federal income tax purposes holds DFC Global common stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding DFC Global common stock and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the merger to them.

U.S. Holders

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of DFC Global common stock that is for federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust (i) the administration of which is subject to the primary supervision of a U.S. court and all substantial decisions of which are controlled by one or more U.S. persons, or (ii) that has a valid election in effect under applicable treasury regulations to be treated as a U.S. person.

The exchange of DFC Global common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of DFC Global common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis generally will equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of DFC Global common stock (i.e., shares of DFC Global common stock acquired at the same cost in a single transaction). Such gain or loss generally will be treated as long-term capital gain or loss if the U.S. holder’s holding period in the shares of DFC Global common stock exceeds one year at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. Capital gains recognized by individuals, trusts and estates also may be subject to a 3.8% federal Medicare contribution tax.

Non-U.S. Holders

A “non-U.S. holder” is a beneficial owner of DFC Global common stock that is not a U.S. holder or a partnership (or any other entity classified as a partnership for U.S. federal income tax purposes). Payments made to a non-U.S. holder in exchange for shares of DFC Global common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•	the gain, if any, on such shares is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to the non-U.S. holder’s permanent establishment in the United States);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of shares of DFC Global common stock for cash pursuant to the merger and certain other conditions are met; or

•	the non-U.S. holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of the outstanding shares of DFC Global common stock at any time during the five-year period preceding the merger, and DFC Global is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the merger or the period that the non-U.S. holder held DFC Global common stock.

A non-U.S. holder described in the first bullet point immediately above will be subject to regular U.S. federal income tax on any gain realized as if the non-U.S. holder were a U.S. holder, subject to an applicable income tax treaty providing otherwise. If such non-U.S. holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or a lower treaty rate) of its effectively connected earnings and profits. A non-U.S. holder described in the second bullet point immediately above will be subject to tax at a rate of 30% (or a lower treaty rate) on any gain realized, which may be offset by U.S.-source capital losses recognized in the same taxable year, even though the individual is not considered a resident of the United States.

DFC Global believes it has not been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the merger.

Information Reporting and Backup Withholding

Payments made in exchange for shares of DFC Global common stock generally will be subject to information reporting unless the holder is an “exempt recipient” and may also be subject to backup withholding at a rate of 28%. To avoid backup withholding, U.S. holders that do not otherwise establish an exemption should complete and return IRS Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct, and such U.S. holder is not subject to backup withholding. A non-U.S. holder that provides the applicable withholding agent with an IRS Form W-8BEN, W-8BEN-E or W-8ECI, as appropriate, will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

THIS SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT TAX ADVICE. DFC GLOBAL URGES YOU TO CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Anticipated Accounting Treatment of the Merger

DFC Global, as the surviving corporation in the merger, will account for the merger as a business combination using the acquisition method of accounting for financial accounting purposes, whereby the fair value of DFC Global will be allocated to the individual assets and liabilities of DFC Global in accordance with FASB Accounting Standards Codification Topic 805, Business Combinations.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement and the other documents referred to in this proxy statement contain or may contain “forward-looking” statements within the meaning of the federal securities laws. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. Statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue” or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement and the other documents referred to and relate to a variety of matters, including but not limited to, (i) the timing and anticipated completion of the merger, (ii) DFC Global’s current views as to future events and financial performance with respect to DFC Global’s operations, including the March forecast, and (iii) other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of DFC Global’s management, are not guarantees of performance and are subject to significant risks and uncertainty. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement and those that are referred to in this proxy statement. Additional factors that could cause actual results to differ materially from those described in forward-looking statements contained herein include, but are not limited to:

•	litigation or adverse judgments relating to the merger;

•	risks relating to the completion of the merger, including the risk that the required stockholder approval might not be obtained in a timely manner or at all, or that other conditions to the completion of the merger will not be satisfied;

•	any difficulties associated with requests or directions from governmental authorities resulting from their reviews of the merger;

•	the possibility that competing offers for DFC Global’s businesses will be made;

•	the amount of the costs, fees, expenses and charges related to the merger agreement and the related transactions;

•	the failure to obtain the necessary financing for the merger as set forth in the Commitment Letters;

•	risks that the market price of DFC Global’s common stock may decline significantly if the merger is not completed;

•	risks arising from the merger’s diversion of management’s attention from DFC Global’s ongoing business operations;

•	potential adverse reactions or changes to business or employee relationships resulting from the announcement or completion of the merger; and

•	any changes in general economic and/or industry-specific conditions.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. We urge you to read carefully the complete text of the merger agreement, a copy of which is attached to this proxy statement as Appendix A and is incorporated herein by this reference.

The Merger

Upon the terms and subject to the conditions of the merger agreement and in accordance with the DGCL, at the effective time of the merger, Purchaser, a wholly owned subsidiary of Parent created solely for the purpose of engaging in the transactions contemplated by the merger agreement, will merge with and into the Company, and the Company will survive the merger as a wholly owned subsidiary of Parent.

Closing and Effectiveness of the Merger

The closing of the merger will take place on the later of (i) the second business day after the date on which the conditions to its completion have been satisfied or waived and (ii) two business days after the final date of the marketing period (as defined below), unless another date is agreed to in writing by Parent and the Company (such date, the “Scheduled Closing Date”).

The parties will file a certificate of merger with the Secretary of State of the State of Delaware, and the merger will become effective at such time as the certificate of merger is accepted for filing by the Secretary of State or at such later time as may be agreed upon by the Company and Parent and specified in the certificate of merger.

Certificate of Incorporation and Bylaws

The certificate of incorporation and bylaws of the Company will be amended and restated in their entirety at the effective time of the merger in the form agreed by the Company, Parent and Purchaser and shall be the certificate of incorporation and bylaws of the surviving corporation until thereafter amended in accordance with the provisions thereof and as provided by law.

Directors and Officers of the Surviving Corporation

The directors of Purchaser immediately prior to the effective time of the merger will be the initial directors of the Company, as the surviving corporation. The officers of the Company immediately prior to the effective time of the merger will be the initial officers of the Company, as the surviving corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Merger Consideration

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than dissenting shares) will be cancelled and automatically converted into the right to receive the merger consideration. The following shares of common stock will not receive the merger consideration, all of which shares will be automatically cancelled without any payment of consideration with respect thereto: (i) shares held by us as treasury stock immediately prior to the effective time of the merger; (ii) shares held by Parent or Purchaser immediately prior to the effective time of the merger; and (iii) shares held by any direct or indirect wholly owned subsidiary of us immediately prior to the effective time of the merger.

Parent, the surviving corporation, the Company, Purchaser and the paying agent will be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of our common stock, stock options or restricted stock units such amounts for taxes that they are required to deduct and withhold with respect to making such payment under all applicable tax laws.

Treatment of Stock Options and Restricted Stock Units

The merger agreement provides that, at the effective time of the merger, all options to purchase shares of our common stock that are outstanding immediately prior to the effective time and that are vested or that, upon consummation of the merger, will automatically vest, will be cancelled by us and will be converted into the right to receive a cash payment equal to the excess, if any, of $9.50 per share in cash over the exercise price per share of the option, multiplied by the number of shares subject to the applicable option, without interest and less any applicable withholding tax. If the exercise price per share of any option is $9.50 or greater the holder thereof will not receive any cash payment when the option is cancelled.

The merger agreement provides that, at the effective time of the merger, restricted stock units that are outstanding immediately prior to the effective time will, upon consummation of the merger, become fully earned and vested with respect to 100% of the shares of common stock set forth in the terms of the agreement granting such restricted stock unit and will be converted into the right to receive the merger consideration.

Representations and Warranties

The merger agreement contains representations and warranties made by each of the parties regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. Our representations and warranties relate to, among other things:

•	due organization, corporate power and authority, good standing and qualification, and other corporate matters with respect to us and our subsidiaries;

•	our certificate of incorporation and bylaws;

•	capitalization;

•	subsidiaries;

•	corporate power and authorization to execute and deliver and to perform our obligations under the merger agreement and to consummate the merger and the other transactions contemplated by the merger agreement;

•	board approval and our board recommendation to our stockholders to approve the merger agreement and related transactions;

•	the required stockholder vote to approve the merger agreement and the transactions contemplated by the merger agreement;

•	absence of any conflict or violation of organizational documents, applicable laws or contracts as a result of entering into and carrying out our obligations of the merger agreement;

•	regulatory filings and fees, consents and approvals of governmental entities, and regulatory enforcement actions;

•	our filings and reports with the SEC since July 1, 2010 and the accuracy of the information in those documents, including our financial statements;

•	our disclosure controls and procedures and systems of internal control over financial reporting;

•	absence of undisclosed liabilities;

•	absence of certain changes or events since June 30, 2013, including the absence of a Material Adverse Effect (as defined below);

•	litigation in which the Company is involved;

•	permits and compliance with applicable laws;

•	absence of certain actions by the FCA or issuance of a written report by a Skilled Person (as described in the Financial Services and Markets Act 2000), in each case as of the date of the merger agreement;

•	employee benefit plans and other labor and employment matters;

•	taxes;

•	specified contracts;

•	insurance matters;

•	real and personal property;

•	environmental matters;

•	intellectual property;

•	the applicability of Delaware anti-takeover law;

•	the absence of a rights plan;

•	internal accounting controls;

•	derivative contracts;

•	brokers and finders;

•	opinion of our financial advisor; and

•	absence of certain unlawful payments.

Each of Parent and Purchaser has made customary representations and warranties with respect to, among other things:

•	due organization and good standing;

•	corporate power and authorization to execute and deliver and to perform their obligations under the merger agreement and to consummate the merger and the other transactions contemplated by the merger agreement;

•	the absence of any conflict or violation of organizational documents, laws, or other contracts as a result of entering into and carrying out its obligations under the merger agreement;

•	the accuracy of information supplied for inclusion in this proxy statement;

•	brokers and finders;

•	formation and ownership of Purchaser;

•	debt and equity financing available for the merger and the sufficiency of funds to pay the merger consideration and related fees and expenses;

•	the limited guarantee of Lone Star;

•	solvency, including solvency after giving effect to the transactions contemplated by the merger agreement;

•	absence of certain arrangements between Parent or Purchaser, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date of the agreement;

•	absence of an “interested stockholder” under the DGCL;

•	absence of litigation; and

•	no other representations and warranties of the Company or our subsidiaries and representatives.

Material Adverse Effect

Many of our representations and warranties and the conditions to complete the merger are subject to a Material Adverse Effect qualification. A “Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (a) is materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Company and our subsidiaries, taken as a whole, or (b) materially impairs, or prevents or materially delays, the ability of the Company to consummate the merger or any of the other transactions contemplated by the merger agreement; provided, however, that, in the case of clause (a) only, the determination of a Material Adverse Effect shall exclude any event, change, circumstance, occurrence, effect or state of facts (i) generally affecting the industry of the Company in the United States, the United Kingdom or Canada, or the economy or the financial or securities markets of the United States, the United Kingdom or Canada, including effects on such industry, economy or markets resulting from any regulatory and political conditions or developments in general, (ii) any acts of God or calamities, or any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism, (iii) reflecting or resulting from changes in law or generally accepted accounting principles in the United States (“GAAP”), (iv) any change in the trading price of the Company’s common stock or trading volume (it being understood that any cause of any such change may be deemed to constitute, in and of itself, a Material Adverse Effect and may be taken into consideration when determining whether a “Material Adverse Effect” has occurred), or (v) any failure of the Company to meet internal or analysts’ expectations or projections (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Material Adverse Effect and may be taken into consideration when determining whether a “Material Adverse Effect” has occurred); provided that, with respect to clauses (i), (ii) and (iii), to the extent that the impact of such event, change, circumstances, occurrence, effect or state of facts is not disproportionately adverse to the Company and our subsidiaries, taken as a whole, in comparison to similarly situated businesses.

Conduct of Business Pending the Merger

We have agreed that until the effective time of the merger, subject to certain identified exceptions:

•	we will, and we will cause our subsidiaries to, carry on our business in the ordinary course consistent with past practice; and

•	we will, and we will cause our subsidiaries to, use reasonable best efforts to (i) preserve intact our and their business; (ii) preserve intact our and their present relationships with customers, suppliers, landlords and other persons with which we have material business relations; and (iii) keep available the services of our and their current officers.

We have agreed that until the effective time of the merger, subject to certain identified exceptions, that we will not, and we will not permit any of our subsidiaries to, without Parent’s prior written consent (not to be unreasonably withheld, delayed or conditioned):

•	declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of our or their capital stock or other equity interests, except for dividends by a wholly owned subsidiary of the Company to its parent;

•	purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Company or our subsidiaries or any options, warrants or rights to acquire any such shares or other equity interests, other than unvested shares of common stock repurchased by the Company in connection with the holder’s termination of service with the Company or our subsidiaries pursuant to certain contracts;

•	split, combine, reclassify or otherwise amend the terms of any of our or their capital stock or other equity interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of our or their capital stock or other equity interests;

•

issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any shares of our or their capital stock or other equity interests or any securities convertible into, exchangeable or exercisable for any such shares, other equity interests or securities, or any rights, warrants or options to acquire any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of shares, including pursuant to contracts as in effect on the date of the merger agreement (other than (i) the issuance of shares upon the exercise of stock options of the Company, (ii) the settlement or vesting of restricted stock units outstanding on April 1, 2014, (iii) the conversion of the Company’s convertible notes outstanding on March 31, 2014 in accordance with their terms as in effect on such date, (iv) pursuant to other awards outstanding under the company stock plans as of the date of the merger agreement, in accordance with their terms in effect on April 1, 2014, or (v) as may be required by certain contracts with respect to compensation, benefits or severance or termination pay in existence on April 1, 2014;

•	amend or otherwise change, or authorize or propose to amend or otherwise change, our or their certificate of incorporation or bylaws or similar organizational documents;

•	directly or indirectly acquire or agree to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to, or in any other manner, any corporation, partnership, association or other business organization or division thereof, or (ii) any assets that are otherwise material to the Company and our subsidiaries; provided that the Company and our subsidiaries may undertake any of the foregoing types of transactions (x) listed in the Company’s disclosure letter and (y) where the consideration to be paid in such transaction or transactions does not exceed $5 million in the aggregate for all such transactions;

•	directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any lien or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•	incur, create, assume or otherwise become liable for, or prepay any indebtedness, or amend, modify or refinance, or increase commitments under, any indebtedness, except for (i) the incurrence of indebtedness under the Company’s existing revolving credit facilities, in each case as in effect on April 1, 2014 and as such credit facilities may be refinanced as permitted under the merger agreement, (ii) the incurrence of indebtedness under letters of credit in the ordinary course of business, (iii) the incurrence of indebtedness in the ordinary course of business consistent with past practice in all material respects, (iv) the refinancing of the Company’s Finnish credit facility, Suttons & Robertsons revolving credit facility and the revolving credit facility of the Company’s Swedish subsidiaries, in each case on terms reasonably determined by the Board to be no less beneficial to the Company than the current terms of such facilities and, except for an increase in the maximum amount that can be borrowed under the Suttons & Robertsons revolving credit facility to no more than £7 million, that does not increase the commitment amount or the amount outstanding thereunder, (v) among the Company and any of its wholly owned subsidiaries or among any of such subsidiaries, (vi) the incurrence of indebtedness in connection with acquisitions permitted by the merger agreement, (vii) the repayment of indebtedness under the Company’s Finnish credit facility if consents to the merger are not obtained, and (viii) the incurrence of indebtedness, in the specified amounts and at the specified times, as set forth in the Company’s disclosure letter; provided that all indebtedness incurred under clauses (i), (ii) and (iii) may not exceed $20 million in the aggregate at any time outstanding;

•	make any loans, advances or capital contributions to, or investments in, any other person, other than the Company or any direct or indirect wholly owned subsidiary of the Company;

•	incur or commit to incur, in any fiscal quarter of the Company, any capital expenditures not provided for in the capital expenditure budget for such quarter;

•

pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on

April 1, 2014 of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Company’s filings with the SEC (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

•	cancel any material indebtedness owed to the Company or any of our subsidiaries;

•	waive, release, grant or transfer any right of material value;

•	other than in connection with a refinancing of the Company’s indebtedness permitted by the merger agreement, terminate or cancel, or materially amend or modify, any Material Contract (as defined in the merger agreement);

•	renew or extend any Material Contract that by its terms calls for aggregate payment or receipt by the Company and our subsidiaries under such Material Contract of more than $5 million annually;

•	other than in connection with certain acquisitions and incurrences of indebtedness expressly permitted by the merger agreement, enter into any contract that if in effect on the date of the merger agreement would be a Material Contract;

•	change our or our subsidiaries’ financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable law, or revalue any of our or their material assets;

•	settle or compromise any material liability for taxes, amend any material tax return, make any material tax election or take any material position on any material tax return filed on or after the date of the merger agreement or change any method of accounting for tax purposes;

•	change our or our subsidiaries’ fiscal year;

•	grant any current or former director, officer, employee or independent contractor any increase in compensation, bonus or other benefit, or grant any type of compensation or benefits to any current or former director, officer, employee or independent contractor not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any current or former director, officer, employee or independent contractor, except for increases in compensation, bonus or other benefits of non-management employees in the ordinary course of business and consistent with past practice;

•	grant or pay to any current or former director, officer, employee or independent contractor any severance, change in control or termination pay, or modifications thereto or increases therein (other than as required by an agreement or arrangement in effect on April 1, 2014 and listed in the Company’s disclosure letter);

•	pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company plan or awards made thereunder) except as required to comply with any applicable law, certain agreements listed in the Company’s disclosure letter, or any Company plan in effect as of the date hereof;

•	adopt or enter into any collective bargaining agreement or other labor union contract;

•	take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Company plan or other contract;

•	adopt any new employee benefit or compensation plan or arrangement or amend, modify or terminate any existing Company plan, in each case for the benefit of any current or former director, officer, employee or independent contractor, other than as required by applicable law;

•	renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or any of our subsidiaries;

•	enter into any new line of business outside of its existing business;

•	take any action (or omit to take any action) if such action (or omission) would reasonably be expected to result in any of the conditions to the merger set forth in the merger agreement not being satisfied;

•	fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of the Company and our subsidiaries as in effect on April 1, 2014; or

•	authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Other Covenants Under the Merger Agreement

Access to Information; Confidentiality

From April 1, 2014 until the earlier of the effective time of the merger and the date of termination of the merger agreement, we will, and will cause our subsidiaries to, provide to Parent, Purchaser and their respective representatives, reasonable access during normal business hours to our and our subsidiaries’ respective properties, assets, book, contracts, commitments, personnel and records.

Acquisition Proposals; Change in Recommendation of Our Board of Directors

We have agreed that we will not, nor will we permit any of our subsidiaries or our and our subsidiaries’ respective agents or representatives to, take any of the following actions, directly or indirectly:

•	solicit, initiate, endorse, encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any acquisition proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any acquisition proposal;

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to, or otherwise cooperate in any way with, any acquisition proposal; or

•	resolve, propose or agree to do any of the foregoing.

Any violation of the foregoing restrictions by a representative or affiliate of the Company, whether or not such person is purporting to act on our behalf or on behalf of any of our subsidiaries or otherwise, shall be deemed to be a breach of the non-solicitation provisions of the merger agreement by us.

However, this covenant will not prohibit us, at any time prior to obtaining the approval of the merger agreement by our stockholders, from (i) furnishing information regarding the Company and our subsidiaries to a person making an acquisition proposal (subject to the execution of an acceptable confidentiality agreement) and (ii) participating in discussions and negotiations with the person making such acquisition proposal regarding such acquisition proposal if:

•	we have received a written acquisition proposal from a third party that the Board believes in good faith to be bona fide;

•	such acquisition proposal was unsolicited and did not result from a breach of the non-solicitation provisions of the merger agreement;

•	the Board determines in good faith, after consultation with our outside counsel and financial advisor, that such acquisition proposal constitutes, or would reasonably be expected to lead to a superior proposal; and

•	the Board determines in good faith, after consultation with our outside counsel, that the failure to furnish such information to a person making an acquisition proposal or participating in discussions and negotiations with such person would reasonably be expected to constitute a breach of its fiduciary duties to the stockholders of the Company under applicable law.

In addition to the obligations set forth above, we are also required to:

•	advise Parent in writing, within 24 hours of the receipt of any indication by any person that it is considering making an acquisition proposal, any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an acquisition proposal or any proposal or offer that is or is reasonably likely to lead to an acquisition proposal, in each case together with a description of the material terms and conditions of any such indication, inquiry, request, proposal or offer, the identity of the person making any such indication, inquiry, request, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such person;

•	keep Parent reasonably informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any amendment, modification, material development, material discussion or material negotiation) of any such acquisition proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions; and

•	promptly (and in any event within 24 hours) notify Parent orally and in writing if we determine to begin providing information or to engage in discussions or negotiations concerning an acquisition proposal.

The Board has also agreed that neither it nor any of its committees will:

•	withdraw (or modify or qualify in any manner adverse to Parent or Purchaser) the adoption, approval, recommendation or declaration of advisability by the Board or any such committee of the merger agreement, the merger or any of the other transactions contemplated thereby;

•	adopt, approve, recommend, endorse or otherwise declare advisable the approval of any acquisition proposal;

•	cause or permit the Company or any of our subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract constituting or related to, or which is intended to or is reasonably likely to lead to, any acquisition proposal; or

•	resolve or agree to take any of the above listed actions.

Notwithstanding the foregoing, at any time prior to obtaining approval of the merger agreement by our stockholders, the Board may, if it determines in good faith (after consultation with outside counsel) that the failure to do so would reasonably be expected to constitute a breach of its fiduciary duties to the stockholders of the Company under applicable law, taking into account all adjustments to the terms of the merger agreement that may be offered by Parent, (i) withdraw (or modify or qualify in a manner adverse to Parent), or publicly propose to withdraw its recommendation that our stockholders approve the merger agreement, or approve or recommend, or propose publicly to approve or recommend, or resolve to approve or recommend any acquisition proposal, referred to in this proxy statement as a “change of Board recommendation,” in response to either a superior proposal or an intervening event, or (ii) solely in response to a superior proposal received after the date of the merger agreement that was unsolicited and did not otherwise result from a breach of the non-solicitation provisions of the merger agreement, cause the Company to terminate the merger agreement in accordance with its terms and concurrently enter into a binding acquisition agreement with respect to such superior proposal; provided, however, that the Board may not take the actions set forth in (i) or (ii) above, unless:

•	we notify Parent in writing at least four business days before taking that action of our intention to do so, and specify the reasons therefor, including the terms and conditions of, and the identity of the person making, such superior proposal, and contemporaneously furnish a copy (if any) of the proposed acquisition agreement related thereto and any other relevant transaction documents; in the event of any revisions to financial terms or any other material term of the superior proposal, then we will be required to deliver a new written notice and again comply with the notice and other requirements described above with respect to such revised superior proposal, on each occasion on which a revised superior proposal is submitted; and

•	if Parent makes a written proposal during such four business day period to adjust the terms and conditions of the merger agreement (such written proposal to be in a form that would create a binding contract if accepted by the Company), the Board, after taking into consideration the adjusted terms and conditions of the merger agreement as proposed by Parent, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such superior proposal continues to be a superior proposal and that the failure to effect a change of Board recommendation or terminate the merger agreement, as applicable, would reasonably be expected to constitute a breach of its fiduciary duties to the stockholders of the Company under applicable law;

provided further that the Board may not effect a change of Board recommendation in response to an intervening event unless:

•	the Company provides Parent with written information describing such intervening event in reasonable detail as soon as reasonably practicable after becoming aware of it;

•	the Company keeps Parent reasonably informed (orally and in writing) of developments with respect to such intervening event;

•	the Company notifies Parent in writing at least four business days before the Board effects a change of Board recommendation with respect to such intervening event of its intention to do so and specifies the reasons therefor; and

•	if Parent makes a written proposal during such four business day period to adjust the terms and conditions of the merger agreement (such written proposal to be in a form that would create a binding contract if accepted by the Company), the Board, after taking into consideration the adjusted terms and conditions of the merger agreement as proposed by Parent, continues to determine in good faith (after consultation with outside counsel) that the failure to effect a change of Board recommendation would reasonably be expected to constitute a breach of its fiduciary duties to the stockholders of the Company under applicable law.

If applicable, during the four business day period prior to the Board effecting a change of Board recommendation or terminating the merger agreement as referred to above, the Company must, and must cause its financial and legal advisors to, negotiate with Parent in good faith (to the extent Parent seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by the merger agreement proposed by Parent.

As described in this proxy statement, “acquisition proposal” means any proposal or offer with respect to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of (i) assets or businesses of the Company and our subsidiaries that generate 10% or more of the net revenues or net income or that represent 10% or more of the total assets (based on fair market value) of the Company and our subsidiaries, taken as a whole, immediately prior to such transaction, or (ii) 10% or more of any class of capital stock, other equity securities or voting power of the Company, any of our subsidiaries or any resulting parent company of the Company, in each case other than the merger and other transactions contemplated by the merger agreement.

As described in this proxy statement, “superior proposal” means any bona fide binding written acquisition proposal that the Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, including the financing terms thereof, is (i) more favorable to the stockholders of the Company from a financial point of view than the merger and the other transactions contemplated by the merger agreement (including any adjustment to the terms and conditions proposed by Parent in response to such proposal) and (ii) reasonably likely of being completed on the terms proposed on a timely basis; provided that, for purposes of this definition of “superior proposal,” references in the term “acquisition proposal” to “10%” shall be deemed to be references to “50%.”

As described in this proxy statement, “intervening event” means a material event or circumstance that was not known to the Board prior to the execution of the merger agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any material consequence thereof, becomes known to the Board prior to the receipt of approval for the merger agreement by the Company’s stockholders; provided, however, that in no event shall the receipt, existence or terms of an acquisition proposal or any matter relating thereto or consequence thereof constitute an intervening event.

Anti-Takeover Statutes

We have agreed not to take any action to cause any anti-takeover law to become applicable to the merger agreement, the merger or any of the other transactions contemplated thereby. If any anti-takeover law or similar law is or becomes applicable to the merger agreement, the merger, or the other transactions contemplated by the merger agreement, the Board has agreed to take all action necessary, to the extent permitted under such law, to ensure that the transactions contemplated by the merger agreement are consummated as promptly as practicable on the terms and conditions set forth in the merger agreement.

Other Covenants

The merger agreement contains a number of mutual covenants, which subject to certain exceptions, obligate us and Parent (and in certain instances, Purchaser), to use reasonable best efforts to take, or cause to be taken those actions that are proper or advisable to consummate and make effective the merger and the other transactions contemplated by the merger agreement, including using reasonable best efforts to accomplish the following:

•	obtain all required consents, approvals or waivers from, and participate in discussions or negotiations with, third parties, including as required under any Material Contract;

•	obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities;

•	make, or cause to be made, an appropriate filing of a notification and report form pursuant to the HSR Act within ten business days after the date of the merger agreement;

•	make, or cause to be made, any other filing or notification required by any other competition laws and otherwise advisable, with respect to the transactions contemplated by the merger agreement as promptly as practicable after the date of the merger agreement;

•	make all other necessary registrations, declarations and filings and take all steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid any action by, any governmental entity; and

•	execute and deliver any additional instruments necessary to consummate the merger and the other transactions contemplated by the merger agreement and to fully carry out the purposes of the merger agreement.

Indemnification, Exculpation and Insurance

Parent has agreed that the surviving corporation will assume and perform all rights to indemnification existing in favor of the current or former directors and officers of the Company or any of our subsidiaries as provided in the Company’s certificate of incorporation or bylaws in effect on the date of the merger agreement or in any indemnification agreement in effect on the date of the merger agreement and listed in the Company’s disclosure letter. Such rights to indemnification will continue in full force and effect until the expiration of the applicable statute of limitations or, in the case of any indemnification agreement, in accordance with its terms.

The merger agreement further provides that, for a period of six years after the merger, the surviving corporation will indemnify and hold harmless the current or former directors and officers of the Company and our subsidiaries against all claims, losses, liabilities, damages, judgments and fines (and reasonable fees, costs and expenses, including attorneys’ fees and disbursements) incurred in connection with any civil, criminal, administrative or investigative action arising out of or pertaining to the fact that such person is or was an officer or director of the Company or any of our subsidiaries with respect to matters existing or occurring at or prior to the effective time of the merger, to the fullest extent permitted by law. Parent also has agreed to cause the surviving corporation to reimburse such indemnified parties from time to time for reasonable costs and for expenses reasonably incurred by the indemnified parties, if the indemnified party agrees to return such amounts to Parent if a court of competent jurisdiction determines that applicable law prohibits such indemnification.

The merger agreement also provides that the surviving corporation will maintain the Company’s current directors’ and officers’ insurance and fiduciary liability insurance coverage for at least six years after the merger; provided that (i) the Company may obtain a prepaid, or tail, insurance policy on the same terms or on terms no less favorable than those in the Company’s current insurance coverage with aggregate premiums for the six-year period not in excess of $1,500,000 or such greater amount as may be agreed in writing by Parent and (ii) if the Company does not purchase such a tail policy, the surviving corporation will not be required to maintain more coverage than can be obtained annually for 250% of the annual premium paid for such insurance in effect on the date of the merger agreement.

Financing

Parent has obtained debt financing commitments in connection with the merger from the Committed Lenders and an equity financing commitment from Lone Star. Parent has agreed to use, and to cause Purchaser to use, reasonable best efforts to obtain the debt and equity financing provided for in the Commitment Letters on the terms and conditions described in such letters. This covenant includes using reasonable best efforts to (i) negotiate definitive agreements with respect thereto, (ii) satisfy on a timely basis all terms and conditions applicable to Parent and Purchaser in the Commitment Letters that are within their or their affiliates’ control, (iii) comply with their obligations under the Commitment Letters and (iv) not take or fail to take any action that would reasonably be expected to prevent or impede or delay the availability of the financing. Parent agrees to use, and to cause Purchaser to use, reasonable best efforts to enforce their rights under the financing commitments, but such obligation does not require them to sue the financing sources to enforce or commence any legal proceedings in relation to the financing commitments. Parent has the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under the debt financing commitment, or substitute other debt or equity financing; provided that any such amendment, replacement, supplement, or other modification to or waiver or replacement may not (i) expand upon the conditions precedent to the financing as set forth in the Debt Commitment Letter in any respect that would make such conditions materially less likely to be satisfied at the consummation of the merger and (ii) be reasonably expected to prevent or cause any delay of the consummation of the merger and the other transactions contemplated by the merger agreement.

If any portion of the financing described in the Commitment Letters becomes unavailable on the terms and conditions contemplated in such Commitment Letters, Parent must promptly notify the Company and is required, in consultation with the Company, to use reasonable best efforts to obtain alternative financing on terms not materially less beneficial in the aggregate to Parent.

Parent has agreed to keep us informed on a regular basis and in reasonable detail of the status of the debt financing, and to provide to us copies of all material agreements related to the financing.

We have agreed to, and we have agreed to cause our subsidiaries to, use reasonable best efforts to cause our and our subsidiaries’ respective representatives to, at Parent’s expense, provide to Parent and Purchaser with cooperation reasonably requested by Parent and/or the financing sources in connection with the debt financing, including: (i) participating in a reasonable number of meetings, presentations, due diligence and drafting sessions and reasonably cooperating with marketing efforts; (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, business projections, lender and investor presentations, prospectuses and similar documents required in connection with the debt financing; (iii) furnishing, as promptly as reasonably practical, certain financial information of the Company and our subsidiaries; (iv) no later than the date of mailing of this proxy statement, satisfying the conditions set forth in the Debt Commitment Letter (to the extent satisfaction of such conditions requires actions by or cooperation of the Company); (v) using reasonable best efforts to obtain customary accountants’ comfort letters and consents to the use of accountants’ audit reports, legal opinions, hedging agreements and other similar documents; (vi) using reasonable best efforts to provide monthly financial statements within 25 days of the end of each month; (vii) executing and delivering, as of the effective time of the merger agreement, any definitive financing documents as may be reasonably requested by Parent in connection with the debt financing and otherwise reasonably facilitating the pledging of collateral, and the replacement or backing of any outstanding letter of credit maintained or provided by the Company or our subsidiaries as of the closing date; (viii) taking all actions necessary to permit the Committed Lenders to conduct audit examinations, appraisals and other evaluations with respect to the current assets and other collateral of the Company and our subsidiaries, and to evaluate the Company’s cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements; and (ix) taking all corporate actions necessary to permit the consummation of the debt financing.

Under the merger agreement, the Company has agreed to allow Parent and its financing sources a period of 15 consecutive business days to market the debt financing (the “marketing period”). The marketing period is a period during and at the end of which (i) Parent and the financing sources have received the Company’s financial and other information required in connection with the debt financing and such information is compliant with all applicable requirements of Regulation S-X and Regulation S-K under the Exchange Act, (ii) nothing has occurred and no condition exists that would cause any of the conditions to the obligations of Parent and Purchaser to complete the merger to fail to be satisfied if the closing were to be held at any time during the marketing period, and (iii) the conditions to the obligations of each party to complete the merger will be satisfied.

The marketing period will (i) exclude July 4, 2014 through and including July 7, 2014 (such days will be disregarded for purposes of calculating the consecutive days consisting of the marketing period, but will not disqualify any period including such days from being “consecutive”) and (ii) must occur either entirely before or entirely after the period from and including August 15, 2014 through and including September 1, 2014. The marketing period will not be deemed to have commenced if (i) prior to the completion of the marketing period, the Company’s independent registered public accounting firm has withdrawn its audit opinion with respect to any of the financial statements contained in the Company’s SEC filings or in the information provided by the Company in connection with the debt financing, in which case the marketing period will not commence unless and until a new unqualified audit opinion is issued with respect to such financial statements, (ii) such financial statements that are available to Parent on the first day of the marketing period would not be sufficiently current on any day during the marketing period to permit a registration statement to be declared effective by the SEC on the last day of such period, or (iii) the Company issues a public statement indicating its intent to restate the historical financial statements of the Company or that such restatement is under consideration or may be a possibility, in which case the marketing period will not commence until such restatement has been completed and the relevant SEC filings of the Company have been amended, or the Company has announced that no such restatement shall be required under GAAP. Further, the marketing period will end on any earlier date on which the debt financing is consummated.

The obligations of Parent and Purchaser to complete the merger and the other transactions contemplated by the merger agreement on the terms and subject to the conditions of the merger agreement are not conditioned upon the availability or consummation of the debt financing or receipt of the proceeds therefrom.

Existing Indebtedness

The merger agreement provides that the Company, Parent and Purchaser shall take certain actions, and cooperate in specified instances, in respect of the existing indebtedness of the Company and its subsidiaries, including in connection with:

•	following a written request by Parent and at Parent’s expense, commencing offers to purchase and/or consent solicitations with respect to the Company’s outstanding convertible notes;

•	complying with, and taking certain actions in accordance with, the terms of the indentures governing the Company’s outstanding convertible notes;

•	amending, unwinding or terminating the derivative instruments in respect of the Company’s convertible notes;

•	preparation of a notice of redemption and providing for the redemption of the 2016 Notes, effective 30 days after the closing date;

•	repayment of all amounts outstanding under, and termination of, the Company’s Credit Agreement, dated October 25, 2013 (the “Existing Credit Agreement”), among the Company, certain of our subsidiaries, the lenders and agents party thereto and Deutsche Bank AG, New York Branch, as administrative agent and security trustee, on the closing date;

•	using reasonable best efforts to obtain all consents to the transactions contemplated by the merger agreement under the Company’s Finnish credit facility and related promissory note; and

•	using reasonable best efforts to, at the election of Parent, (i) cause the U.S. dollar/British pound sterling swaps between Dollar Financial U.K. Limited and various counterparties in an aggregate notional amount of $200 million (the “Cross Currency Swaps”) to be unwound or terminated upon termination of the Existing Credit Agreement or (ii) continue, or obtain consents from the counterparties to the Cross Currency Swaps to continue, the Cross Currency Swaps in full force and effect, with all associated costs in relation thereto to be paid by Parent.

Conditions to the Merger

Each party’s obligation to consummate the merger is subject to the satisfaction or waiver of the following conditions as of the closing:

•	the merger agreement will have been approved by the requisite vote of our stockholders;

•	any waiting period (and any extension thereof) applicable to the merger and the transactions contemplated by the merger agreement under applicable antitrust laws, including the HSR Act, will have been terminated or will have expired and any required approvals under antitrust laws will have been obtained;

•	the approvals from U.S. or foreign governmental entities (whether national, state, provincial or local) which are required in connection with the execution, delivery and performance by the Company of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement shall have been received; provided, however, that no such approval will be required with respect to (i) any one U.S. state or foreign nation that represented less than 1% of the Company’s revenue on a consolidated basis and (ii) any group of U.S. states or foreign nations that collectively represented less than 2% of the Company’s revenue on a consolidated basis, in each case for the quarter ended December 31, 2013; and

•	no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition will be in effect, and no law will have been enacted, entered promulgated, enforced or deemed applicable by any governmental authority, that, in any such case, prohibits or makes illegal the consummation of the merger.

In addition, the obligations of Parent and Purchaser to complete the merger are subject to the satisfaction or waiver (to the extent permitted by law) in writing of the following conditions:

•	our representations and warranties in the merger agreement regarding our capital stock, authority, absence of certain changes or events, the absence of a rights plan and brokers must be true and correct as of the date of the merger agreement and as of the closing of the merger as if made on and as of such date (except to the extent that any such representations and warranties speak solely and expressly as of an earlier date, in which case such representations and warranties must be true and correct as of such earlier date, and with respect to the representation and warranty regarding our capital stock, except for any failures to be true and correct that, individually or in the aggregate, are de minimis);

•	each of our representations and warranties set forth in the merger agreement not included in the bullet above must be true and correct as of the date of the merger agreement and as of the date of the closing of the merger as if made on and as of such date (except to the extent that any such representations and warranties speak solely and expressly as of an earlier date) except for inaccuracies of such representations and warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would reasonably not be expected to have, a Material Adverse Effect;

•	we must have performed in all material respects all obligations required by the merger agreement to be performed by us at or prior to the effective time of the merger;

•	there must not have occurred since the date of the merger agreement any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

•	the FCA shall not have taken since the date of the merger agreement any of the following actions against the Company or any of our subsidiaries: (i) communicating in writing by notice given under section 55X(2) of the Financial Services and Markets Act 2000 (“FSMA”) that the FCA will not approve an application by the Company or any such Subsidiary for Part 4A permission to conduct business at the end of the interim permission period; (ii) the making of a public censure under section 205 of FSMA, or the imposition of any financial penalties in excess of £2.5 million under section 206 of FSMA; (iii) providing written notice under section 207(1) of FSMA that the FCA proposes any suspension of the Company’s or such subsidiary’s interim permission, or of the imposition of a restriction on such interim permission that would prohibit the offering of a specific product or dealing with a class of customers pursuant to section 206A of FSMA; (iv) providing written notice under section 63 or section 67 of FSMA that the FCA proposes to withdraw (under section 63) or suspend (under section 66) the Company’s or such subsidiary’s FCA-approved persons at Controlled Functions 1 or 3; or (v) commencing an enforcement action specific to the Company or any such subsidiary that would impose a cap on loan rates, limit rollovers to one per loan, prohibit the offering of a specific product or dealing with a class of customers, or limit the amount that may be loaned to a borrower to 33% or less of the borrower’s net monthly income; in the case of any of the foregoing actions, whether or not based on conduct occurring while the Company or such subsidiary was subject to FCA supervision;

•	no Skilled Person (as described in FSMA) appointed under Section 166 of FSMA shall have issued, since the date of the merger agreement, a written report or a written draft report that includes a finding of a breach by the Company or any of our subsidiaries of regulatory requirements or of self-imposed limitations agreed in writing with the FCA relating to corporate governance, affordability assessments, practices on forbearance, promotion of deferrals, marketing or pricing in respect of single payment loans or other credit products offered to customers, the cure or rectification of which by the Company and our subsidiaries would reasonably be expected to result in costs, expenses and losses to the Company and our subsidiaries aggregating in excess of £2.5 million in any 12-month period following the issuance of the report or the draft report; and

•	we will have delivered to Parent a certificate dated the closing date of the merger and signed by an executive officer of the Company certifying that the foregoing conditions to Parent’s and Purchaser’s obligations to complete the merger have been satisfied.

In addition, our obligations to complete the merger are subject to the satisfaction or waiver (to the extent permitted by law) of the following conditions:

•	the representations and warranties of Parent and Purchaser in the merger agreement must be true and correct as of the date of the merger agreement and as of the closing date as if made on such date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of that specified date), except for inaccuracies of such representations and warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to result in any event, change, circumstance, occurrence, effect or state of facts that materially impairs or materially delays, or prevents, the ability of Parent or Purchaser to consummate the merger or any of the other transactions contemplated by the merger agreement;

•	Parent and Purchaser must have performed in all material respects all obligations required by the merger agreement to be performed by them at or prior to the effective time of the merger; and

•	Parent will have delivered to us a certificate, dated the closing date of the merger, signed by an executive officer of Parent certifying that the foregoing conditions to our obligations to complete the merger have been satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after our stockholders have approved the merger agreement and before or after the marketing period for the debt financing has expired, as follows:

•	by mutual written consent of us and Parent;

•	by either Parent or us, if:

•	the effective time of the merger does not occur on or before October 1, 2014; provided, however, that at Parent’s sole option pursuant to a written notice delivered to the Company not later than three business days prior to October 1, 2014, such date shall be extended to January 1, 2015 in the event the Company has not received the required regulatory consents and approvals, including under the HSR Act; provided that the right to terminate the merger agreement pursuant to this provision is not available to any party whose breach of any obligation under the merger agreement has been the primary cause of or primarily resulted in the failure of the effective time of the merger to occur on or before October 1, 2014 or January 1, 2015, as applicable;

•	if any court of competent jurisdiction or other governmental authority will have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the merger agreement and such judgment, order, injunction, rule, decree or other action will have become final and nonappealable; provided that the party seeking to terminate the merger agreement pursuant to this bullet will have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action; or

•	after the meeting of our stockholders if our stockholders do not approve the merger.

•	by Parent, if:

•	any of our representations and warranties are or have become untrue or inaccurate or there has been a breach on our part of any of our covenants or agreements, which such failure to be true or accurate or breach (i) would give rise to the failure of applicable closing conditions and (ii) cannot or has not been cured by the earlier of October 1, 2014 (or January 1, 2015, as applicable) or 30 days following receipt of written notice of such failure or breach; provided that Parent will not have the right to terminate if Parent or Purchaser is then in material breach of any of its covenants or agreements in the merger agreement;

•	(i) the Board effects a change of Board recommendation; (ii) the Board (or any committee thereof) approves or recommends, or causes or permits the Company to enter into, an acquisition agreement other than the merger agreement; (iii) upon a request to do so by Parent, the Board fails to publicly reaffirm its recommendation of the merger within 10 business days after the date of any acquisition proposal or any material modification thereto is first commenced, published or sent or given to our stockholders; (iv) the Company shall have willfully and breached any of its obligations in the covenants relating to no solicitation, recommendation of the merger, and holding a meeting of the Company’s stockholders; or (v) the Board formally resolves or publicly authorizes or proposes to take any of the foregoing actions; or

•	following the failure of a closing condition due to the taking of any action by the FCA or delivery of a written report by a Skilled Person, as described above.

•	by us, if:

•	any of the representations and warranties of either Parent or Purchaser are or have become untrue or inaccurate, or there has been a breach on the part of either Parent or Purchaser of any of its covenants or agreements, and such failure to be true or accurate or breach (i) would give rise to the failure of applicable closing conditions and (ii) cannot or has not been cured by the earlier of October 1, 2014 (or January 1, 2015, as applicable) or 30 days following receipt of written notice of such failure or breach; provided that we will not have the right to terminate if we are then in material breach of any of our covenants or agreements in the merger agreement;

•	if (a) the conditions to the Purchaser Parties’ obligation to complete the merger would be satisfied and continue to be satisfied at the time of such termination if the merger were to occur at the time of such termination, (b) the Purchaser Parties fail to complete the merger by the end of the second business day after the later of (1) the satisfaction or, to the extent permitted by applicable law, waiver of the conditions to the Company’s obligation to complete the merger and the conditions to the Company’s and Purchaser Parties obligation to complete the merger, and (2) the end of the marketing period, and (c) the Company stands ready, willing and able to complete the merger through the end of such two business day period; or

•	prior to our stockholders approving the merger agreement, (i) the Board has determined to enter into an acquisition agreement with respect to a superior proposal to the extent permitted by, and subject to the terms of, the merger agreement and (ii) we have paid the required termination fee.

Termination Fee

Generally, all fees and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such fees and expenses, whether or not the merger is completed. However, we have agreed to pay Parent a termination fee of $13,254,500 (or $9,467,500 under the circumstances described below) if:

•	all of the following events occur:

•	an acquisition proposal has been made directly to our stockholders or otherwise publicly announced, or is otherwise communicated to our senior management;

•	either party terminates the merger agreement as a result of the merger not having been completed on or prior to October 1, 2014 (or January 1, 2015, if validly extended to such date by Parent) or the Company’s stockholders having failed to adopt the merger agreement at a duly called stockholders meeting, or Parent terminates the merger agreement as a result of the Company’s failure to comply with its covenants and obligations; and

•	within 12 months following the date of the termination of the merger agreement, the Company enters into an agreement with respect to an acquisition proposal, or recommends or submits any acquisition proposal to its stockholders for approval, or a transaction in respect of any acquisition proposal is consummated;

•	prior to our stockholders approving the merger agreement, the Company terminates the merger agreement after the Board has determined to enter into an acquisition agreement with respect to a superior proposal to the extent permitted by, and subject to the terms of the merger agreement; or

•	Parent terminates the merger agreement because: (i) the Board effects a change of Board recommendation; (ii) the Board (or any committee thereof) approves or recommends, or causes or permits the Company to enter into, an acquisition agreement other than the merger agreement; (iii) upon a request to do so by Parent, the Board fails to publicly reaffirm its recommendation of the merger within 10 business days after the date of any acquisition proposal or any material modification thereto is first commenced, published or sent or given to our stockholders; (iv) the Company shall have willfully and materially breached any of its obligations in the covenants relating to no solicitation, recommendation of the merger, and holding a meeting of the Company’s stockholders; or (v) the Board (or any committee thereof) formally resolves or publicly authorizes or proposes to take any of the foregoing actions;

provided, however, that the termination fee payable by the Company would have been $9,467,500 if:

•	the termination of the merger agreement arose by virtue of the approval or recommendation of an acquisition proposal by the Board, the signing of a definitive agreement with respect to an acquisition proposal, or the authorization by the Board for the Company to enter into a definitive agreement with respect to a superior proposal; and

•	the acquisition proposal was received on or before 11:59 p.m. Eastern Time on April 21, 2014 and the Board determined in good faith on or before April 21, 2014, after consultation with its outside legal counsel and financial advisor, that the competing proposal was or reasonably could have been expected to lead to a superior proposal.

In the event the merger agreement is terminated by the Company or Parent after the meeting of our stockholders if our stockholders do not approve the merger, and a termination fee is not otherwise payable to Parent by the Company, we have agreed to reimburse Parent and its affiliates for all of their reasonable out-of-pocket fees and expenses incurred by Parent or Purchaser or on their behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of the merger agreement and the transactions contemplated thereby, up to a maximum amount of $3,787,000.

Parent has agreed to pay us a termination fee of $22,722,000 if we terminate the merger agreement as a result of the merger not having been consummated on or before the Scheduled Closing Date, all conditions to the consummation of the merger were satisfied and continue to be satisfied at the time of such termination if the closing were held at the time of such termination, and the Company stood ready, willing and able to consummate the merger on the Scheduled Closing Date at the time of termination.

Amendment and Waiver

The merger agreement may be amended by us, Parent and Purchaser at any time prior to the effective time of the merger. However, after approval of the merger agreement by our stockholders, no amendment can be made that, pursuant to applicable law, would require further approval or adoption by the Company’s stockholders. Any amendment to the merger agreement must be made by a written instrument signed by us, Parent and Purchaser.

Parties in Interest

The merger agreement expressly disclaims any third party beneficiary rights except for (i) the rights of our directors, officers and other indemnified persons to enforce their rights to indemnification, exculpation, advancement and insurance as provided in the merger agreement, (ii) the rights of Parent’s financing sources to enforce certain rights under the merger agreement, and (iii) the rights of our equity holders and option holders to receive the merger consideration after the effective time of the merger.

Assignment

Neither the merger agreement nor any of the rights, interests or obligations under the merger agreement may be assigned or delegated by any party to the merger agreement without the prior written consent of the other parties to the merger agreement, except that each of Parent and Purchaser may assign any or all of its rights, interests and obligations under the merger agreement to Parent or one of its affiliates. No assignment by Parent or Purchaser will relieve Parent or Purchaser from any of its obligations under the merger agreement.

Governing Law

The merger agreement is governed by Delaware law, except that any action, cause of action, claim, cross-claim or third-party claim against the debt financing sources relating to the merger agreement, the debt financing or the transactions contemplated by the merger agreement or the Debt Commitment Letter will be governed by New York law.

Specific Performance

Parent, Purchaser and we have agreed that irreparable harm would occur if any provision of the merger agreement is not performed in accordance with its specific terms or is otherwise breached. The parties will be entitled to seek equitable relief, including injunctive relief and specific performance, to prevent breaches of the provisions of the merger agreement and to enforce specifically the merger agreement and its terms and provisions in the Delaware Court of Chancery, and if jurisdiction is not then available in the Delaware Court of Chancery, in any federal court located in the State of Delaware or any other Delaware state court.

Notwithstanding the foregoing, pursuant to the terms of the merger agreement, we will be entitled to specific performance to cause Parent and Purchaser to draw down the equity financing or to consummate the merger only if:

•	all conditions to the obligations of Parent and Purchaser to consummate the merger (other than those conditions that by their nature are to be satisfied at closing) have been satisfied;

•	Parent and Purchaser have failed to consummate the merger by the Scheduled Closing Date;

•	all conditions to the consummation of the debt financing provided by the Debt Commitment Letter have been satisfied (other than those conditions that by their nature are to be satisfied at the closing of the merger); and

•	we have irrevocably confirmed that if specific performance is granted and the equity and debt financing are funded, then the closing will occur.

In addition, neither Parent nor Purchaser is required to initiate, prosecute or maintain any action against any financing source or the other persons providing or obligated to provide the debt financing in the event of any breach or purported breach of the Debt Commitment Letter by any such financing source or other person.

APPROVAL OF THE MERGER PROPOSAL (PROPOSAL 1)

The Proposal

The stockholders of DFC Global are being asked to approve a proposal to adopt the merger agreement (referred to elsewhere in this proxy statement as the “Merger Proposal”). For a detailed discussion of the terms and conditions of the merger agreement, see the section entitled “The Merger Agreement.” A copy of the merger agreement is attached to this proxy statement as Appendix A.

Vote Required and Board Recommendation

As discussed in the section entitled “The Merger — Recommendation of the Board of Directors,” acting upon the recommendation of the Special Committee, the Board has determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, DFC Global and its stockholders. The Board has unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby, and the Board unanimously recommends that you vote “FOR” the Merger Proposal.

Under Delaware law, approval of the Merger Proposal requires the affirmative vote of at least a majority of the shares of DFC Global common stock outstanding and entitled to vote at the special meeting. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the proposal.

The Board unanimously recommends that the stockholders of DFC Global vote “FOR” the Merger Proposal.

ADVISORY VOTE ON MERGER-RELATED COMPENSATION (PROPOSAL 2)

The Proposal

In accordance with Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, the value of which is set forth under “The Merger — Potential Change of Control Payments to Named Executive Officers.” As required by Section 14A of the Exchange Act, the Company is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, as disclosed under “The Merger — Potential Change of Control Payments to Named Executive Officers,” is hereby APPROVED.”

Vote Required and Board Recommendation

Approval of the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, including the agreements and understandings pursuant to which such compensation may be paid or become payable, requires the affirmative vote of the holders of at least a majority of the shares of the Company’s common stock present and entitled to vote at the special meeting. Abstentions will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of the proposal, assuming a quorum is present.

The Board unanimously recommends that you vote “FOR” the approval, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the named executive officers of DFC Global in connection with the merger.

APPROVAL OF THE ADJOURNMENT PROPOSAL (PROPOSAL 3)

The Proposal

The stockholders of DFC Global are being asked to approve a proposal that will give DFC Global the authority, if necessary or appropriate, to adjourn the special meeting for the purpose of soliciting additional proxies in favor of the Merger Proposal if there are not sufficient votes at the time of the special meeting to approve the Merger Proposal. If this Adjournment Proposal is approved, the special meeting could be adjourned by the Board. In addition, under Section 2.7 of the bylaws of DFC Global, the chairman of the meeting has the authority to adjourn a meeting, whether or not a quorum is present.

DFC Global does not anticipate that it will adjourn or postpone the special meeting unless necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Proposal, or it is advised by counsel that such adjournment or postponement is necessary under applicable law. Any signed proxies received by DFC Global in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow DFC Global’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting, as adjourned or postponed.

Vote Required and Board Recommendation

Approval of the Adjournment Proposal requires the affirmative vote of the holders of at least a majority of the shares of DFC Global’s common stock present and entitled to vote at the special meeting. Abstentions will have the same effect as a vote “AGAINST” the proposal. Broker non-votes will have no effect on the outcome of the proposal, assuming a quorum is present.

The Board unanimously recommends that the stockholders of DFC Global vote “FOR” the Adjournment Proposal.

MARKET PRICE AND DIVIDEND DATA

DFC Global’s common stock trades on the Nasdaq under the symbol “DLLR.”

The table below sets forth the quarterly high and low sales prices for DFC Global’s common stock as reported by the Nasdaq for each quarter during the period from July 1, 2012 through March 31, 2014 and through April 29, 2014 for DFC Global’s fourth fiscal quarter of 2014 ending June 30, 2014.

	Common Stock Price ($)
	High	Low
Fiscal Year 2012
First Fiscal Quarter ended September 30, 2011	24.89	17.41
Second Fiscal Quarter ended December 31, 2011	23.01	15.80
Third Fiscal Quarter ended March 31, 2012	20.36	17.19
Fourth Fiscal Quarter ended June 30, 2012	19.32	15.06

Fiscal Year 2013
First Fiscal Quarter ended September 30, 2012	20.50	16.85
Second Fiscal Quarter ended December 31, 2012	19.13	15.08
Third Fiscal Quarter ended March 31, 2013	19.97	16.52
Fourth Fiscal Quarter ended June 30, 2013	15.81	12.95

Fiscal Year 2014
First Fiscal Quarter ended September 30, 2013	16.43	10.81
Second Fiscal Quarter ended December 31, 2013	13.75	9.25
Third Fiscal Quarter ended March 31, 2014	11.74	6.24
Fourth Fiscal Quarter ending June 30, 2014 (through April 29, 2014)	9.69	8.85

The closing price of DFC Global’s common stock on the Nasdaq on April 1, 2014, the last trading day prior to DFC Global’s press release announcing the execution of the merger agreement, was $8.98 per share. On April 29, 2014, the most recent practicable date before this proxy statement was mailed to DFC Global’s stockholders, the closing price DFC Global’s common stock on the Nasdaq was $9.31 per share. You are encouraged to obtain current market quotations for DFC Global’s common stock in connection with voting your shares of DFC Global’s common stock.

If the merger is consummated, each share of DFC Global’s common stock will be converted into the right to receive the merger consideration, DFC Global’s common stock will be removed from quotation on the Nasdaq and there will be no further public market for shares of DFC Global’s common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 29, 2014 regarding the beneficial ownership of DFC Global common stock by (i) each of our directors and named executive officers, (ii) our directors and executive officers as a group and (iii) each person whom we know to own beneficially more than 5% of our common stock. Except as indicated below, to our knowledge, all of such common stock is owned directly, and the indicated person has sole voting and investment power.

We have calculated beneficial ownership in accordance with the rules of the SEC. Shares of our common stock subject to options currently exercisable or exercisable within 60 days of April 29, 2014 are deemed to be outstanding for calculating the percentage of outstanding shares of the person holding those options, but are not deemed outstanding for calculating the percentage of any other person. As of April 29, 2014, there were a total of 38,635,364 shares of DFC Global common stock issued and outstanding. Unless otherwise indicated below in the footnotes to the table, the address of each officer and director is c/o DFC Global Corp., 1436 Lancaster Avenue, Suite 300, Berwyn, Pennsylvania 19312.

Name and Address of Beneficial Owner:	Amount of Beneficial Ownership		Percent of Class
Directors and Named Executive Officers:
Jeffrey A. Weiss	1,506,427	(1)	3.8%
John Gavin	136,881	(2)	*	%
Clive Kahn	154,619	(3)	*	%
Michael Kooper	125,324	(4)	*	%
David Jessick	148,131	(5)	*	%
Ronald McLaughlin	125,324	(6)	*	%
Edward A. Evans	13,258	(7)	*	%
Michael Hudachek	60,477	(8)	*	%
Michael Coury	60,536	(9)	*	%
Norman Miller	398,150	(10)	1.0%
Kenneth Schwenke	75,892	(11)	*	%
Randy Underwood	328,968	(12)	*	%
All directors and executive officers as a group (11 persons)	2,727,794	(13)	6.7%

5% Stockholders:
Wellington Management Company, LLP	4,625,824	(14)	12.0%
Wasatch Advisors, Inc	3,255,371	(15)	8.4%
Wells Fargo & Company	2,586,615	(16)	6.7%
Blackrock, Inc.	2,388,372	(17)	6.2%
The Vanguard Group	2,117,338	(18)	5.5%

*	Less than 1.0%
(1)	Includes (i) 159,782 fully vested but undistributed restricted stock units, (ii) fully vested options to purchase 985,022 shares of common stock, and (iii) 15,217 restricted stock units which are distributable within 60 days of April 29, 2014.
(2)	Includes (i) 40,790 fully vested but undistributed restricted stock units, and (ii) fully vested options to purchase 96,091 shares of common stock.
(3)	Includes (i) 58,528 fully vested but undistributed restricted stock units, and (ii) fully vested options to purchase 96,091 shares of common stock.
(4)	Includes (i) 40,685 fully vested but undistributed restricted stock units, and (ii) fully vested options to purchase 84,639 shares of common stock.
(5)	Includes (i) 40,790 fully vested but undistributed restricted stock units, and (ii) fully vested options to purchase 107,341 shares of common stock.

(6)	Includes (i) 40,685 fully vested but undistributed restricted stock units, and (ii) fully vested options to purchase 84,639 shares of common stock.
(7)	Includes (i) 4,114 fully vested but undistributed restricted stock units, and (ii) fully vested options to purchase 9,144 shares of common stock.
(8)	Includes fully vested options to purchase 45,747 shares of common stock.
(9)	Includes fully vested options to purchase 30,174 shares of common stock.
(10)	Includes fully vested options to purchase 60,096 shares of common stock. Based on most recent information provided by stockholder to the Company.
(11)	Includes fully vested options to purchase 29,891 shares of common stock. Based on most recent information provided by stockholder to the Company.
(12)	Includes fully vested options to purchase 193,932 shares of common stock.
(13)	Includes (i) fully vested but undistributed restricted stock units of 385,374, (ii) fully vested options to purchase 1,788,360 shares of common stock, and (iii) 15,217 restricted stock units which are distributable within 60 days of April 29, 2014.
(14)	Information based on a Schedule 13G/A filed with the SEC on February 14, 2014 by Wellington Management Company, LLP, a registered investment advisor, a Massachusetts limited liability partnership with its principal place of business located at 280 Congress Street, Boston, Massachusetts 02210.
(15)	Information based on a Schedule 13G/A filed with the SEC on February 13, 2014 by Wasatch Advisors, Inc., a registered investment advisor, with a principal place of business at 505 Wakara Way, Salt Lake City, Utah 84108.
(16)	Information based on a Schedule 13G filed with the SEC on January 27, 2014 by Wells Fargo & Company. The principal business address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, California 94104.
(17)	Information based on a Schedule 13G/A filed with the SEC on January 28, 2014 by BlackRock, Inc. BlackRock, Inc., a parent holding company, holds shares on behalf of: BlackRock Investment Management Australia Limited; BlackRock Fund Advisors; BlackRock Advisors LLC; BlackRock Institutional Trust Company, N.A.; BlackRock Investment Management, LLC; BlackRock Asset Management Canada Limited; BlackRock Advisors (UK) Ltd.; BlackRock Investment Management (UK) Ltd. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.
(18)	Information based on a Schedule 13G/A filed with the SEC on February 12, 2014 by The Vanguard Group. The principal business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

DEADLINE FOR STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

If the merger is completed, DFC Global will not hold an annual meeting of stockholders in 2014 and there will be no public participation in any future meetings of DFC Global’s stockholders because, following the merger, DFC Global’s common stock will be delisted from the Nasdaq and will be deregistered under the Exchange Act, and DFC Global will no longer be a publicly-held company. If the merger is not completed, however, DFC Global’s stockholders will continue to be entitled to attend and participate in meetings of DFC Global’s stockholders. If the merger is not completed, DFC Global will inform its stockholders, by press release or other means determined reasonable by management, of the date by which stockholder proposals must be received by DFC Global for inclusion in the proxy materials relating to DFC Global’s 2014 annual meeting, which proposals must comply with the rules and regulations of the SEC and DFC Global’s bylaws as then in effect.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of banks and brokers with account holders who are our stockholders may be householding our proxy materials. A single proxy statement will be delivered to multiple DFC Global stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, or contact DFC Global by telephone at (610) 296-3400 or by written request to Investor Relations, 1436 Lancaster Avenue, Berwyn, Pennsylvania 19312. DFC Global will deliver promptly upon request a separate copy of the proxy statement. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

WHERE YOU CAN FIND MORE INFORMATION

DFC Global files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC public reference room at the following location: Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

DFC Global makes available, free of charge, copies of the publicly available documents it files with the SEC, including this proxy statement, through the “Investor Relations” section of its website at http://ir.dfcglobalcorp.com. Any person to whom this proxy statement is delivered may obtain copies of the reports and this proxy statement (without exhibits), without charge, upon written request to Investor Relations, 1436 Lancaster Avenue, Berwyn, Pennsylvania 19312 or by calling (610) 296-3400. If you would like to request documents from DFC Global, please do so at least 10 business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

Statements contained in this proxy statement regarding the contents of any contract or other document are not necessarily complete and each of these statements is qualified in its entirety by reference to such contract or other document filed as an exhibit with the SEC.

You should rely only on the information contained in this proxy statement when considering how to vote your shares at the special meeting. DFC Global has not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated May 1, 2014. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

among

LSF8 STERLING PARENT, LLC,

LSF8 STERLING MERGER COMPANY, LLC

and

DFC GLOBAL CORP.

Dated as of April 1, 2014

Exhibits
Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit B	Form of Bylaws of the Surviving Corporation

INDEX OF DEFINED TERMS

Definition	Location
2016 Notes	5.13
2016 Notes Indenture	5.13
2017 Notes	3.2
2017 Notes Indenture	3.2
2027 Notes	3.2
2027 Notes Indenture	3.2
2028 Notes	3.2
2028 Notes Indenture	3.2
Acquisition Proposal	5.2
Action	3.9
Adverse Recommendation Change	5.2
Affiliate	8.3
Agreement	Preamble
Alternative Acquisition Agreement	5.2
Bond Financing	4.7
Book-Entry Shares	2.3
Bridge Financing	4.7
Business Day	8.3
Certificate of Merger	1.3
Certificates	2.3
Closing	1.2
Closing Date	1.2
Code	2.4
Company	Preamble
Company Board	Recitals
Company Bylaws	1.5
Company Charter	1.5
Company Disclosure Letter	Article III
Company Equity Plans	2.2
Company Intellectual Property	3.18
Company Plans	3.11
Company Preferred Stock	3.2
Company Registered IP	3.18
Company Regulatory Agreement	3.21
Company SEC Documents	3.6
Company Stockholder Approval	3.4
Company Stockholders Meeting	5.3
Company Stock Awards	3.2
Company Stock Option	2.2
Company Stock Plans	2.2
Confidentiality Agreement	5.4
Contract	3.5
control	8.3
Convertible Note Derivative Instruments	8.3
Convertible Notes	3.2
Cross Currency Swaps	5.13
Debt Financing	4.7
Debt Financing Commitments	4.7
Debt Tender Agents	5.13
Debt Tender Offers	5.13
Delaware Secretary of State	1.3

Definition	Location
Derivative Contract	3.23
DGCL	1.1
Dissenting Shares	2.5
Early Termination Deadline	7.3
Effective Time	1.3
Environmental Law	3.13
Equity Financing	4.7
Equity Financing Commitment	4.7
ERISA	3.11
Exchange Act	3.5
Excluded Party	7.3
Existing Credit Agreement	5.13
Existing D&O Policies	5.8
FCA	3.10
Fee Letter	4.7
Financing	4.7
Financing Commitments	4.7
Financing Failure Event	5.9
Financing Liens	3.2
Financing Sources	8.3
Finnish Credit Facility	5.13
FSMA	3.10
Foreign Competition Laws	3.5
GAAP	3.6
Gross-Up Payment	3.11
Governmental Entity	2.3
Guarantor	Recitals
Hazardous Substance	3.13
HSR Act	3.5
Houlihan Lokey	3.24
Indebtedness	8.3
Indemnified Persons	5.8
Intellectual Property	3.18
Intervening Event	5.2
IRS	3.11
knowledge	8.3
Law	3.5
Leased Real Property	3.17
Liens	3.2
Limited Guarantee	Recitals
Marketing Period	5.9
Material Adverse Effect	8.3
Material Contract	3.15
Measurement Date	3.2
Merger	Recitals
Merger Consideration	2.1
Merger Sub	Preamble
NASDAQ	3.5
Nonqualified Deferred Compensation Plan	3.11
Offer Documents	5.13
Outside Date	7.1
Owned Real Property	3.17
Parent	Preamble

Definition	Location
Parent Expenses	7.3
Parent Material Adverse Effect	8.3
Parent Parties	8.3
Parent Termination Fee	7.3
Paying Agent	2.3
Payment Fund	2.3
Permits	3.10
Permitted Liens	3.17
Person	8.3
Proxy Statement	5.3
Regulatory Agencies	3.21
Related Party	3.21
Representatives	5.2
Required Information	5.9
RSU	2.2
S&R Facility	5.1
Schedule TO	5.13
SEC	3.6
Section 10.06 Supplemental Indenture	5.13
Securities Act	3.5
Shares	2.1
Solvent	4.9
Special Committee	Recitals
Subsidiary	8.3
Superior Proposal	5.2
Surviving Corporation	1.1
Swedish Facility	5.1
Tail Policy	5.8
Takeover Laws	3.19
Tax Incentive	3.14
Tax Returns	3.14
Taxes	3.14
Termination Fee	7.3
WARN Act	3.12
willful and material breach	7.2

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 1, 2014, among LSF8 STERLING PARENT, LLC, a Delaware limited liability company (“Parent”), LSF8 STERLING MERGER COMPANY, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Parent (“Merger Sub”), and DFC GLOBAL CORP., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving, on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the Boards of Directors of Parent and Merger Sub have each unanimously approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”) formed a committee of the Board (the members of which are not affiliated with Parent or Merger Sub and are not members of the Company’s management) for the purpose of evaluating strategic opportunities and alternatives for the Company (the “Special Committee”);

WHEREAS, the Special Committee evaluated and made a recommendation to the Company Board with respect to this Agreement and the transaction contemplated by this Agreement;

WHEREAS, the Company Board, acting upon the unanimous recommendation of the Special Committee, has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved and agreed to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Lone Star Fund VIII (U.S.), L.P. (the “Guarantor”) has provided a limited guarantee (the “Limited Guarantee”) to the Company with respect to certain of Parent’s and Merger Sub’s obligations under this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein;

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

AGREEMENT

ARTICLE I

THE MERGER

SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and as a wholly-owned subsidiary of Parent.

SECTION 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, on the later of (x) the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions) and (y) two Business Days after the final day of the Marketing Period, at the offices of Gibson, Dunn & Crutcher LLP, unless another date, time or place is agreed to in writing by Parent and the Company; provided that notwithstanding the satisfaction or waiver of the conditions set forth in Article VI, this Agreement may be terminated pursuant to and in accordance with Section 7.1 such that the parties shall not be required to effect the Closing regardless of whether the final day of the Marketing Period shall have occurred prior to such termination. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

SECTION 1.3 Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other date or time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.5 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of the Company (the “Company Charter”) shall be amended so that it reads in its entirety as set forth in Exhibit A hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Company (the “Company Bylaws”) shall be amended so that they read in their entirety as set forth in Exhibit B hereto, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

SECTION 1.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

SECTION 1.7 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a) Each share of common stock, par value $0.001 per share, of the Company (such shares, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be cancelled in accordance with Section 2.1(b) and (ii) any Dissenting Shares) shall thereupon be converted automatically into and shall thereafter represent the right to receive $9.50 in cash, without interest, and subject to deduction for any required withholding Tax (the “Merger Consideration”). As of the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration in accordance with Section 2.3, without interest.

(b) Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent, Merger Sub or any wholly owned Subsidiary of the Company immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and shall become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(d) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split), subdivision, combination, exchange, stock dividend, stock distribution, or any other similar event, then the Merger Consideration shall be equitably adjusted to reflect such event so as to provide Parent and the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this paragraph (d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

SECTION 2.2 Treatment of Options, Restricted Stock Units.

(a) Stock Options. Except as provided below, at the Effective Time, each option (each, a “Company Stock Option”) to purchase Shares granted under the 2005 Stock Incentive Plan and the 2007 Equity Incentive Plan (the “Company Stock Plans”) that is outstanding immediately prior to the Effective Time shall become fully vested. In addition, each Company Stock Option outstanding immediately prior to the Effective Time shall be cancelled and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such cancelled Company Stock Option as soon as practicable following the Effective Time an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) the excess (if any) of the Merger Consideration over the exercise price per Share under such Company Stock Option and (ii) the number of Shares subject to such Company Stock Option; provided that if the exercise price per Share of any such Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled without any cash payment being made in respect thereof.

(b) Restricted Stock Units. At the Effective Time, each restricted stock unit (“RSU”) granted under the Company Stock Plans shall become fully earned and vested with respect to 100% of the Shares set forth in the terms of the agreement granting such RSU and shall be cancelled and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such cancelled RSU as soon as practicable following the Effective Time an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the Merger Consideration for each such fully earned and vested RSU.

(c) Prior to the Effective Time, the Company shall deliver all required notices (which notices shall have been approved by Parent, in its reasonable discretion) to each holder of Company Stock Options and RSUs setting forth each holder’s rights pursuant to the respective Company Stock Plan, stating that such Company Stock Options and RSUs shall be treated in the manner set forth in this Section 2.2.

(d) The Company shall take all actions necessary, as of the Effective Time, (i) to ensure that the Company Stock Plans and any agreements thereunder, together with any other equity-based compensation plan maintained by the Company (collectively, the “Company Equity Plans”), shall terminate, and (ii) to ensure that no holder of a Company Stock Option or RSU or any participant in any Company Equity Plan or any other employee incentive or benefit plan, program or arrangement or any non-employee director plan maintained by the Company shall have any rights to acquire, or other rights in respect of, the capital stock of the Company, the Surviving Corporation or any of their Subsidiaries, except the right to receive the payment contemplated by this Section 2.2 in cancellation and settlement thereof.

SECTION 2.3 Exchange and Payment.

(a) At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), in trust for the benefit of holders of Shares, cash in an amount sufficient to pay the aggregate Merger Consideration in accordance with this Article II (such cash, the “Payment Fund”). Except as otherwise provided in this Agreement, the Payment Fund shall not be used for any purpose other than to fund payments due pursuant to this Article II.

(b) Promptly after the Effective Time and in any event not later than the third Business Day following the Closing Date, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate (the “Certificates”) that immediately prior to the Effective Time represented outstanding Shares that were converted into the right to receive the Merger Consideration (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and which letter shall be in customary form and contain such other provisions as Parent or the Paying Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate (or affidavits of loss in lieu thereof as provided in Section 2.3(j) or, in the case of uncertificated Shares represented by book entry (the “Book-Entry Shares”), upon adherence to the procedures as set forth in the letter of transmittal) to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Paying Agent may reasonably require, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate (subject to deduction for any required withholding Tax), and the Certificate so surrendered shall forthwith be cancelled. Promptly after the Effective Time and in any event not later than the third Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to issue and deliver to each holder of Book-Entry Shares a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to this Article II in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be cancelled. No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration.

(c) Promptly after the Effective Time and, in any event, not later than the third Business Day following the Closing Date, the Surviving Corporation shall send, or shall instruct the Paying Agent to send, to each record holder of a Company Stock Option or RSU in respect of which a cash payment is payable at the Effective Time under Section 2.2 a notice summarizing such holder’s rights under this Agreement with respect to such award and setting forth any procedures that such holder must follow to receive payment.

(d) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share or shall have established to the satisfaction of Parent that such tax is not applicable.

(e) Until surrendered as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration payable in respect thereof pursuant to this Article II, without any interest thereon.

(f) All cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(g) The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent, on a daily basis. Any interest or other income resulting from such investments shall be paid to Parent, upon demand.

(h) Any portion of the Payment Fund that remains unclaimed by the holders of Certificates or Book-Entry Shares one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any remaining holders of Certificates or Book-Entry Shares shall thereafter look only to the Surviving Corporation as general creditors thereof for payment of the Merger Consideration (subject to abandoned property, escheat or similar Law).

(i) None of Parent, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any Person in respect of any portion of the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been exchanged prior to the date on which the related Merger Consideration would otherwise escheat to or become the property of any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body (each, a “Governmental Entity”), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(j) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will as promptly as practicable deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

(k) Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.1(a) to pay for Shares for which appraisal rights have been perfected as described in Section 2.5 shall be returned to Parent, upon demand.

SECTION 2.4 Withholding Rights. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration payable to any holder of Shares, Company Stock Options, RSUs or otherwise pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold under the Internal Revenue Code of 1986 (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

SECTION 2.5 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger and who is entitled to demand and properly demands appraisal of such Shares pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 2.1(a). The Company shall serve prompt notice to Parent of any demands for appraisal of any Shares, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to rights to appraisal, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, settle or offer to settle, or approve any withdrawal of any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the corresponding section or subsection of the disclosure letter delivered by the Company to Parent contemporaneously with the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Article III to which the relevance of such information is readily apparent on its face) or (b) as disclosed or reflected in the Company SEC Documents filed and publicly available prior to the date of this Agreement (but excluding any exhibits or attachments to such Company SEC Documents and any risk factor disclosures, or other cautionary, predictive or forward-looking disclosures therein), the Company represents and warrants to Parent and Merger Sub as follows:

SECTION 3.1 Organization, Standing and Power.

(a) Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) The Company has previously delivered to Parent true and complete copies of the Company Charter and Company Bylaws and the certificate of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Charter or Company Bylaws.

SECTION 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 100,000,000 Shares and 10,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). As of the close of business on March 31, 2014 (the “Measurement Date”), (i) 38,582,863 Shares (excluding treasury shares) were issued and outstanding, (ii) no Shares were held by the Company in treasury, (iii) no shares of Company Preferred Stock were issued and outstanding and no shares of Company Preferred Stock were held by the Company in treasury and (iv) 3,586,219 Shares were reserved for issuance pursuant to the Company Stock Plans (of which 3,580,518 Shares were subject to outstanding Company Stock Options and 1,061,536 Shares were subject to outstanding RSUs). All outstanding shares of capital stock of the Company are, and all shares reserved for issuance will be when issued, duly authorized, validly issued, fully paid and nonassessable, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or is otherwise bound. No shares of capital stock of the Company are owned by any Subsidiary of the Company. All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid, nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. All shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by the Company, free and clear of all pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”) other than Liens pursuant to or contemplated by the Existing Credit Agreement and the Finnish Credit Facility (together, the “Financing Liens”). Except for the Convertible Notes and the Convertible Note Derivative Instruments, neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of the Company or such Subsidiary on any matter. Except as set forth above in this paragraph (a), changes since the close of business on the Measurement Date resulting from the exercise of Company Stock Options described in Section 3.2(b), issuances in compliance with Section 5.1(p) of this Agreement and Shares issuable upon conversion of the Company’s (i) 3.25% Senior Convertible Notes due 2017 (the “2017 Notes”) issued pursuant to the Indenture, dated as of April 16, 2012 (the “2017 Notes Indenture”), by and between the Company and U.S. Bank National Association, (ii) 2.875% Senior Convertible Notes due 2027 (the “2027 Notes”) issued pursuant to the Indenture, dated as of June 27, 2007 (the “2027 Notes Indenture”), by and between the Company and U.S. Bank National Association, and (iii) 3.00% Senior Convertible Notes due 2028 (the “2028 Notes” and, together with the 2017 Notes and the 2027 Notes, the “Convertible Notes”) issued pursuant to the Indenture, dated as of December 21, 2009 (the “2028 Notes Indenture”), by and between the Company and U.S. Bank National Association, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of the Company, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the Company or any of its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, RSUs, interests in or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of the Company or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries or rights or interests described in the preceding clause (C), or (E) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or of which the Company has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries.

(b) Section 3.2(b) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the close of business on the Measurement Date, of outstanding Company Stock Options, RSUs, and other similar rights to purchase or receive Shares granted under the Company Equity Plans or otherwise (collectively, “Company Stock Awards”), indicating as applicable, with respect to each Company Stock Award then outstanding, the type of award granted, the number of Shares subject to such Company Stock Award, the name of the plan under which such Company Stock Award was granted, the date of grant, exercise or purchase price and expiration date thereof. Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies and the exercise price of each other Company Stock Option is and always has been no less than the fair market value of a Share as determined on the date of grant of such Company Stock Option. The Company has made available to Parent true and complete copies of all Company Equity Plans (including the Company Stock Plans) and the forms of all stock option agreements evidencing outstanding Company Stock Options and the forms of all award agreements evidencing outstanding RSUs and other Company Stock Awards. All Convertible Notes can be purchased or converted and settled in accordance with Section 10.06 of each of the 2017 Notes Indenture, the 2027 Notes Indenture and the 2028 Notes Indenture, each as further detailed in Section 5.13 hereof, upon the consummation of the Merger.

SECTION 3.3 Subsidiaries. Section 3.3 of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, its jurisdiction of incorporation or formation and the operating licenses and Permits (other than immaterial local operating licenses and Permits) that it holds. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries and Nextwave Card Corp., of which the Company owns 50% of the outstanding equity interests, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any third Person.

SECTION 3.4 Authority.

(a) The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the adoption and approval of this Agreement by the holders of at least a majority of the outstanding Shares (the “Company Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Company Board, at a meeting duly called and held at which all directors of the Company were present duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption and approval, and (iv) recommending that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 5.2.

(c) The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock or other securities required in connection with the Merger. No vote of the holders of any class or series of the Company’s capital stock or other securities is required in connection with the consummation of any of transactions contemplated hereby other than the Merger.

SECTION 3.5 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation under, or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Company Charter or Company Bylaws, or the certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary of the Company, (ii) except as set forth in Section 3.5(a)(ii) of the Company Disclosure Letter, any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 3.5(b), any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement (“Law”) or any rule or regulation of The NASDAQ Stock Market (the “NASDAQ”) applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement require no consent, approval, authorization or permit of, registration, declaration, or filing with or notification to, any Governmental Entity, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and (B) any applicable Law analogous to the HSR Act or otherwise regulating antitrust, competition or merger control matters and in each case existing in foreign jurisdictions (“Foreign Competition Laws”), (iii) compliance with any applicable requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”) and any other applicable U.S. state or federal securities laws or the rules of NASDAQ; (iv) the approval of Governmental Entities set forth in Section 3.5(b) of the Company Disclosure Letter relating to certain licenses held by the Company or its Subsidiaries; and (v) such consents, approvals, authorizations, permits, registrations, declarations, filings or notifications the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date hereof, to the knowledge of the Company, there is no reason why any such regulatory approvals or consents would not be received in order to permit consummation of the Merger and the other transactions contemplated hereby and compliance with the provisions hereof on a timely basis.

SECTION 3.6 SEC Reports; Financial Statements.

(a) The Company has filed with or furnished to the Securities and Exchange Commission (the “SEC”) on a timely basis all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by the Company since July 1, 2010 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Company SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and all other applicable federal securities Laws (including the rules and regulations promulgated thereunder), and, as of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (provided that the Company makes no representation or warranty with respect to information furnished in writing by Parent or Merger Sub specifically for inclusion or use in any such Company SEC Documents).

(b) The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Company SEC Documents (i) have been prepared in a manner consistent with the books and records of the Company and its Subsidiaries, (ii) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iv) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Except as set forth in Section 3.6(b) of the Company Disclosure Letter, since the end of the Company’s most recently completed fiscal year, the Company has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.

(c) Since July 1, 2010, the Company has maintained disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the Exchange Act) and a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act), in each case sufficient to satisfy the requirements of the Exchange Act and such rules. Since July 1, 2010, the Company has disclosed to the Company’s auditors and audit committee (i) all significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting and (ii) all fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A true and complete copy of all such disclosures has been previously made available to Parent.

(d) As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(e) Since July 1, 2010, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(f) No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.

SECTION 3.7 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent accrued or reserved against in the most recent consolidated balance sheet of the Company and its Subsidiaries included in the Company SEC Documents, including the notes thereto, filed prior to the date hereof, (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of such balance sheet, (c) for liabilities and obligations incurred in connection with or contemplated by this Agreement, and (d) for liabilities and obligations that are not, or would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole. For the avoidance of doubt, obligations of future performance under Contracts in accordance with the terms thereof shall not be deemed to be liabilities for any purposes under this Section 3.7.

SECTION 3.8 Absence of Certain Changes or Events. Except as set forth in Section 3.8 of the Company Disclosure Letter, from June 30, 2013 through the date hereof: (a) the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice; and (b) there has not been any change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.9 Litigation. Except as set forth in Section 3.9(a) of the Company Disclosure Letter, as of the date hereof, there is no action, suit, claim, arbitration, investigation, inquiry or other proceeding (each, an “Action”) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such, other than any Action commenced by a Person that is not a Governmental Entity that (a) does not involve an amount in controversy that is material to the Company and its Subsidiaries, taken as a whole, and (b) does not seek material injunctive or other non-monetary relief. As of the Closing Date, there is no Action pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such, other than any Action that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3.9(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity. As of the date hereof, there is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

SECTION 3.10 Compliance with Laws.

(a) Except as set forth in Section 3.10 of the Company Disclosure Letter (i) the Company and each of its Subsidiaries are and, at all times since July 1, 2010 have been, in compliance in all material respects with all Laws applicable to their businesses, operations, properties or assets; (ii) none of the Company or any of its Subsidiaries has received, since July 1, 2010, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties or assets; (iii) there has occurred no material violation of, default (with or without notice or lapse of time, or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby; and (iv) none of the Company or any of its Subsidiaries has received any claim or notice that the Company or any of its Subsidiaries is not in compliance with, nor, to the knowledge of the Company, is the Company or any of its Subsidiaries not in compliance with, the terms of any such Permits or any requirements, standards or procedures of the Governmental Entity that issued them, or any limitation or proposed limitation on any Permit, except where the failure to be in compliance would not have a Material Adverse Effect.

(b) The Company and each of its Subsidiaries have in effect all permits, licenses, variances, exemptions, approvals, authorizations, consents, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(c) As of the date hereof, the U.K. Financial Conduct Authority (the “FCA”) has not taken any of the following actions against the Company or any of its Subsidiaries: (i) communicating in writing by notice given under section 55X(2) of the Financial Services and Markets Act 2000 (“FSMA”) that the FCA will not approve an application by the Company or any such Subsidiary for Part 4A permission to conduct business at the end of the interim permission period; (ii) the making of a public censure under section 205 of FSMA, or the imposition of any financial penalties in excess of GBP 2,500,000 under section 206 of FSMA; (iii) providing written notice under section 207(1) of FSMA that the FCA proposes any suspension of the Company’s or such Subsidiary’s interim permission, or of the imposition of a restriction on such interim permission that would prohibit the offering of a specific product or dealing with a class of customers pursuant to section 206A of FSMA; (iv) providing written notice under section 63 or section 67 of FSMA that the FCA proposes to withdraw (under section 63) or suspend (under section 66) the Company’s or such Subsidiary’s FCA-approved persons at Controlled Functions 1 or 3; or (v) commencing an enforcement action specific to the Company or any such Subsidiary that would impose a cap on loan rates, limit rollovers to one per loan, prohibit the offering of a specific product or dealing with a class of customers, or limit the amount that may be loaned to a borrower to 33% or less of the borrower’s net monthly income; in the case of any of the foregoing actions, whether or not based on conduct occurring while the Company or such Subsidiary was subject to FCA supervision.

(d) As of the date hereof, a Skilled Person (as described in FSMA) appointed under Section 166 of FSMA has not issued a written report or a written draft report that includes a finding of a breach by the Company or any of its Subsidiaries of regulatory requirements or of self-imposed limitations agreed in writing with the FCA relating to corporate governance, affordability assessments, practices on forbearance, promotion of deferrals, marketing or pricing in respect of single payment loans or other credit products offered to customers, the cure or rectification of which by the Company and its Subsidiaries would reasonably be expected to result in costs, expenses and losses to the Company and its Subsidiaries aggregating in excess of GBP 2,500,000 in any 12-month period following the issuance of the report or the draft report.

(e) The representations and warranties set forth in this Section 3.10 shall not apply with respect to Taxes.

SECTION 3.11 Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Letter contains a true and complete list of each material “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), “multiemployer plans” (within the meaning of ERISA section 3(37)), and all stock purchase, stock option, phantom stock or other equity-based plan, severance, termination pay, facility closing, employment, collective bargaining, change-in-control, fringe benefit, bonus, incentive, retirement, savings, deferred compensation, supplemental retirement, death benefit, health, life or disability insurance, dependent care, cafeteria, vacation, and all other employee benefit and compensation plans, agreements, programs, practices, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, written or oral, legally binding or not, (x) that are being sponsored or maintained by the Company or any of its Subsidiaries, (y) to which the Company or any of its Subsidiaries is making contributions or is required to make contributions or (z) under which any current or former employee, director or consultant of the Company or any of its Subsidiaries (or any of their dependents) has any present or future right to compensation or benefits or the Company or any of its Subsidiaries has any present or future liability (contingent or otherwise) or with respect to which it is otherwise bound. All such plans, agreements, programs, practices, policies and arrangements shall be collectively referred to as the “Company Plans.” With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy thereof (along with any amendments thereto) and, to the extent applicable: (i) any related trust agreement, insurance policy or other funding instrument, (ii) the most recent determination letter of the Internal Revenue Service (the “IRS”), (iii) any summary plan description and other written communications (or a description of any oral communications) by the Company or any of its Subsidiaries to its employees concerning the extent of the benefits provided under a Company Plan, (iv) for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements (or if none, the latest cost summaries, including any Form 990 or 990T filings), and (C) actuarial valuation reports, (v) the most recent nondiscrimination testing results, (vi) Company Equity Plan award agreements, (vii) correspondence in connection with any government audit or investigation, excise tax, funding waiver, closing agreement or correction program, (viii) information relating to any pending or threatened litigation or other legal proceeding involving a Company Plan, and (ix) spreadsheet and calculations of any Gross-Up Payment that may be triggered by either the consummation of the transactions contemplated hereby or any termination of employment prior to or within two years thereafter.

(b) With respect to the Company Plans:

(i) each Company Plan has been established and administered in accordance with its terms and in compliance, in all material respects, with the applicable provisions of ERISA, the Code and all other applicable Law, and, no non-exempt prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Company Plan, and all contributions required to be made under the terms of any Company Plan have been timely made and there are no pending or, to the Company’s knowledge, threatened or anticipated claims by or on behalf of any Company Plan, by any current or former employee, officer, director or consultant (or beneficiary thereof) under any such plan or otherwise involving any such plan (other than routine claims for benefits);

(ii) each Company Plan intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Company Plan;

(iii) no Company Plan is subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code and neither the Company, its Subsidiaries nor any member of their Controlled Group (as defined below) has ever sponsored, maintained, contributed or been obligated to contribute to or incurred any liability with respect to any “pension plan” subject to Code Section 412 or Title IV of ERISA;

(iv) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS, the SEC or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine, uncontested claims for benefits);

(v) except as set forth in Section 3.11(b)(v) of the Company Disclosure Letter, any Company Plan providing health and/or death benefits is fully insured (other than the Company’s 401(k) plan);

(vi) no Company Plan is a multiple employer plan (as defined in Code Section 413) or a “multiemployer plan” (within the meaning of ERISA section 3(37)) to which the Company, its Subsidiaries or any member of their Controlled Group (defined as any organization which is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o)) has any liability or has contributed (or had at any time sponsored, maintained contributed to or had an obligation to contribute to or incurred any liability with respect thereto, and neither the Company, its Subsidiaries nor any member of their Controlled Group has ever sponsored, maintained, contributed or been obligated to contribute to or incurred any liability with respect to any multiple employer plan or multiemployer plan);

(vii) with respect to each Company Plan or similar plan currently or formerly maintained or contributed to (or required to be contributed to) by the Company, a Subsidiary or any current or former member of their Controlled Group, no event has occurred and no condition exists that on or after the Effective Time could subject the Company, Parent or the Surviving Corporation, directly or indirectly, to any liability (including liability under any indemnification agreement) under Section 412, 413, 4971, 4975 or 4980B of the Code or Section 302, 502, 515, 601, 606 or Title IV of ERISA;

(viii) except as provided in Section 3.11(b)(viii) of the Company Disclosure Letter, no Company Plan provides for any post-employment welfare benefits; and with respect to any Company Plan that provides retiree welfare benefits, (A) such plans can be amended or terminated at any time and (B) the FAS 106 liabilities of the Company or its Subsidiaries and the assumptions used therefor accurately reflect the costs associated with the rights and benefit of all plan participants;

(ix) the Company and its Subsidiaries do not maintain any Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B(b) of the Code, and the Company and its Subsidiaries are not subject to any liability, including additional contributions, fines, penalties or loss of Tax deduction as a result of such administration and operation;

(x) except as provided in Section 3.11(b)(x) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with any other event, (i) entitle any current or former employee, officer, director or consultant to severance pay, unemployment compensation or any other similar termination payment, or (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director or consultant, and the Company is not a party to any agreement, contract, arrangement or plan (including any Company Plan) that has resulted or would result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with other events), in the payment of any “parachute payments” within the meaning of Section 280G of the Code;

(xi) except as provided in Section 3.11(b)(xi) of the Company Disclosure Letter, no agreement, contract, arrangement or plan (including any Company Plan) provides for any gross-up payment for any excise tax imposed by or relating to Code Section 280G or 4999 (“Gross-Up Payment”); and

(xii) no Company Plan has any unfunded benefits that are not fully reflected in the Company’s audited financial statements (including without limitation, any accruals or reserves or other provisions for any liabilities that may be triggered upon a change in control).

(c) Each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(l) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code has been operated and maintained in compliance with Section 409A of the Code and all IRS guidance promulgated thereunder. No participant in any Company Plan is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any Tax, including federal, state, local or foreign income, excise or other Taxes imposed under Section 409A of the Code or interest or penalty related thereto.

SECTION 3.12 Labor Matters.

(a) The Company and its Subsidiaries are and have been since December 31, 2010, in material compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, workers’ compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes, workers’ compensation, health and safety, and continuation coverage with respect to group health plans.

(b) Except as set forth in Section 3.12 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, bound by or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or understanding with a labor union or organization. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened; (b) hours worked by and payment made to employees of the Company and each of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters; and (c) all payments due from the Company or its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Company or its Subsidiaries, as applicable.

(c) During the preceding three years, (i) neither the Company nor any of its Subsidiaries has effectuated a “plant closing” (as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with the Company or any of its Subsidiaries affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) neither the Company nor any of its Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law. Each person employed by the Company or any of its Subsidiaries was or is properly classified as exempt or non-exempt in accordance with applicable overtime laws, and no person treated as an independent contractor or consultant by the Company or any of its Subsidiaries should have been properly classified as an employee under applicable law.

(d) There are no complaints, charges or claims against the Company or its Subsidiaries pending or, to the knowledge of the Company, threatened to be brought by or filed with any Governmental Entity based on, arising out of, in connection with, or otherwise relating to the employment or termination of any individual by the Company or its Subsidiaries that, are individually or in the aggregate material to the Company and its Subsidiaries, taken as a whole.

SECTION 3.13 Environmental Matters.

(a) Except as, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries have conducted for the last five years and presently conduct their respective businesses in compliance with all, and have not violated any, applicable Environmental Laws; (ii) there has been no release of any Hazardous Substance by the Company or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability under applicable Environmental Laws; (iii) since July 1, 2010, neither the Company nor any of its Subsidiaries has received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that the Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law; (iv) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by the Company or any of its Subsidiaries or as a result of any operations or activities of the Company or any of its Subsidiaries at any location and, to the knowledge of the Company, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to the Company or any of its Subsidiaries under any Environmental Law; (v) neither the Company, its Subsidiaries nor any of their respective properties or facilities are subject to, or are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities; and (vi) neither the Company nor any of its Subsidiaries is currently subject or party to any agreement, order, judgment or decree by or with any Governmental Entity or third party pursuant to which the Company or any of its Subsidiaries has assumed, incurred or suffered any liability or obligation under any Environmental Law.

(b) As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances and (iii) human health and safety.

(c) As used herein, “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including petroleum.

SECTION 3.14 Taxes.

(a) Each of the Company and its Subsidiaries has timely filed all Tax Returns required to be filed by it and each such return was complete and correct in all material respects at the time of filing. Each of the Company and its Subsidiaries has timely paid or caused to be timely paid all Taxes due with respect to the taxable periods covered by such Tax Returns (including Taxes for which no Tax Returns are required to be filed) and all other Taxes as are due.

(b) Except as set forth in Section 3.14(b) of the Company Disclosure Letter:

(i) No Tax Return of the Company or any of its Subsidiaries is under audit or examination by any taxing authority, and no notice (whether oral or written) of such an audit or examination has been received by the Company or any of its Subsidiaries.

(ii) There is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company or any of its Subsidiaries.

(iii) Any deficiency resulting from any completed audit or examination relating to Taxes by any taxing authority has been timely paid.

(iv) Neither the Company nor any of its Subsidiaries has received written notice from a taxing authority in any jurisdiction in which the Company or any such Subsidiary has not filed a Tax Return for any period that the Company or such Subsidiary is required to file a Tax Return in such jurisdiction.

(v) The United States federal income Tax Returns of the Company and its Subsidiaries have been examined and settled with the IRS for all fiscal years through the fiscal year ended June 30, 2007.

(c) There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes and no power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to any Taxes has been executed or filed with any taxing authority. Neither the Company nor any of its Subsidiaries is party to or bound by any written or oral tax sharing agreement, tax indemnity obligation or similar arrangement with respect to Taxes (including any advance pricing agreement, closing agreement or other similar agreement related to Taxes).

(d) Neither the Company nor any of its Subsidiaries is currently subject to a waiver of any statute of limitations in respect of material Taxes or any extension of time with respect to a material Tax assessment or deficiency.

(e) No Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet due.

(f) The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign tax Laws) and have, within the time and the manner prescribed by Law, withheld from and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable Laws.

(g) The Company was not, at any time during the period specified in Section 897(c)(l)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(h) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(i) The Company and each of its Subsidiaries are in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”) and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(j) The Company and each of its Subsidiaries have disclosed on their United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income tax within the meaning of Section 6662 of the Code, and neither the Company nor any of its Subsidiaries has ever participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(2), required to be reported in a disclosure statement pursuant to Treasury Regulation Section 1.6011-4.

(k) Except as set forth in Section 3.14(k) of the Company Disclosure Letter, neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby will result in payments under any Company Plan which would not reasonably be expected to be deductible under Section 162(m) of the Code.

(l) As used in this Agreement, (i) “Taxes” shall include (A) all forms of taxation, whenever created or imposed, and whether domestic or foreign, and whether imposed by a national, federal, state, provincial, local or other Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts, (B) liability for the payment of any amounts of the type described in clause (A) as a result of being a member of an affiliated, consolidated, combined or unitary group and (C) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amount described in clause (A) or (B) and (ii) “Tax Returns” shall mean all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes and any amended Tax Return.

SECTION 3.15 Contracts.

(a) Section 3.15 of the Company Disclosure Letter lists each of the following types of Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound (each, a “Material Contract”):

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) any Contract (other than any store lease) that limits the ability of the Company or any of its Subsidiaries (or, following the consummation of the Merger and the other transactions contemplated by this Agreement, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to compete in any line of business or with any Person or in any geographic area, or that restricts the right of the Company and its Subsidiaries (or, following the consummation of the Merger and the other transactions contemplated by this Agreement, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third Person “most favored nation” status or any type of special discount rights;

(iii) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability or other similar agreement or arrangement;

(iv) any Contract relating to third party Indebtedness and having an outstanding principal amount in excess of $2,000,000;

(v) any Contract that is a license agreement that is material to the business of the Company and its Subsidiaries, taken as a whole, pursuant to which the Company or any of its Subsidiaries is a party and licenses in Intellectual Property or licenses out Intellectual Property, other than license agreements for software that is generally commercially available;

(vi) any Contract between the Company or any of its Subsidiaries, on the one hand, and any Affiliate thereof other than any Subsidiary of the Company, on the other hand;

(vii) any Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations, in each case that could result in payments in excess of $500,000;

(viii) any Contract (including any letter of intent) involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests for aggregate consideration (in one or a series of transactions) under such Contract of $2,000,000 or more (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice) that has not yet been consummated;

(ix) any Contract (other than any store lease) that would reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated by this Agreement; or

(x) any Contract with any Governmental Entity.

(b) (i) Each Material Contract is valid and binding on the Company and its Subsidiaries party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (except to the extent that enforceability may be limited by the applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity); (ii) the Company and each of its Subsidiaries and, to the knowledge of the Company, each other party thereto has performed all material obligations required to be performed by it under each Material Contract; and (iii) there is no material default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto under any such Material Contract, nor has the Company or any of its Subsidiaries received any notice of any such default, event or condition. The Company has made available to Parent true and complete copies of all Material Contracts, including all amendments thereto.

SECTION 3.16 Insurance. All casualty, directors and officers liability, general liability, product liability and all other types of insurance maintained with respect to the Company and its Subsidiaries provide coverage for the risks incident to the businesses of the Company and its Subsidiaries and their respective properties and assets as management has determined to be reasonably prudent.

SECTION 3.17 Properties.

(a) The Company or one of its Subsidiaries has good and valid title to, or in the case of leased tangible assets, a valid leasehold interest in, all of its material tangible assets, free and clear of all Liens, other than (i) Liens for current taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) Liens disclosed on the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2013, (iii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice,

(iv) Liens arising under any lease, sublease or other occupancy agreement of any real property, (v) Financing Liens, and (vi) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted (collectively, “Permitted Liens”).

(b) Section 3.17(b) of the Company Disclosure Letter sets forth a true and complete list of all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”) and all property leased for the benefit of the Company or any of its Subsidiaries (the “Leased Real Property”). Each of the Company and its Subsidiaries has (i) good and marketable title in fee simple to all Owned Real Property and (ii) good and marketable leasehold title to all Leased Real Property, in each case, free and clear of all Liens except Permitted Liens. To the knowledge of the Company, no parcel of Owned Real Property or Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by the Company, any of its Subsidiaries or any other party thereto, nor has any event occurred which, with notice or lapse of time or both, would constitute a default thereunder by the Company, any of its Subsidiaries or any other party thereto, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no contractual or legal restrictions that preclude or restrict the ability to use any Owned Real Property or Leased Real Property by the Company or any of its Subsidiaries for the current or contemplated use of such real property. All offices, stores, structures and other buildings on the Owned Real Property or Leased Real Property are adequately maintained and are in good operating condition and repair for the requirements of the business of the Company and its Subsidiaries as currently conducted.

SECTION 3.18 Intellectual Property.

(a) As used herein “Intellectual Property” means all U.S and non-U.S. (i) trademarks and Internet domain names and all goodwill associated with each of the foregoing; (ii) patents and patent applications; (iii) confidential and proprietary information, trade secrets and know-how; and (iv) copyrights (including software) and data.

(b) Section 3.18(b) of the Company Disclosure Letter sets forth a true and complete list of all registered Intellectual Property that is the subject of any registration or filing with any Governmental Entity, and all pending applications with respect to any Intellectual Property, in each case that is owned by the Company or any of its Subsidiaries and used by the Company or any of its Subsidiaries in the conduct of their businesses as currently conducted (“Company Registered IP”). Each item of Company Registered IP is subsisting, unexpired and, to the knowledge of the Company, valid and enforceable.

(c) Either the Company or a Subsidiary of the Company owns, or holds licenses or otherwise possesses adequate rights to use (in the manner and to the extent it has used the same), all Intellectual Property, free and clear of all Liens (other than Permitted Liens), used in their businesses as currently conducted (the “Company Intellectual Property”).

(d) Except as set forth in Section 3.18(d) of the Company Disclosure Letter, there are no pending claims or claims threatened in writing by any Person alleging infringement, misappropriation or dilution by the Company or any of its Subsidiaries of the Intellectual Property rights of any Person or challenging the validity, enforceability or ownership of any Company Intellectual Property owned or exclusively licensed by the

Company or any of its Subsidiaries, or the Company’s or its Subsidiaries’ right to use any other Intellectual Property. To the knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any Intellectual Property rights of any Person. Neither the Company nor any of its Subsidiaries has made any claim of infringement, misappropriation or other violation by others of its rights to or in connection with the Company Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries. Except as set forth in Section 3.18(d) of the Company Disclosure Letter, no Person, to the Company’s knowledge, is infringing, misappropriating or diluting any Company Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries.

(e) The consummation of the Merger and the other transactions contemplated by this Agreement will not result in the loss of, or give rise to any right of any Person to terminate or modify any of the Company’s or any of its Subsidiaries’ rights or obligations under, any agreement under which the Company or any of its Subsidiaries grants to any Person, or any Person grants to the Company or any of its Subsidiaries, a license or right under or with respect to any Company Intellectual Property.

(f) No Company Intellectual Property owned by the Company or any of its Subsidiaries is subject to any outstanding order, judgment or decree restricting or limiting the use, exploitation or licensing thereof by the Company or any of its Subsidiaries.

SECTION 3.19 State Takeover Statutes. As of the date hereof and at all times on or prior to the Effective Time, the Company Board has taken all actions so that the restrictions (whether procedural, voting, approval, fairness or otherwise) applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the timely consummation of the Merger and the other transactions contemplated hereby and will not restrict, impair or delay the ability of Parent or Merger Sub, after the Effective Time, to vote or otherwise exercise all rights as a stockholder of the Company. No other “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) or any similar anti-takeover provision in the Company Charter or Company Bylaws is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other transactions contemplated hereby.

SECTION 3.20 No Rights Plan. There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

SECTION 3.21 Reports; Regulatory Matters. Except as set forth in Section 3.21 of the Company Disclosure Letter, the Company and each of its Subsidiaries have timely filed all material reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since July 1, 2010 with (i) any U.S. state or federal regulatory agency, and (ii) any foreign regulatory authority, in each case, having jurisdiction (collectively, “Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except as set forth on Section 3.21 of the Company Disclosure Letter, there is no material unresolved violation, criticism, comment or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries. Except as set forth in Section 3.21 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement, operating agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking with, or since July 1, 2010, has been ordered to pay any civil money penalty by or has adopted any board resolutions at the request of, any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, liquidity and funding policies and practices, ability to pay dividends, credit, risk management or compliance policies, internal controls, management or operations or business (each a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised since July 1, 2010 by any Regulatory Agency or Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.

SECTION 3.22 Accounting Controls. The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have a material adverse effect on the system of internal accounting controls described in the following sentence. The Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Except as set forth in Section 3.22 of the Company Disclosure Letter, since July 1, 2010, neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any director, officer, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

SECTION 3.23 Derivatives. Except as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect, all swaps, caps, floors, collars, option agreements, warrants, futures and forward contracts and other similar derivative transactions (each, a “Derivative Contract”), whether entered into for the Company’s own account, or for the account of one or more of its Subsidiaries or their respective customers, were entered into (i) in accordance with prudent business practices and all Laws and (ii) with counterparties believed to be financially responsible at the time; and each Derivative Contract constitutes the valid and legally binding obligation of the Company or one of its Subsidiaries, as the case may be, enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity, and is in full force and effect. Except as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party thereto, is in breach of any of its obligations under any Derivative Contract.

SECTION 3.24 Brokers. No broker, investment banker, financial advisor or other Person, other than Houlihan Lokey Capital, Inc. (“Houlihan Lokey”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates. The Company has furnished to Parent a true and complete copy of any Contract between the Company and Houlihan Lokey pursuant to which Houlihan Lokey could be entitled to any payment from the Company or any of its Subsidiaries relating to the transactions contemplated hereby.

SECTION 3.25 Opinion of Financial Advisor. The Company has received the opinion of Houlihan Lokey, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be received by the holders of the Shares in the Merger pursuant to this Agreement is fair to such holders from a financial point of view, a signed true and complete copy of which opinion has been or will be provided to Parent solely for informational purposes as soon as practicable after the date of this Agreement.

SECTION 3.26 Certain Payments. Neither the Company nor any of its Subsidiaries (nor, to the knowledge of the Company, any of their respective directors, executives, representatives, agents or employees) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

SECTION 4.1 Organization, Standing and Power. Each of Parent and Merger Sub (a) is a limited liability company or corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except in the case of clause (b) as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company complete and correct copies of the certificate of formation and operating agreement or the comparable governing documents of Parent and Merger Sub as are currently in effect and all amendments thereto as of the date hereof.

SECTION 4.2 Authority. Each of Parent and Merger Sub has all necessary corporate or similar power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate or similar action on the part of Parent and Merger Sub and no other corporate or similar proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the Merger or the other transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the approval of this Agreement by the Parent as the sole shareholder of Merger Sub. Parent, as the sole shareholder of Merger Sub, will, immediately following the execution and delivery of this Agreement by each of the parties hereto, approve the Merger. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

SECTION 4.3 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by each of Parent and Merger Sub with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Parent or Merger Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the limited liability company agreement or certificate of formation of Parent or Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party by which Parent, Merger Sub or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.3(b), any Law applicable to Parent or Merger Sub or by which Parent, Merger Sub or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and

Merger Sub of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of (A) the HSR Act and (B) any Foreign Competition Laws, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws or the rules of NASDAQ; (iv) the approval of Governmental Entities set forth in Section 3.5(b) of the Company Disclosure Letter relating to certain licenses held by the Company or its Subsidiaries; and (v) such consents, approvals, authorizations, permits, registrations, declarations, filings or notifications the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date hereof, to the knowledge of Parent or Merger Sub, there is no reason why any such regulatory approvals or consents would not be received in order to permit consummation of the Merger and the other transactions contemplated hereby and compliance with the provisions hereof on a timely basis.

SECTION 4.4 Proxy Statement. None of the information supplied or to be supplied in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time it is first mailed to the Company’s stockholders, at the time of any amendments or supplements thereto, and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 4.5 Brokers. No broker, investment banker, financial advisor or other Person, other than Jefferies & Company, Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

SECTION 4.6 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.

SECTION 4.7 Financing. Parent has delivered to the Company true and complete copies of (a) an executed commitment letter (as the same may be amended pursuant to Section 5.9, the “Debt Financing Commitments”), pursuant to which the lenders party thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt amounts set forth therein (the “Debt Financing” (which may include up to $750,000,000 in bridge financing (the “Bridge Financing”) to be utilized in the event the placement of bonds in a comparable amount (the “Bond Financing”) is not consummated)) and (b) an executed equity commitment letter (the “Equity Financing Commitment” and, together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which Guarantor has committed, subject to the terms and conditions thereof, to provide equity financing in an aggregate amount set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). As of the date of this Agreement, none of the Financing Commitments has been amended or modified, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded. As of the date of this Agreement, the Financing Commitments are in full force and effect and constitute the legal, valid and binding obligation of each of Parent or Merger Sub and, to the knowledge of Parent, the other parties thereto (except to the extent limited by the applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). Parent or Merger Sub has fully paid any and all commitment fees or other fees in connection with the Debt Financing Commitments or otherwise with respect to the Financing that are due and payable on or prior to the date hereof. Except for the Financing Commitments and the related fee letter (the “Fee Letter”) complete copies of which have been provided to the Company, with only fee amounts, securities demand and market flex provisions and other customary threshold amounts redacted) and the engagement letter with respect to the Debt Financing, as of the date hereof there are no side letters or other agreements to which Parent or Merger Sub is a party related to the Financing that could adversely affect the availability of the Financing. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing other than as set forth in or contemplated by the Financing Commitments and the Fee Letter. As of the date of this Agreement, assuming the accuracy of the Company’s representations and warranties set forth in Article III and compliance by the Company with its obligations under this Agreement, Parent does not have any reason to believe that any of the conditions to the funding of the full amount of the Financing will not be satisfied or that the Financing amounts will not be available to Parent or Merger Sub on the Closing Date. As of the date of this Agreement, to the knowledge of Parent, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under the Financing Commitments. Assuming the accuracy of the Company’s representations and warranties set forth in Article III, the performance by the Company of its obligations under this Agreement, and that the Financing is funded in accordance with the Financing Commitments, the aggregate proceeds contemplated by the Financing Commitments, together with other financial resources of Parent and Merger Sub and the cash of the Company and the Company’s Subsidiaries on the Closing Date, will be sufficient for Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement upon the terms contemplated by this Agreement and to pay all related fees and expenses.

SECTION 4.8 Limited Guarantee. Concurrently with the execution of this Agreement, the Guarantor has delivered to the Company the Limited Guarantee, dated as of the date hereof, in favor of the Company, a true and complete copy of which has been made available by Parent to the Company. The Limited Guarantee is in full force and effect and is a legal, valid and binding obligation of the Guarantor as of the date hereof, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under such Limited Guarantee.

SECTION 4.9 Solvency. As of the Effective Time, assuming (a) the satisfaction of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger, (b) the accuracy of the representations and warranties of the Company set forth in Article III (for such purposes, such representations and warranties shall be true and correct in all material respects and all knowledge, materiality or “Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded), and (c) that all estimates, projections and forecasts of the Company and its Subsidiaries provided to Parent or Merger Sub were prepared in good faith based upon assumptions that were and continue to be reasonable, immediately after giving effect to the transactions contemplated by this Agreement (including the Merger, the Financing, the payment of the aggregate Merger Consideration, any repayment or refinancing of existing indebtedness contemplated by this Agreement or the Financing Commitments, and the payment of all related fees and expenses), the Surviving Corporation will be Solvent as of the Effective Time and immediately following the transactions contemplated hereby. With respect to the Surviving Corporation, “Solvent” means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, exceeds, as of such date, the sum of (A) the value of all “liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole, including contingent and other liabilities”, as such quoted terms are generally determined in accordance with applicable federal Law governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole, on their existing debts (including contingent and other liabilities) as such debts become absolute and mature; (ii) the Surviving Corporation will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged following the Closing Date; and (iii) the Surviving Corporation will be able to pay its liabilities, including contingent and other liabilities, as they mature.

SECTION 4.10 Certain Arrangements.

(a) There are no Contracts between Parent or Merger Sub, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the transactions contemplated by this Agreement.

(b) Neither Parent nor Merger Sub is, nor at any time during the last three years has either been, an “interested stockholder” of the Company as defined in Section 203(c) of the DGCL (other than as contemplated by this Agreement). Prior to the date hereof, neither Parent nor Merger Sub has taken, or authorized or permitted any of their respective Representatives to take, any action that would reasonably be expected to cause, Parent, Merger Sub or any of their “affiliates” or “associates” to be deemed an “interested stockholder” as defined in Section 203 of the DGCL.

(c) As of the date of this Agreement, neither Parent nor Merger Sub holds any rights to acquire any Shares except pursuant to this Agreement.

SECTION 4.11 Litigation. As of the date hereof, there is no Action of or before any arbitrator or Governmental Entity that is pending or, to the knowledge of Parent, threatened by or against Parent or Merger Sub that seeks to restrain or enjoin, or would reasonably be expected to have the effect of preventing, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.

SECTION 4.12 No Other Representations or Warranties; Projections. Each of Parent and Merger Sub acknowledges and agrees that (i) none of the Company, any of its Subsidiaries or any of their respective Representatives makes or has made any representation or warranty, either express or implied, as to the Company or any of its Subsidiaries or as to the accuracy or completeness of any of the information regarding the Company or any of its Subsidiaries (including materials furnished or made available by the Company or its Representatives in any “data rooms,” “virtual data rooms,” management presentations or projections, or in any other form) provided or made available to Parent or Merger Sub or their Representatives (except for the specific representations and warranties of the Company set forth in this Agreement), and (ii) none of the Company, its Subsidiaries or any of their respective Representatives shall have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to such Person, or such Person’s use of or reliance on, any such information or any information, documents or material made available to Parent, Merger Sub or any other Person in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or any of the other transactions contemplated by this Agreement. Each of Parent and Merger Sub specifically disclaims any reliance on any financial or operating projections or other forward-looking statements with respect to the Company, its Subsidiaries and their respective businesses that may have been provided to Parent, Merger Sub or their Representatives in the course of due diligence and negotiations.

ARTICLE V

COVENANTS

SECTION 5.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of (x) the Effective Time and (y) the date of termination of this Agreement, except as consented to in writing in advance by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), as required by applicable Law or as otherwise specifically required by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and use reasonable best efforts to preserve intact its business and its present relationships with customers, suppliers, landlords and other persons with which it has material business relations, and to keep available the services of its current officers. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Letter or as specifically required or permitted by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned Subsidiary of the Company to its parent, (ii) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Company or its Subsidiaries or any options, warrants or rights to acquire any such shares or other equity interests, other than unvested Shares repurchased by the Company, at a price not greater than the original purchase price, in connection with the holder’s termination of service with the Company or its Subsidiaries pursuant to a Contract described in Section 5.1(a) of the Company Disclosure Letter, or (iii) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(b) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into or exchangeable or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire any such shares, other equity interests or securities, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of Shares, including pursuant to Contracts as in effect on the date hereof, other than (i) the issuance of Shares upon the exercise of Company Stock Options, (ii) the settlement or vesting of RSUs outstanding on the date of this Agreement, (iii) the conversion of Convertible Notes outstanding on the Measurement Date in accordance with their terms as in effect on such date, (iv) pursuant to other awards outstanding under the Company Stock Plans on the date of this Agreement and described in Section 5.1(b) of the Company Disclosure Letter, in accordance with their terms as in effect on the date of this Agreement, or (v) as may be required by Contracts described in Section 5.1(b) of the Company Disclosure Letter with respect to compensation, benefits or severance or termination pay in existence on the date hereof;

(c) amend or otherwise change, or authorize or propose to amend or otherwise change, its certificate of incorporation or bylaws or similar organizational documents, except as specifically required or permitted by this Agreement or the consummation of the transactions contemplated hereby;

(d) directly or indirectly acquire or agree to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to, or in any other manner, any corporation, partnership, association or other business organization or division thereof, or (ii) any assets that are otherwise material to the Company and its Subsidiaries; provided, however, that the Company or its Subsidiaries may undertake any of the foregoing types of transactions (A) described in Section 5.1(d) of the Company Disclosure Letter and (B) where the consideration to be paid by the Company or its Subsidiaries in such transaction or transactions does not exceed $5,000,000 in the aggregate for all such transactions;

(e) directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein;

(f) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, except as described in Section 5.1(f) of the Company Disclosure Letter;

(g) incur, create, assume or otherwise become liable for, or prepay, any Indebtedness, or amend, modify or refinance, or increase commitments under, any Indebtedness, except for (i) the incurrence of Indebtedness

(including letters of credit) under the Company’s existing revolving credit facilities (including the Finnish Credit Facility, the Suttons & Robertsons revolving credit facility (together with the term loan outstanding thereunder on the date hereof and described on Section 3.15 of the Company Disclosure Letter, the “S&R Facility”) and the revolving credit facility of the Company’s Swedish Subsidiaries (together with the term loan outstanding thereunder on the date hereof and described on Section 3.15 of the Company Disclosure Letter, the “Swedish Facility”)), in each case as in effect on the date hereof and as such credit facilities may be refinanced as permitted by subclause (iv) below, (ii) the incurrence of Indebtedness under letters of credit in the ordinary course of business, (iii) the incurrence of Indebtedness in the ordinary course of business consistent with past practice in all material respects, (iv) the refinancing of the Finnish Credit Facility, the S&R Facility and the Swedish Facility, in each case on terms reasonably determined by the Company Board to be no less beneficial to the Company than the current terms of such facilities and, except for an increase of the maximum amount which can be borrowed under the revolving credit facility which is a part of the S&R Facility to no more than £7 million, that does not increase the commitment amount or the amount outstanding thereunder, (v) among the Company and any of its wholly owned Subsidiaries or among any of such Subsidiaries, (vi) the incurrence of Indebtedness, in the specified amounts and at the specified times, in connection with the acquisitions described in Section 5.1(g)(vi) of the Company Disclosure Letter, and (vii) the repayment of Indebtedness under the Finnish Credit Facility if the consents contemplated in Section 5.13(e) of this Agreement are not obtained; provided that (A) all Indebtedness incurred under clauses (i), (ii) and (iii) above shall not, at any time outstanding, exceed, in the aggregate, $20 million, (B) the Company may incur Indebtedness in the specified amounts, and for the specified purposes, as set forth in Section 5.1(g)(B) of the Company Disclosure Letter, and (C) the Company may incur Indebtedness in an amount necessary to repay the principal amount outstanding under the Finnish Credit Facility if the consents contemplated in Section 5.13(e) of this Agreement are not obtained;

(h) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company;

(i) incur or commit to incur, in any fiscal quarter of the Company, any capital expenditures not provided for in the capital expenditure budget for such quarter set forth in Section 5.1(i) of the Company Disclosure Letter;

(j) except as described in Section 5.1(j) of the Company Disclosure Letter, (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Company SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (ii) cancel any material Indebtedness owed to the Company or any of its Subsidiaries, or (iii) waive, release, grant or transfer any right of material value;

(k) (i) other than in connection with a refinancing permitted by Section 5.1(g), terminate or cancel, or materially amend or modify, any Material Contract, (ii) renew or extend any Material Contract that by its terms calls for aggregate payment or receipt by the Company and its Subsidiaries under such Contract of more than $5,000,000 annually, or (iii) other than in connection with the transactions expressly permitted by Section 5.1(d) or 5.1(g), enter into any Contract that if in effect on the date hereof would be a Material Contract;

(l) except as described in Section 5.1(l) of the Company Disclosure Letter, commence any Action, or compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than compromises, settlements or agreements made in the ordinary course of business consistent with past practice that involve the payment of money damages of less than $5,000,000 and without the imposition of any equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;

(m) change its financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;

(n) settle or compromise any material liability for Taxes, amend any material Tax Return, make any material Tax election or take any material position on any material Tax Return filed on or after the date of this Agreement or change any method of accounting for Tax purposes;

(o) change its fiscal year;

(p) (i) grant any current or former director, officer, employee or independent contractor any increase in compensation, bonus or other benefit, or grant any type of compensation or benefits to any current or former director, officer, employee or independent contractor not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any current or former director, officer, employee or independent contractor, except for increases in compensation, bonus or other benefits of non-management employees in the ordinary course of business and consistent with past practice, (ii) grant or pay to any current or former director, officer, employee or independent contractor any severance, change in control or termination pay, or modifications thereto or increases therein (other than as required by an agreement or arrangement in effect on the date hereof and listed on Section 5.1(p) of the Company Disclosure Letter), (iii) pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Plan or awards made thereunder) except as required to comply with any applicable Law, any agreement listed on Section 5.1(p) of the Company Disclosure Letter, or any Company Plan, in each case in effect as of the date hereof, (iv) adopt or enter into any collective bargaining agreement or other labor union contract, (v) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Company Plan or other Contract or (vi) adopt any new employee benefit or compensation plan or arrangement or amend, modify or terminate any existing Company Plan, in each case for the benefit of any current or former director, officer, employee or independent contractor, other than as required by applicable Law;

(q) renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries;

(r) enter into any new line of business outside of its existing business;

(s) take any action (or omit to take any action) if such action (or omission) would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied;

(t) fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of the Company and its Subsidiaries as currently in effect; or

(u) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

SECTION 5.2 No Solicitation; Recommendation of the Merger.

(a) The Company shall not, and shall not permit or authorize any of its Subsidiaries or any director, officer, employee, investment banker, financial advisor, attorney, accountant, other advisor, agent or representative (collectively, “Representatives”) of the Company or any of its Subsidiaries, directly or indirectly, to (i) solicit, initiate, endorse, encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal, or (iii) resolve, propose or agree to do any of the foregoing. The Company shall, and shall cause each of its Subsidiaries and the Representatives of the Company and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or potential Acquisition Proposal, (B) request the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal or potential Acquisition Proposal, and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal or potential Acquisition Proposal, and shall enforce the provisions of any such agreement. Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the Company Stockholder Approval, (1) the Company receives a written Acquisition Proposal that the Company Board believes in good faith to be bona fide, (2) such Acquisition Proposal was unsolicited and did not otherwise result from a breach of this Section 5.2, (3) the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, and (4) the Company Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (I) or (II) below would reasonably be expected to constitute a breach of its fiduciary duties to the stockholders of the Company under applicable Law, then the Company may (I) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to the Company than, those set forth in the Confidentiality Agreement (including any standstill agreement contained therein); provided that any non-public information provided to any such Person shall have been previously provided to Parent or shall be provided to Parent prior to or concurrently with the time it is provided to such Person, and (II) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal.

(b) Neither the Company Board nor any committee thereof shall:

(i) (A) withdraw (or modify or qualify in any manner adverse to Parent or Merger Sub) the adoption, approval, recommendation or declaration of advisability by the Company Board or any such committee of this Agreement, the Merger or any of the other transactions contemplated hereby, (B) adopt, approve, recommend, endorse or otherwise declare advisable the approval of any Acquisition Proposal, or (C) resolve or agree to take any such actions (each such action set forth in this paragraph (i), an “Adverse Recommendation Change”), or

(ii) (A) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract (each, an “Alternative Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal, or (B) resolve or agree to take any such actions.

Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, the Company Board may, if the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would reasonably be expected to constitute a breach of its fiduciary duties to the stockholders of the Company under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to this Section 5.2, (i) make an Adverse Recommendation Change in response to either a Superior Proposal or an Intervening Event or (ii) solely in response to a Superior Proposal received after the date hereof that was unsolicited and did not otherwise result from a breach of this Section 5.2, cause the Company to terminate this Agreement in accordance with Section 7.1(d)(iii) and concurrently enter into a binding Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company may not make an Adverse Recommendation Change in response to a Superior Proposal or terminate this Agreement in response to a Superior Proposal unless:

(i) the Company notifies Parent in writing at least four Business Days before taking that action of its intention to do so, and specifies the reasons therefor, including the terms and conditions of, and the identity of the Person making, such Superior Proposal, and contemporaneously furnishes a copy (if any) of the proposed Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice by the Company and a new four Business Day period); and

(ii) if Parent makes a written proposal during such four Business Day period to adjust the terms and conditions of this Agreement (such written proposal which shall be in a form that would create a binding contract if accepted by the Company), the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Superior Proposal continues to be a Superior Proposal and that the failure to make an Adverse Recommendation Change or terminate this Agreement, as applicable, would reasonably be expected to constitute a breach of its fiduciary duties to the stockholders of the Company under applicable Law;

provided further that the Company Board may not make an Adverse Recommendation Change in response to an Intervening Event unless:

(i) the Company provides Parent with written information describing such Intervening Event in reasonable detail as soon as reasonably practicable after becoming aware of it;

(ii) the Company keeps Parent reasonably informed (orally and in writing) of developments with respect to such Intervening Event;

(iii) the Company notifies Parent in writing at least four Business Days before making an Adverse Recommendation Change with respect to such Intervening Event of its intention to do so and specifies the reasons therefor; and

(iv) if Parent makes a written proposal during such four Business Day period to adjust the terms and conditions of this Agreement (such written proposal which shall be in a form that would create a binding contract if accepted by the Company), the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with outside counsel) that the failure to make such Adverse Recommendation Change would reasonably be expected to constitute a breach of its fiduciary duties to the stockholders of the Company under applicable Law.

During the four Business Day period prior to its effecting an Adverse Recommendation Change or terminating this Agreement as referred to above, the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent in good faith (to the extent Parent seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent.

(c) In addition to the obligations of the Company set forth in Sections 5.2(a) and (b), the Company shall promptly (and in any event within 24 hours of receipt) advise Parent in writing in the event the Company or any of its Subsidiaries or Representatives receives (i) any indication by any Person that it is considering making an Acquisition Proposal, (ii) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal, or (iii) any proposal or offer that is or is reasonably likely to lead to an Acquisition Proposal, in each case together with a description of the material terms and conditions of any such indication, inquiry, request, proposal or offer, the identity of the Person making any such indication, inquiry, request, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such Person. The Company shall keep Parent reasonably informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any amendment, modification, material development, material discussion or material negotiation) of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting any of the foregoing, the Company shall promptly (and in any event within 24 hours) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(d) The Company agrees that any violation of the restrictions set forth in this Section 5.2 by any Representative of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by the Company.

(e) The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to comply with any of the terms of this Section 5.2 and represents that neither it nor any of its Subsidiaries is a party to any such agreement.

(f) The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision of any other Takeover Law) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, in each case unless such actions are taken substantially concurrently with a termination of this Agreement pursuant to Section 7.1(d)(iii).

(g) Nothing contained in Section 5.2(a) shall prohibit the Company from taking and disclosing a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change (including for purposes of Section 7.1(c)(ii)) unless the Company Board expressly reaffirms its recommendation to the Company’s stockholders in favor of the approval of this Agreement and the Merger in such disclosure.

(h) For purposes of this Agreement:

(i) “Acquisition Proposal” means any proposal or offer with respect to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of (A) assets or businesses of the Company and its Subsidiaries that generate 10% or more of the net revenues or net income or that represent 10% or more of the total assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (B) 10% or more of any class of capital stock, other equity securities or voting power of the Company, any of its Subsidiaries or any resulting parent company of the Company, in each case other than the Merger and other transactions contemplated by this Agreement.

(ii) “Superior Proposal” means any bona fide binding written Acquisition Proposal that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account relevant legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, including the financing terms thereof, is (A) more favorable to the stockholders of the Company from a financial point of view than the Merger and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such proposal) and (B) reasonably likely of being completed on the terms proposed on a timely basis; provided that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “10%” shall be deemed to be references to “50%”.

(iii) “Intervening Event” means a material event or circumstance that was not known to the Company Board prior to the execution of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any material consequence thereof, becomes known to the Company Board prior to the receipt of the Company Stockholder Approval; provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

SECTION 5.3 Preparation of Proxy Statement; Stockholders’ Meeting.

(a) As promptly as practicable after the date of this Agreement (and in any event within 15 Business Days after the date hereof), the Company shall file the Proxy Statement with the SEC in preliminary form as required by the Exchange Act, and shall use commercially reasonable efforts to have the Proxy Statement cleared by the SEC. Parent, Merger Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement. Each of Parent and Merger Sub shall furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall as promptly as practicable provide Parent and Merger Sub with any comments that may be received from the SEC or its staff with respect thereto, shall respond as promptly as practicable to any such comments made by the SEC or its staff with respect to the Proxy Statement, and shall cause the Proxy Statement in definitive form to be mailed to the Company’s stockholders at the earliest practicable date. The Proxy Statement shall not, at the time it is first mailed to the Company’s stockholders, at the time of any amendments or supplements thereto and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement shall comply as to form in all material respects with the provisions of the Exchange Act. If at any time prior to obtaining the Company Stockholder Approval, any information relating to the Merger, the Company, Parent, Merger Sub or any of their respective Affiliates, directors or officers should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall as promptly as practicable notify the other parties hereto and the Company shall as promptly as practicable file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by applicable Law, disseminate such amendment or supplement to the stockholders of the Company. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall give Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on such document or response and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel. The letter to stockholders, notice of meeting, proxy statement and form of proxy and any other soliciting material to be distributed to stockholders in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith are collectively referred to as the “Proxy Statement.”

(b) As promptly as practicable after the date hereof (and, in any event, no later than the 10th Business Day hereafter), the Company shall, in consultation with Parent, mail “broker search cards” with respect to the Company Stockholders Meeting. As promptly as practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders, the Company shall, in consultation with Parent, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Company Stockholders Meeting”) solely for the purpose of obtaining the Company Stockholder Approval, it being understood that in setting the record date for the Company Stockholders Meeting, the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval. The Company may postpone or adjourn the Company Stockholders Meeting from its originally noticed date for a reasonable period (i) in order to solicit additional proxies so as to establish a quorum or (ii) to allow time for the filing and dissemination of any supplemental or amended disclosure documents which the Company Board has determined in good faith (after consultation with its outside legal counsel) is necessary to be filed and disseminated under applicable Law. Except in the case of an Adverse Recommendation Change specifically permitted by Section 5.2, the Company, through the Company Board, shall (i) recommend to its stockholders that they adopt this Agreement, the Merger and the other transactions contemplated hereby and (ii) include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first and second sentences of this paragraph (b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Acquisition Proposal or the occurrence of any Adverse Recommendation Change.

SECTION 5.4 Access to Information; Confidentiality. From the date hereof until the earlier of (x) the Effective Time and (y) the date of termination of this Agreement, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent, Merger Sub and their respective Representatives reasonable access during normal business hours to all their respective properties, assets, books, contracts, commitments, personnel and records; provided that (i) any such access pursuant to this Section 5.4 shall be coordinated through the Company or its designated Representatives and (ii) Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operation of the Company or its Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the Company and its Subsidiaries of their normal duties. Notwithstanding any of the foregoing, Parent shall not have access to personnel records of the Company or any of its Subsidiaries relating to individual performance or evaluation records or medical histories, the disclosure of which to Parent would reasonably be expected to subject the Company or any of its Subsidiaries to material liability. During such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws, and (b) all other information concerning its business, properties and personnel as Parent or Merger Sub may reasonably request (including Tax Returns filed and those in preparation and the workpapers of its auditors); provided, however, that the foregoing shall not require the Company to disclose any information to the extent such disclosure would contravene applicable Law or if such disclosure would, based on the advice of such party’s counsel, result in a waiver of attorney-client privilege applicable to such information, it being understood that the parties shall use reasonable best efforts to cause such information to be provided in a manner that would not contravene any applicable Law or result in violation of any such privilege. All such information shall be held confidential in accordance with the terms of the Confidentiality Agreement between Lone Star U.S. Acquisitions, LLC and the Company dated as of October 30, 2013 (the “Confidentiality Agreement”). No investigation pursuant to this Section 5.4 or information provided, made available or delivered to Parent pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations, of the parties hereunder.

SECTION 5.5 Reasonable Best Efforts.

(a) Each of the parties agrees to use reasonable best efforts to take those actions that are proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) obtain all required consents, approvals or waivers from, and participate in discussions or negotiations with, third parties, including as required under any Material Contract; (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, including the approvals set forth in Section 3.5(b) of the Company Disclosure Letter; (iii) make, or to cause to be made, an appropriate filing of a notification and report form pursuant to the HSR Act within ten Business Days after the date of this Agreement; (iv) make, or to cause to be made, any other filing or notification required by any other competition Laws and otherwise advisable, with respect to the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement; (v) make all other necessary registrations, declarations and filings and take all steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity; and (vi) execute and deliver any additional instruments necessary to consummate the Merger and the other transactions contemplated hereby and to fully carry out the purposes of this Agreement.

(b) The Company and Parent shall each be responsible for paying any fees and other costs (including, but not limited to, legal and consultant fees) incurred by that party in complying with this Section 5.5, including but not limited to fees and other costs relating to the preparation of any filings or submissions to any Governmental Entity.

(c) In furtherance and not in limitation of Section 5.5(a), each party hereto shall (i) cooperate with each other to determine whether any consents and approvals (other than HSR Act filings) are required to be obtained from any Governmental Entity in connection with this Agreement, (ii) subject to confidentiality and legal requirements, coordinate and cooperate with each other in exchanging information and providing such assistance as the other parties may reasonably request in connection with seeking termination of any applicable waiting periods including under the HSR Act and with obtaining any other required consents and approvals, (iii) promptly notify the other parties of any communication it or any of its members or Affiliates receives from any Governmental Entity relating to the matters that are the subject of this Agreement, (iv) subject to confidentiality and legal requirements, provide the other parties a reasonable opportunity to review in advance any proposed communication by such party to any Governmental Entity relating to the matters that are the subject of this Agreement, (v) not agree to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry related to the transactions contemplated by this Agreement without providing prior notification to the other parties and an opportunity to participate in any such meeting, subject to applicable confidentiality and legal requirements, and (vi) furnish each other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between such party and its Affiliates and Representatives, on the one hand, and any Governmental Entity or members of their respective staffs, on the other hand, concerning this Agreement and the transactions contemplated by this Agreement. Notwithstanding the foregoing, in connection with obtaining required approvals under the HSR Act or other similar foreign competition Laws, Parent shall be entitled, after consultation with the Company, to make all strategic and tactical decisions as to the manner in which to obtain any agreements with any Governmental Entity (provided that any such agreements shall not restrict or otherwise impact the pre-Closing operations of the Company), including but not limited to any decision to make any filing or to enter any agreement with a Governmental Entity regarding the timing of any investigation or waiting period relating to the transactions contemplated by this Agreement. In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as practicable.

SECTION 5.6 Takeover Laws. The Company and the Company Board shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, and (b) if any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Merger and the other transactions contemplated hereby.

SECTION 5.7 Notification of Certain Matters. The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, (b) any other notice or communication from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby, (c) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby or (d) any change, condition or event that results or would reasonably be expected to result in any failure of any condition set forth in Article VI to be satisfied hereunder; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations, of the parties hereunder.

SECTION 5.8 Indemnification, Exculpation and Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification existing in favor of the current or former directors and officers of the Company or any of its Subsidiaries (the “Indemnified Persons”) as provided in the Company Charter or Company Bylaws as in effect on the date of this Agreement or in any indemnification agreement as in effect on the date of this Agreement and which is included in the Company SEC Documents and set forth in Schedule 5.8(a), for acts or omissions occurring prior to the Effective Time shall be assumed and performed by the Surviving Corporation and shall continue in full force and effect until the expiration of the applicable statute of limitations or, in the case of any indemnification agreement, in accordance with its terms, with respect to any claims against such directors or officers arising out of such acts or omissions, except as otherwise required by applicable Law.

(b) For a period of six years after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance covering each Indemnified Person currently covered by the Company’s directors’ and officers’ liability insurance policy (a correct and complete copy of which has been heretofore made available to Parent) for acts or omissions occurring prior to the Effective Time; provided that (i) Parent may substitute therefor policies of an insurance company the material terms of which, including coverage and amount, are no less favorable to such Indemnified Persons than the Company’s existing policies as of the date hereof, and (ii) in lieu of the Surviving Corporation maintaining in effect such current liability insurance, the Company may obtain, as of the Effective Time and for six years after the Effective Time, prepaid (or “tail”) directors’ and officers’ liability insurance policies (the “Tail Policy”) in respect of acts or omissions occurring prior to the Effective Time, including the transactions contemplated by this Agreement, covering each person covered by the Company’s directors’ and officers’ liability insurance policies in effect on the date of this Agreement (the “Existing D&O Policies”), on the same terms as the Existing D&O Policies or, if such insurance coverage is unavailable, coverage that is no less favorable to such persons than the coverage under the Existing D&O Policies, and with aggregate premiums for the six year period not in excess of $1,500,000 or such greater amount as is agreed to in writing by Parent; and provided further that, if the Tail Policy is not purchased, in no event shall the Surviving Corporation or the Company be required to pay annual premiums for insurance under this Section 5.8 in excess of 250% of the amount of the annual premiums paid by the Company for fiscal year 2014 for such purpose (which fiscal year 2014 premiums are set forth in Schedule 5.8), it being understood that the Surviving Corporation or Parent shall nevertheless be obligated to provide as much coverage as may be obtained for such 250% amount. If the Tail Policy is obtained by the Company, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) use its reasonable best efforts to cause such policy to be maintained in full force and effect, for the full term of the policy, and to honor all of its obligations thereunder.

(c) For a period of six years after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify and hold harmless each Indemnified Person against all claims, losses, liabilities, damages, judgments and fines (and reasonable fees, costs and expenses, including attorneys’ fees and disbursements) incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Person is or was an officer or director of the Company or any of its Subsidiaries with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law; provided that the foregoing indemnification shall be unavailable if the Indemnified Person is determined in a final non-appealable judgment of a court of competent jurisdiction to have failed to act in good faith and in a manner such Indemnified Person reasonably believed to be in the best interests of the Company or, in the case of a criminal action or proceeding, to have had reasonable cause to believe that such Indemnified Person’s conduct was unlawful. In the event of any such Action, each Indemnified Person shall be entitled to advancement of expenses incurred in the defense of such Action; provided that any Indemnified Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Person is not entitled to indemnification hereunder. In the event of any such Action, (i) the Surviving Corporation shall cooperate with the Indemnified Person in the defense of any such Action and (ii) the Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any Action pending or threatened in writing to which an Indemnified Person is a party (and in respect of which indemnification could be sought by such Indemnified Person hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such Action.

(d) In the event that Parent, the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that any successor and assign of Parent or the Surviving Corporation assumes the obligations set forth in this Section 5.8.

(e) The provisions of this Section 5.8 shall survive consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her legal representatives.

SECTION 5.9 Financing.

(a) Parent agrees to use, and to cause Merger Sub to use, reasonable best efforts to arrange and obtain the Financing on the terms and conditions described in the Financing Commitments (including any flex and securities demand provisions described in the related fee letter) in order to consummate the Merger as soon as possible after the satisfaction of the conditions precedent set forth in Sections 6.1 and 6.2, including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments, (ii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub in the Financing Commitments that are within its or any of its Affiliates’ control, (iii) comply with its obligations thereunder and (iv) not take or fail to take any action that would reasonably be expected to prevent or impede or delay the availability of the Financing. Parent agrees to use, and to cause Merger Sub to use, reasonable best efforts to enforce their respective rights under the Financing Commitments and the definitive agreements with respect to the Debt Financing and Equity Financing, provided that reasonable best efforts will not be interpreted to require Parent or Merger Sub to, and neither Parent nor Merger Sub shall be required to, sue the Financing Sources to enforce or commence any other legal proceeding in relation to the Financing Commitments. Parent shall not, and shall cause Merger Sub not to, without the prior written consent of the Company, terminate the Equity Financing Commitment, or permit any amendment, modification or supplement to (except for any amendment, modification or supplement that would increase the amount thereof or otherwise would not be adverse to the Company in any material respect), or any waiver of any provision or remedy under, or replace, the Equity Financing Commitment. Parent shall not, and shall cause Merger Sub not to, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), amend, replace, supplement or otherwise modify, or waive any of its rights under, any Debt Financing Commitment, unless such Debt Financing Commitment is amended, replaced, supplemented or otherwise modified, or the Parent’s rights thereunder are waived, in a manner consistent with the following sentence. Parent is permitted to enter into, or cause Merger Sub to enter into, any amendment, replacement, supplement or other modification of the Debt Financing Commitment, or waive any of its rights under the Debt Financing (including any substitute debt financing for all or any portion of the Debt Financing from the same or alternative Financing Sources) without the prior written consent of the Company if such amendment, replacement, supplement or other modification to or waiver or replacement (A) does not add new or modify any existing conditions precedent to the Debt Financing as set forth in the Debt Financing Commitment in any respect that would make such conditions materially less likely to be satisfied by the Closing Date (it being understood and agreed that the joinder of any financial institutions to the Debt Financing Commitment as “Additional Arrangers” and/or “Additional Initial Lenders” and the right of such financial institutions to be satisfied with the satisfaction of existing conditions precedent to the Debt Financing shall not constitute the addition or modification of any existing condition precedent) and (B) is not reasonably expected to prevent or materially impede or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement. For the avoidance of doubt, prior written consent of the Company will not be required for Parent to exercise any options existing under the Debt Financing Commitments (other than termination of the Debt Financing Commitment or amendment thereof, except as otherwise permitted by this Section 5.9), including, without limitation, (i) the ability to increase the amount of the ABL Facility (as defined in the Debt Financing Commitments) from $100,000,000 to $125,000,000 and (ii) assigning its rights and obligations under the Debt Financing Commitments to one or more of its subsidiaries or affiliates, including Merger Sub (in the case of which assignment, all references in this Section 5.9 to “Parent” shall be deemed replaced by references to such subsidiaries or affiliates). Parent shall be permitted to reduce the amount of Debt Financing under the Debt Financing Commitments in its reasonable discretion, provided that Parent shall not reduce the Debt Financing to an amount committed below the amount that is required, together with the Equity Financing and all other financial resources of Parent and Merger Sub including cash, cash equivalents and marketable securities of Parent, Merger Sub, the Company and the Company’s Subsidiaries on the Closing Date, to consummate the

Merger on the terms contemplated by this Agreement, and provided further, that such reduction shall not (I) add new or modify any existing conditions precedent to the Debt Financing as set forth in the Debt Financing Commitments in any respect that would make such conditions materially less likely to be satisfied by the Closing Date or (II) be reasonably expected to prevent or materially impede or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement. For purposes of this Section 5.9, references to “Debt Financing” shall include the financing contemplated by the Debt Financing Commitments as permitted to be amended, replaced, supplemented or otherwise modified, or waived, substituted or reduced as contemplated by this paragraph (a) and references to “Debt Financing Commitments” shall include such documents as permitted to be amended, replaced, supplemented or otherwise modified, or waived, substituted or reduced as contemplated by this paragraph (a). The syndication of the Debt Financing, including the appointment of additional arrangers and initial lenders thereunder, to the extent permitted by the Debt Financing Commitments shall not be deemed to violate Parent’s obligations under this Agreement. Parent shall give the Company prompt notice of any breach or repudiation by any party to the Financing Commitments or the Financing Documents or any condition not likely to be satisfied, in each case, of which Parent obtains knowledge, or any waiver, amendment or modification of the Financing Commitments or the Financing Documents. Without limiting Parent’s other obligations under this Section 5.9, if a Financing Failure Event (as defined below) occurs Parent shall (i) promptly (and in any event within 24 hours) notify the Company of such Financing Failure Event and the reasons therefor of which Parent has knowledge, (ii) in consultation with the Company, use reasonable best efforts to obtain alternative financing on terms not materially less beneficial in the aggregate to Parent (as determined in the reasonable judgment of Parent, taking into account the flex provisions set forth in the Debt Financing Commitments) from alternative financing sources in an amount sufficient, together with the Equity Financing and all other financial resources of Parent and Merger Sub including cash, cash equivalents and marketable securities of Parent, Merger Sub, the Company and the Company’s Subsidiaries on the Closing Date, to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event but in no event later than the date of the Closing contemplated in Section 1.2, and (iii) use reasonable best efforts to obtain, and when obtained, provide the Company with a copy of a new financing commitment that provides for such alternative financing. Parent shall keep the Company reasonably informed on a current basis and in reasonable detail of the status of its effort to arrange the Financing and shall provide to the Company copies of all material agreements related to the Financing. “Financing Failure Event” shall mean any of the following: (a) the commitments with respect to all or any portion of the Financing expiring or being terminated; (b) for any reason, all or any portion of the Financing becoming unavailable; or (c) a repudiation of the Debt Financing Commitments by any party thereto.

(b) In the event that on the final day of the Marketing Period, (i) all or any portion of the Debt Financing structured as Bond Financing has not been consummated, (ii) all closing conditions contained in Article VI shall have been satisfied or waived (other than those conditions that by their nature will not be satisfied until the Closing), and (iii) the Bridge Financing is available on the terms and conditions described in the Debt Financing Commitments (or replacements thereof, as contemplated by the preceding paragraph), then Merger Sub shall borrow under and use the proceeds of the Bridge Financing (or such alternative bridge financing) to replace such affected portion of the Bond Financing no later than two Business Days after the last day of the Marketing Period. “Marketing Period” shall mean the first period of 15 consecutive Business Days after the date hereof throughout and at the end of which (A) Parent and its Financing Sources shall have the Required Information and during which period such Required Information shall remain compliant at all times with all applicable provisions of Regulation S-X and Regulation S-K under the Securities Act and the provisions of this Section 5.9, provided that if the Company shall in good faith reasonably believe it has provided and has continued to provide the Required Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have delivered the Required Information unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information and, within three Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which Required Information the Company has not delivered); (B) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.2 to fail to be satisfied if the Closing were to be held at any time during such 15

Business Day period; and (C) the conditions set forth in Section 6.1 shall be satisfied; provided that (1) the Marketing Period (I) shall exclude July 4, 2014 through and including July 7, 2014 (it being understood that such days shall be disregarded for purposes of calculating the consecutive days consisting of the Marketing Period, but shall not disqualify any period including such days from being “consecutive”) and (II) must occur either entirely before or entirely after the period from and including August 15, 2014 through and including September 1, 2014; (2) the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period, the Company’s independent registered public accounting firm shall have withdrawn its audit opinion with respect to any of the financial statements contained in the Company SEC Documents or the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to the consolidated financial statements of the Company for the applicable periods by the Company’s independent registered accounting firm, another “big four” accounting firm or another independent public accounting firm reasonably acceptable to Parent; (3) if the financial statements included in the Required Information that are available to Parent on the first day of any such 15 Business Day period would not be sufficiently current on any day during such period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such period, then such Marketing Period shall not begin until the first day thereafter when this clause (3) shall not be applicable and the other terms and conditions of this definition will be satisfied, (4) the Marketing Period shall not be deemed to have commenced if, prior to completion of the Marketing Period, the Company has issued a public statement indicating its intent to restate the historical financial statements of the Company or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence until such restatement has been completed and the relevant Company SEC Document or Company SEC Documents have been amended or the Company has announced that it has concluded that no restatement shall be required under GAAP, and (5) the Marketing Period shall end on any earlier date on which the Debt Financing is consummated.

(c) Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to cause its and their respective Representatives, including legal, tax, regulatory and accounting, to, at Parent’s expense (such expenses to be reasonable), provide to Parent and Merger Sub all cooperation reasonably requested by Parent and/or the Financing Sources that is necessary, proper or advisable in connection with the Debt Financing (provided that such request is consistent with applicable Law and does not unreasonably interfere with the operations of the Company and its Subsidiaries in a way that is not customary in connection with the arrangement of financing similar to the Financing), including (i) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing and the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and General Counsel of the Company and other members of senior management and Representatives of the Company), presentations, road shows, due diligence and drafting sessions and sessions with prospective Financing Sources, investors and rating agencies, and reasonably cooperating with the marketing efforts of Parent and Merger Sub and their Financing Sources, in each case in connection with all or any portion of the Debt Financing, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, business projections, lender and investor presentations, prospectuses and similar documents required in connection with the Debt Financing, including execution and delivery of customary representation letters in connection with bank information memoranda, (iii) as promptly as reasonably practical, furnishing Parent, Merger Sub and the Financing Sources with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent, including (A) all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants for the Company, as the case may be, as provided in Financial Accounting Standards Board Accounting Codification System Section 722), pro forma financial information prepared in accordance with, or reconciled to, GAAP, financial data, audit reports and other information of the type required by Regulation S-X and Regulation S-K under the Securities Act for public offerings of non-convertible debt securities on Form S-1 (or any applicable successor form) under the Securities Act, which is customarily included in offering documents used in private placements pursuant to Rule 144A under the Securities Act (including, to the extent applicable with respect to such financial statements, the report of the Company’s auditors thereon and related management discussion and analysis of financial condition and results of operations), as necessary or appropriate to consummate the offering(s) of debt securities contemplated by the Debt Financing Commitments, assuming that such public offering(s) were consummated at the same time during the Company’s fiscal year as the offering(s) of debt securities contemplated by the Debt Financing Commitments (provided that in no circumstance shall the Company be required to provide subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, Compensation Disclosure and Analysis required by Regulation S-K Item 402(b) or other information customarily excluded from a Rule 144A offering memorandum), or as otherwise required in connection with the Debt Financing and the transactions contemplated by this Agreement and (B) such other information as required by Sections 4, 5, 6, 7 and 10 of Exhibit C to the Debt Financing Commitments, including any information reasonably necessary in order to receive customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering(s) of debt securities contemplated by the Debt Financing Commitments or with respect to the financial statements and data referred to in sub-clause (A) above (all such information in this clause (iii), the “Required Information”), (iv) no later than the date of mailing of the Proxy Statement, satisfying the conditions set forth in the Debt Financing Commitments (to the extent the satisfaction of such conditions requires actions by or cooperation of the Company), (v) using reasonable best efforts to obtain customary accountants’ comfort letters and consents to the use of accountants’ audit reports relating to the Company and its Subsidiaries, legal opinions, hedging agreements, appraisals, surveys, engineering reports, title insurance and other documentation and items required by the Debt Financing Commitments or as are reasonably requested by Parent and, if requested by Parent or Merger Sub, cooperating with and assisting Parent or Merger Sub in obtaining such documentation and items, (vi) using its reasonable best efforts to provide monthly financial statements (excluding footnotes) to the extent the Company customarily prepares such financial statements within 25 days of the end of each month prior to the Closing Date, (vii) executing and delivering, as of the Effective Time, any definitive financing documents, including any credit or purchase agreements, indentures, guarantees, pledge agreements, security agreements, mortgages, deeds of trust and other security documents or other certificates, documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Debt Financing (including a certificate of the chief financial officer of the Company with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Debt Financing) as may be reasonably requested by Parent in connection with the Debt Financing and otherwise reasonably facilitating the pledging of collateral (including cooperation in connection with the pay-off of existing Indebtedness, the release of related Liens and the registration of Dollar Financial UK Holding PLC as a private limited company), and the replacement or backing of any outstanding letter of credit maintained or provided by the Company or its Subsidiaries effective as of the Closing Date, (viii) taking all actions necessary to permit the Financing Sources to conduct audit examinations, appraisals and other evaluations with respect to the Company’s and its Subsidiaries’ current assets and other collateral, and to evaluate its cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements, and (ix) taking all corporate actions necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof, together with the cash at the Company and its Subsidiaries, to be made available to Parent on the Closing Date to consummate the Merger; provided, however, that irrespective of the above, no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument relating to the Debt Financing shall be effective until the Effective Time and none of the Company or any of its Subsidiaries shall be required to take any action (A) under any certificate, document or instrument relating to the Debt Financing that is not contingent upon the Closing (including the entry into any agreement that is effective before the Effective Time) or (B) that would reasonably be expected to cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability relating the Debt Financing. The Company will periodically update Required Information to be included in an offering document to be used in connection with the Debt Financing in order to ensure that the Required Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(d) Notwithstanding anything contained in this Section 5.9 or in any provision of this Agreement, in no event shall Parent or Merger Sub be required (i) to amend or waive any of the terms or conditions hereof or (ii) except as agreed by Parent in its sole discretion as specified in Section 1.2, to consummate the Closing any earlier than two Business Days after the final day of the Marketing Period.

(e) Neither the Company nor any of its Subsidiaries shall be required, under the provisions of this Section 5.9 or otherwise in connection with the Debt Financing, to pay any commitment or other similar fee prior to the Effective Time that is not advanced or substantially simultaneously reimbursed by Parent. Parent shall indemnify, defend, and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with (A) any action taken by them at the request of Parent or Merger Sub pursuant to this Section 5.9 or in connection with the arrangement of the Debt Financing or (B) any information utilized in connection therewith (other than information provided by the Company or its Subsidiaries), except to the extent such losses arise out of gross negligence, bad faith or willful misconduct of the Company or any of its Subsidiaries. Nothing contained in this Section or otherwise shall require the Company to be an issuer or other obligor with respect to the Debt Financing prior to the Closing. All material, non-public information regarding the Company and its Subsidiaries provided to Parent, Merger Sub or their respective Representatives pursuant to this Section 5.9 shall be kept confidential by them in accordance with the Confidentiality Agreement except for disclosure as required in connection with the Debt Financing subject to customary confidentiality protections.

(f) Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to Closing, and each of Parent and Merger Sub reaffirms its obligation to consummate the Merger and the other transactions contemplated by this Agreement subject only to the express conditions set forth in Article VI, irrespective and independent of the availability or terms of the Financing or any alternate financing.

SECTION 5.10 Public Announcements. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements (including employee communications) with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation and review, except as may be required by applicable Law, court process or obligations pursuant to any rule or regulation of the NASDAQ.

SECTION 5.11 Section 16 Matters. Prior to the Effective Time, the Company Board shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of Shares (including derivative securities with respect to such Shares) resulting from the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b–3 promulgated under the Exchange Act.

SECTION 5.12 Directors. Prior to the Effective Time, the Company shall cause each member of the Company Board to execute and deliver a letter effectuating his or her resignation as a director of the Company Board effective immediately at or prior to the Effective Time.

SECTION 5.13 Existing Indebtedness.

(a) Compliance. Prior to the Closing, the Company agrees that Merger Sub and Parent shall have no liability with respect to the Company’s performance of its obligations under the 2017 Notes Indenture, the 2027 Notes Indenture, the 2028 Notes Indenture, or the Convertible Notes, including the Company’s obligation to deliver or cause to be delivered any notice thereunder.

(b) Convertible Notes.

(i) Fundamental Change. The parties hereto agree and acknowledge that the Closing will result in a Fundamental Change (as defined in each of the 2017 Notes Indenture, the 2027 Notes Indenture and the 2028 Notes Indenture). The parties agree and acknowledge that the Merger Consideration is less than the Applicable Conversion Price (as defined in each of the 2017 Notes Indenture, the 2027 Notes Indenture, and the 2028 Notes Indenture) and that no “make whole premium” (as defined in each of the 2017 Notes Indenture, the 2027 Notes Indenture, and the 2028 Notes Indenture) or any other payment will be due to the holders of the Convertible Notes under the terms of the 2017 Notes Indenture, the 2027 Notes Indenture and the 2028 Notes Indenture in connection with the Merger other than the Fundamental Change Repurchase Price (as defined in each of the 2017 Notes Indenture, the 2027 Notes Indenture, and the 2028 Notes Indenture).

(ii) Debt Tender Offers. As soon as reasonably practicable after the receipt of any written request by Parent to do so, at Parent’s expense (such expenses to be reasonable), the Company shall use its reasonable best efforts to commence offers to purchase and/or consent solicitations related to any or all of the outstanding aggregate principal amount of, and all other amounts due pursuant to or under, any or all of the Convertible Notes, on such terms and conditions, including pricing terms, that are specified and requested, from time to time, by Parent (each a “Debt Tender Offer” and collectively, the “Debt Tender Offers”), and Parent shall assist the Company in connection therewith; provided that the Company’s counsel shall provide such legal opinions as may be reasonably requested by Parent that are customary or necessary in connection with the Debt Tender Offers; and provided further that Parent shall only request the Company to conduct any Debt Tender Offer in compliance with the documents governing the applicable Convertible Notes and the rules and regulations of the SEC, including Rule 14e-1 under the Exchange Act. Notwithstanding the foregoing, the closing of the Debt Tender Offers shall be conditioned on the consummation of the Closing, and the parties shall use their respective reasonable best efforts to cause the Debt Tender Offers to close on the Closing Date. Subject to the preceding sentence, the Company shall, and shall cause the Company Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the Debt Tender Offers, including using reasonable best efforts to assist in the preparation of the Offer Documents. On the date of commencement of the Debt Tender Offers, the Company shall file with the SEC, in accordance with Rule 14d-3 promulgated under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Debt Tender Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”), which shall include, as exhibits, an offer to purchase and a related letter of transmittal, a summary advertisement and other ancillary Debt Tender Offer documents pursuant to which the Debt Tender Offer will be made (such Schedule TO and the documents attached as exhibits thereto, together with any amendments or supplements thereto, the “Offer Documents”). Each of Parent and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of the Convertible Notes, in each case as and to the extent required by applicable federal securities Laws. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Offer Documents, and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, and shall use its reasonable best efforts to give the Parent the opportunity to participate in any substantive telephonic or in-person communications with the staff of the SEC related thereto. The Company (i) shall waive any of the conditions to the Debt Tender Offers (other than the occurrence of the Closing) and make any change to the Debt Tender Offers, in each case, as may be reasonably requested by Parent and (ii) shall not, without the written consent of Parent, waive any condition to the Debt Tender Offers or make any changes to the Debt Tender Offers. Parent shall ensure that at the Effective Time the Surviving Corporation has all funds necessary to pay for the Convertible Notes that have been properly tendered and not withdrawn pursuant to the Debt Tender Offers. Parent and Merger Sub acknowledge and agree that neither the pendency nor the consummation of any Debt Tender Offer is a condition to Parent’s or Merger Sub’s obligations to consummate the Merger. The dealer manager, solicitation agent, information agent, depositary, paying agent and any other agents (the “Debt Tender Agents”) retained in connection with the Debt Tender Offers shall be selected by Parent. The Company shall enter into customary agreements (including indemnities) with the Debt Tender Agents so selected and on terms and conditions acceptable to Parent.

(iii) Section 10.06 Supplemental Indenture and Fundamental Change Documentation. Concurrently with the Closing, if any Convertible Notes remain outstanding after giving effect to the closing of the Debt Tender Offers, in Parent’s sole discretion, Parent may cause the Company to (i) issue and cause to be executed by the requisite parties a supplemental indenture (each, a “Section 10.06 Supplemental Indenture”) in accordance with Section 10.06 of each of the 2017 Notes Indenture, the 2027 Notes Indenture and the 2028 Notes Indenture, providing for the conversion and settlement of the Convertible Notes as set forth in the 2017 Notes Indenture, the 2027 Notes Indenture and the 2028 Notes Indenture, respectively, and (ii) comply with the applicable provisions of the 2017 Notes Indenture, the 2027 Notes Indenture and the 2028 Notes Indenture, including the notice requirements of Section 10.06 set forth in each such indenture.

(iv) Purchase and Conversion. On or after the Closing if any Convertible Notes remain outstanding after giving effect to the closing of the Debt Tender Offers, in Parent’s sole discretion, Parent may cause the Surviving Corporation to (i) make an offer to repurchase the Convertible Notes as required by Section 3.02 of the 2017 Notes Indenture, the 2027 Notes Indenture and the 2028 Notes Indenture, as applicable, and to repurchase any such notes tendered in connection with the offer and (ii) consummate the conversion and settlement of any Convertible Notes that are converted as set forth in Section 10.06 of the applicable indenture and each Section 10.06 Supplemental Indenture.

(v) Convertible Note Derivative Instruments. Parent and the Company shall cooperate and use their respective reasonable best efforts to cause the Convertible Note Derivative Instruments to be amended, unwound or terminated upon the Closing, at Parent’s sole discretion, with all associated payments or other costs in relation thereto to be paid by Parent.

(c) 2016 Notes. The Company shall (i) prepare notices of redemption for the 10.375% Senior Notes due 2016 (the “2016 Notes”) issued by a Canadian subsidiary of the Company pursuant to the applicable provisions of the Indenture dated December 23, 2009 governing the 2016 Notes (the “2016 Notes Indenture”), (ii) use its reasonable best efforts to cause the Trustee (as defined in the 2016 Notes Indenture) to agree to proceed with the redemption of the 2016 Notes on notice of at least 45 days (or such shorter period as each such Trustee may agree to) before the redemption date, which notice may be subject to the consummation of the Closing, and use reasonable best efforts to cause the Trustee to provide the notice of redemption to the holders of the 2016 Notes following the Closing on the Closing Date, (iii) provide Parent the reasonable opportunity to review and comment on each of the foregoing notices reasonably in advance of their delivery, (iv) use its reasonable best efforts to take all other actions and prepare and deliver all other documents (including any officer’s certificates and legal opinions) as may be required under the 2016 Notes Indenture to issue an irrevocable notice of redemption of the 2016 Notes following the Closing on the Closing Date (subject to the irrevocable deposit with the Trustee on the Closing Date of funds sufficient to pay in full the outstanding aggregate principal amount of, accrued and unpaid interest through the redemption date on, and applicable premiums related to, such 2016 Notes, as arranged by Parent) providing for the redemption 30 days after the Closing Date of all of the outstanding aggregate principal amount of the 2016 Notes (together with all accrued and unpaid interest and applicable premiums related to such 2016 Notes) pursuant to the requisite provisions of the 2016 Notes Indenture and (v) use its reasonable best efforts to take all other actions and prepare and deliver all other documents as may be required to effect such notice of redemption of the 2016 Notes and cause the Trustee to execute proper instruments acknowledging satisfaction and discharge of the 2016 Notes Indenture pursuant to Section 4.01 of the 2016 Notes Indenture (other than the irrevocable deposit referred to in clause (iv) above which shall be required to be made by Parent).

(d) Repayment of Existing Credit Agreement. The Company shall use reasonable best efforts to negotiate a payoff letter, at least three Business Days in advance of the Closing Date, from the administrative agent of the

Credit Agreement, dated October 25, 2013 (the “Existing Credit Agreement”) among the Company, certain of its Subsidiaries, the lenders and agents party thereto and Deutsche Bank AG, New York Branch, as administrative agent and security trustee. In consultation with Parent and Merger Sub, the Company shall, and cause its Subsidiaries to, (i) terminate on the Closing Date the Existing Credit Agreement and all related loan documents to which the Company or any of its Subsidiaries is a party, including, without limitation, any security, guarantee or pledge documents and (ii) cause to be released contemporaneously with the termination of the Existing Credit Agreement, all Liens on the Company’s assets and the assets of the Company’s Subsidiaries and all guarantees by the Company and the Company’s Subsidiaries relating to the Existing Credit Agreement; provided that Parent shall (directly or indirectly) make all payments required pursuant to the payoff letter to effect such termination and releases.

(e) Consents. The Company shall use its reasonable best efforts to take all actions necessary to obtain all consents to the transactions contemplated under this Agreement required to be obtained under that certain Credit Agreement dated February 12, 2014 and the promissory note dated as of February 16, 2012 (collectively, the “Finnish Credit Facility”) between Helsingen Pantti-Osakeyhtio and Helsinki OP Bank Plc., and if the Indebtedness under the Finnish Credit Facility is not otherwise repaid in accordance with Section 5.1(g), the Company shall deliver such consents to Parent prior to Closing.

(f) Cross Currency Swaps. Parent and the Company shall cooperate and use their respective reasonable best efforts to, at the election of Parent, (i) cause the U.S. Dollar/British Pound Sterling swaps between Dollar Financial U.K. Limited and various counterparties in an aggregate notional amount of $200,000,000 (the “Cross Currency Swaps”) to be unwound or terminated upon termination of the Existing Credit Agreement or (ii) continue, or obtain the consent from the counterparties to the Cross Currency Swaps to continue, such Cross Currency Swaps in full force and effect notwithstanding termination of the Existing Credit Agreement, with all associated costs in relation thereto to be paid by Parent.

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) HSR Act; Antitrust and Regulatory Approvals. Any applicable waiting period (and any extension thereof) under the HSR Act and Foreign Competition Laws relating to the transactions contemplated by this Agreement shall have expired or been terminated. The approvals from U.S. or foreign Governmental Entities (whether national, state, provincial or local), which are required in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, shall have been received; provided, however, that no such approval shall be required with respect to (x) any one U.S. state or foreign nation that represented less than 1% of the revenue of the Company on a consolidated basis and (y) any group of U.S. states or foreign nations that collectively represented less than 2% of the revenue of the Company on a consolidated basis, in each of the case of clause (x) and clause (y) for the quarter ended December 31, 2013.

(c) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity, that, in any such case, prohibits or makes illegal the consummation of the Merger.

SECTION 6.2 Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in Section 3.2(a) (Capital Stock), Section 3.4 (Authority), Section 3.8(b) (Absence of Certain Changes or Events), 3.20 (No Rights Plan) and 3.24 (Brokers) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except (i) to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and (ii) with respect to Section 3.2(a), to the extent that any inaccuracies would be de minimis, in the aggregate), and (ii) each of the representations and warranties of the Company set forth in Article III of this Agreement other than those specifically identified in clause (i) of this Section 6.2(a) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except, in the case of this clause (ii), for inaccuracies of such representations and warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect (provided that for purposes of determining the accuracy of such representations and warranties, all materiality and “Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(d) Absence of FCA Action. After the date hereof, the FCA shall not have taken, any of the following actions against the Company or any of its Subsidiaries: (i) communicating in writing by notice given under section 55X(2) of FSMA that the FCA will not approve an application by the Company or any such Subsidiary for Part 4A permission to conduct business at the end of the interim permission period; (ii) the making of a public censure under section 205 of FSMA, or the imposition of any financial penalties in excess of GBP 2,500,000 under section 206 of FSMA; (iii) providing written notice under section 207(1) of FSMA that the FCA proposes any suspension of the Company’s or such Subsidiary’s interim permission, or of the imposition of a restriction on such interim permission that would prohibit the offering of a specific product or dealing with a class of customers pursuant to section 206A of FSMA; (iv) providing written notice under section 63 or section 67 of FSMA that the FCA proposes to withdraw (under section 63) or suspend (under section 66) the Company’s or such Subsidiary’s FCA-approved persons at Controlled Functions 1 or 3; or (v) commencing an enforcement action specific to the Company or any such Subsidiary that would impose a cap on loan rates, limit rollovers to one per loan, prohibit the offering of a specific product or dealing with a class of customers, or limit the amount that may be loaned to a borrower to 33% or less of the borrower’s net monthly income; in the case of any of the foregoing actions, whether or not based on conduct occurring while the Company or such Subsidiary was subject to FCA supervision.

(e) Absence of Written Report by Skilled Person. After the date hereof, a Skilled Person (as described in FSMA) appointed under Section 166 of FSMA shall have not issued a written report or a written draft report that includes a finding of a breach by the Company or any of its Subsidiaries of regulatory requirements or of self-imposed limitations agreed in writing with the FCA relating to corporate governance, affordability assessments, practices on forbearance, promotion of deferrals, marketing or pricing in respect of single payment loans or other credit products offered to customers, the cure or rectification of which by the Company and its Subsidiaries would reasonably be expected to result in costs, expenses and losses to the Company and its Subsidiaries aggregating in excess of GBP 2,500,000 in any 12-month period following the issuance of the report or the draft report.

(f) Officers’ Certificate. Parent shall have received a certificate dated the Closing Date and signed by an executive officer of the Company certifying as to the matters set forth in paragraphs (a), (b), (c), (d) and (e) above.

SECTION 6.3 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of such representations and warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect (provided that for purposes of determining the accuracy of such representations and warranties, all materiality and “Parent Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded).

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in paragraphs (a) and (b).

SECTION 6.4 Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained and before or after the Marketing Period has expired (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before October 1, 2014 (the “Outside Date”); provided, however, that (A) at the sole option of Parent pursuant to a written notice delivered to the Company not later than three Business Days prior to the Outside Date, the Outside Date shall be extended to January 1, 2015 in the event any condition set forth in Section 6.1(b) shall not have been fulfilled by such initial Outside Date, and (B) no party shall have the right to terminate this Agreement pursuant to this paragraph (i) if the failure of such party to perform or comply with the covenants and agreements of such party set forth in this Agreement shall have been the primary cause of, or primarily resulted in, the failure of the Merger to be consummated by the Outside Date;

(ii) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this paragraph (ii) shall have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Section 5.5; or

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of this Agreement was taken;

(c) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 5.2 or 5.3(b), as to which Section 7.1(c)(ii) will apply), or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time, (A) would result in the failure of any of the conditions set forth in Section 6.2(a) or (b) and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to the Company of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this paragraph (i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement;

(ii) if (A) an Adverse Recommendation Change occurs, (B) the Company or the Company Board (or any committee thereof) shall approve or recommend, or cause or permit the Company to enter into, an Alternative Acquisition Agreement, (C) upon a request to do so by Parent, the Company fails publicly to reaffirm its recommendation of the Merger within 10 Business Days after the date any Acquisition Proposal or any material modification thereto is first commenced, published or sent or given to the Company’s stockholders (which reaffirmation must also include, with respect to an Acquisition Proposal, an unconditional rejection of such Acquisition Proposal, it being understood that taking no position with respect to the acceptance of such Acquisition Proposal or modification thereto shall constitute a failure to reject such Acquisition Proposal), (D) the Company shall have willfully and materially breached any of its obligations under Section 5.2 or 5.3(b) (provided that a willful and material breach of Section 5.2(a) by a Representative of the Company shall be deemed a willful and material breach of such provision by the Company for purposes of this clause (D)), or (E) the Company or the Company Board (or any committee thereof) shall formally resolve or publicly authorize or propose to take any of the foregoing actions; or

(iii) following the failure of the condition set forth in Section 6.2(d) or Section 6.2(e).

(d) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time, (A) would result in the failure of any of the conditions set forth in Section 6.3(a) or (b) and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to Parent of such breach or failure; provided that the Company shall not have the right to terminate this Agreement pursuant to this paragraph (i) if it is then in material breach of any of its covenants or agreements set forth in this Agreement;

(ii) if the Merger shall not have been consummated on or before the date required by Section 1.2, all of the conditions set forth in Sections 6.1 and 6.2 would be satisfied and continue to be satisfied at the time of such termination if the Closing were held at the time of such termination, and the Company stood ready, willing and able to consummate the Merger on the date required by Section 1.2 at the time of termination; or

(iii) prior to obtaining the Company Stockholder Approval (x) the Company Board has determined to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal to the extent permitted by, and subject to the terms and conditions of, Section 5.2, and (y) concurrently with such termination, the Company pays to Parent the fee specified in Section 7.3(b).

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give written notice of such termination to the other parties.

SECTION 7.2 Effect of Termination. In the event of termination of this Agreement, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company; provided that:

(a) the Confidentiality Agreement, the Limited Guarantee (only to the extent reflected therein) and the provisions of Sections 3.24 and 4.5 (Brokers), Section 5.10 (Public Announcements), this Section 7.2, Section 7.3 (Fees and Expenses), and Article VIII shall survive the termination hereof;

(b) the Company or Parent may have liability as provided in Section 7.3; and

(c) subject to Section 7.3(g) (including the limitation on liability set forth therein), no such termination shall relieve any party from any liability or damages resulting from a willful and material breach of this Agreement or fraud, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity. “Willful and material breach” shall mean a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, regardless of whether breaching was the conscious object of the act or failure to act.

SECTION 7.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that:

(i) (A) an Acquisition Proposal (whether or not conditional) is made directly to the Company’s stockholders or is otherwise publicly disclosed, or is otherwise communicated to senior management of the Company or the Company Board, (B) this Agreement is thereafter terminated by the Company or Parent pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(c)(i) and (C) within 12 months after the date of such termination, the Company enters into an agreement in respect of any Acquisition Proposal, or recommends or submits any Acquisition Proposal to its stockholders for approval, or a transaction in respect of any Acquisition Proposal is consummated, which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination hereof (provided that for purposes of this clause (C), each reference to “10%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”);

(ii) this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii); or

(iii) this Agreement is terminated by the Company pursuant to Section 7.1(d)(iii),

then, in any such event, the Company shall pay to Parent the Termination Fee, less the amount of Parent Expenses previously paid to Parent (if any) pursuant to Section 7.3(c), it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. For purposes of this Agreement, “Termination Fee” shall mean an amount equal to $13,254,500, except that if this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii)(B) or (C) or by the Company pursuant to Section 7.1(d)(iii), in connection with an Acquisition Proposal from, or an Alternative Acquisition Agreement with, an Excluded Party, the “Termination Fee” shall mean an amount equal to $9,467,500. For purposes of this Agreement, “Excluded Party” shall mean any Person (or group of Persons that includes among its members one or more Persons who (A) were members of such group prior to the Early Termination Deadline and (B) collectively constitute at least 50% of the equity financing of such group at all times following the Early Termination Deadline and prior to the termination of this Agreement) from whom the Company received a written Acquisition Proposal prior to the

Early Termination Deadline that (x) remains pending as of, and was not withdrawn prior to, the Early Termination Deadline and (y) the Company Board determines in good faith prior to or as of the Early Termination Deadline (after consultation with outside legal counsel and its financial advisor) constitutes or which could reasonably be expected to lead to a Superior Proposal; provided, however, that any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement immediately at such time as the Acquisition Proposal made by such party is withdrawn, is terminated, expires or fails, in the reasonable judgment of the Company Board, to satisfy the requirements of clause (y). For purposes of this Agreement, “Early Termination Deadline” means 11:59 p.m. Eastern Time on the 20th calendar day after the date of this Agreement.

(c) In the event that this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iii) under circumstances in which the Termination Fee is not then payable pursuant to Section 7.3(b)(i), then the Company shall reimburse Parent and its Affiliates for all of their reasonable out-of-pocket fees and expenses (including all fees and expenses of Financing Sources, counsel, accountants, investment bankers, experts and consultants to Parent and Merger Sub and their Affiliates) incurred by Parent or Merger Sub or on their behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Parent Expenses”), up to a maximum amount of $3,787,000; provided that the payment by the Company of the Parent Expenses pursuant to this paragraph (c) (i) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 7.3(b) except to the extent indicated in such paragraph, and (ii) shall not relieve the Company from any liability or damage resulting from a willful and material breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(d) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii), then Parent shall pay to the Company a termination fee of $22,722,000 (the “Parent Termination Fee”), it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(e) Payment of the Termination Fee shall be made by wire transfer of same day funds to the accounts designated by Parent (i) on the earliest of the execution of a definitive agreement with respect to, submission to the stockholders of, or consummation of, any transaction contemplated by an Acquisition Proposal, as applicable, in the case of a Termination Fee payable pursuant to Section 7.3(b)(i), (ii) concurrently with the termination of this Agreement, in the case of a Termination Fee payable pursuant to Section 7.3(b)(iii), or (iii) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereafter), in the case of a Termination Fee payable pursuant to Section 7.3(b)(ii). Payment of the Parent Expenses shall be made by wire transfer of same day funds to the accounts designated by Parent as promptly as reasonably practicable after termination of this Agreement (and, in any event, within two Business Days thereafter). Payment of the Parent Termination Fee shall be made by wire transfer of same day funds to the accounts designated by the Company as promptly as reasonably practicable after termination of this Agreement (and, in any event, within two Business Days thereof).

(f) Each of the parties acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement. Accordingly, if any party fails to pay any amounts due pursuant to this Section 7.3, interest shall accrue on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. If, in order to obtain such payment, the owed party commences a suit that results in a judgment against the owing party for the amounts set forth in this Section 7.3, the owing party shall pay to the owed party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit.

(g) Notwithstanding anything to the contrary in this Agreement:

(i) No Parent Party, except Parent, Merger Sub and the Guarantor (but only to the extent set forth in the Limited Guarantee), shall have any liability for any obligation or liability to the Company, any of its Affiliates or any of its or their direct or indirect stockholders for any claim for any loss suffered as a result of any breach of this Agreement, the Limited Guarantee or the Financing Commitments (including any willful and material breach), or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise;

(ii) Without limiting the right of the Company to seek specific performance in accordance with Section 8.10, the maximum aggregate liability of Parent, Merger Sub and the Guarantor for any loss suffered as a result of any breach of this Agreement, the Limited Guarantee or the Financing Commitments (including any willful and material breach), or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, shall be limited to $22,722,000 (inclusive of the Parent Termination Fee), and in no event shall the Company seek to, and the Company shall cause its Affiliates and its and their direct and indirect stockholders not to seek to, recover any money damages (including consequential, special, indirect or punitive damages) in excess of such amount; and

(iii) Upon payment of the Parent Termination Fee, no Parent Party shall have any further liability or obligation to the Company, any of its Affiliates or any of its or their direct or indirect stockholders relating to or arising out of this Agreement, the Limited Guarantee or the Financing Commitments, or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, and in such event, the Company shall not seek to, and shall cause its Affiliates and its and their direct and indirect stockholders not to seek to, recover any money damages (including consequential, special, indirect or punitive damages, or damages on account of a willful and material breach) or obtain any equitable relief from any Parent Party.

SECTION 7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto. Notwithstanding anything to the contrary contained herein, Sections 7.3(g), 8.6(b), 8.7, 8.8(b), 8.8(c), 8.10(c) and 8.12 and this Section 7.4 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Sections 7.3(g), 8.6(b), 8.7, 8.8(b), 8.8(c), 8.10(c) or 8.12 or this Section 7.4) may not be amended, supplemented, modified, waived or terminated in a manner that impacts or is materially adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

SECTION 7.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

SECTION 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to Parent, Merger Sub or the Surviving Corporation, to:

2711 North Haskell Avenue, Suite 1800
Dallas, TX 75204
Attention:	Kyle Volluz
Facsimile:	(214) 515-6924
Email:	kvolluz@hudson-advisors.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
2100 McKinney Avenue
Suite 1100
Dallas, TX 75201-6912
Attention:	Jeffrey Chapman
Facsimile:	(214) 571-2920
E-mail:	jchapman@gibsondunn.com

(ii) if to Company, to:

DFC Global Corp.
1436 Lancaster Avenue, Suite 300
Berwyn, PA 19312
Attention:	Mark Prior
Facsimile:	(610) 296-7844
E-mail:	Mark.Prior@DFG.com

with a copy (which shall not constitute notice) to:

Pepper Hamilton LLP
3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia PA 19103-2799
Attention:	Barry M. Abelson, Esq.
Brian M. Katz, Esq.
Facsimile:	(215) 981-4750
E-mail:	abelsonb@pepperlaw.com
katzb@pepperlaw.com

SECTION 8.3 Certain Definitions(a). For purposes of this Agreement:

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed.

“Control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Convertible Note Derivative Instruments” means (i) the warrants to purchase the Company’s Common Stock issued pursuant to the (A) Confirmation regarding warrant transactions dated April 10, 2012 between Barclays Capital Inc., acting as Agent for Barclays Bank PLC and the Company, (B) Confirmation regarding warrant transactions dated April 10, 2012 between Deutsche Bank Securities Inc., acting as agent for Deutsche Bank AG, London Branch and the Company, (C) Confirmation regarding warrant transactions dated April 11, 2012 between Barclays Capital Inc., acting as Agent for Barclays Bank PLC and the Company, and (D) Confirmation regarding warrant transactions dated April 11, 2012 between Deutsche Bank Securities Inc., acting as agent for Deutsche Bank AG, London Branch and the Company, and (ii) the convertible bond hedge transactions pursuant to (A) Confirmation regarding convertible bond hedge transactions dated April 10, 2012 between Barclays Capital Inc., acting as Agent for Barclays Bank PLC and the Company, (B) Confirmation regarding convertible bond hedge transactions dated April 10, 2012 between Deutsche Bank Securities Inc., acting as agent for Deutsche Bank AG, London Branch and the Company, (C) Confirmation regarding convertible bond hedge transactions dated April 11, 2012 between Barclays Capital Inc., acting as Agent for Barclays Bank PLC and the Company, and (D) Confirmation regarding convertible bond hedge transactions dated April 11, 2012 between Deutsche Bank Securities Inc., acting as agent for Deutsche Bank AG, London Branch and the Company.

“Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Debt Financing, including the parties to the Debt Financing Commitments and any joinder agreements, credit agreements (including the definitive agreements executed in connection with the Debt Financing Commitments) or indentures relating thereto.

“Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all obligations of such Person under installment sale contracts, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person and (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others.

“Knowledge” of any party means the actual knowledge of any executive officer of such party (which as to the Company, “executive officers” is as defined in the Exchange Act) after reasonable inquiry.

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (a) is materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) materially impairs, or prevents or materially delays, the ability of the Company to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that, in the case of clause (a) only, the determination of a Material Adverse Effect shall exclude any event, change, circumstance, occurrence, effect or state of facts (i) generally affecting the industry of the Company in the United States, the United Kingdom or Canada, or the economy or the financial or securities markets of the United States, the United Kingdom or Canada, including effects on such industry, economy or markets resulting from any regulatory and political conditions or developments in general,

(ii) any acts of God or calamities, or any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism, (iii) reflecting or resulting from changes in Law or GAAP, (iv) any change in the trading price of the Company’s common stock or trading volume (it being understood that any cause of any such change may be deemed to constitute, in and of itself, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred), or (v) any failure of the Company to meet internal or analysts’ expectations or projections (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred); provided that, with respect to clauses (i), (ii) and (iii), to the extent that the impact of such event, change, circumstances, occurrence, effect or state of facts is not disproportionately adverse to the Company and its Subsidiaries, taken as a whole, in comparison to similarly situated businesses.

“Parent Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that materially impairs or materially delays, or prevents, the ability of Parent or Merger Sub to consummate Merger or any of the other transactions contemplated by this Agreement.

“Parent Parties” means, collectively, (i) Parent, Merger Sub, the Guarantor, the Financing Sources and any of their respective current, former or future Affiliates and (ii) the current, former or future directors, officers, general or limited partners, shareholders, members, managers, controlling persons, employees, Representatives or agents if any of the Persons listed in the foregoing clause (i).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

SECTION 8.4 Interpretation. When a reference is made in this Agreement to an Article, Section, paragraph or Exhibit, such reference shall be to an Article, Section, paragraph or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “assets” and “properties” shall be deemed to have the same meaning, and to refer to all assets and properties, whether real or personal, tangible or intangible. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. References to “made available” shall mean that such documents or information referenced shall have been contained in the Company’s electronic data room to which Parent and its counsel had access by 11:59 pm New York City time on the second day before the date hereof.

SECTION 8.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Confidentiality Agreement and the Limited Guarantee constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings, among the parties with respect to the subject matter hereof and thereof; provided, however, that the parties agree that no provision of the Confidentiality Agreement shall limit in any respect the rights of Parent, the Guarantor or any of their Affiliates to assign or syndicate any portion of their equity commitments, subject to the terms of the Equity Financing Commitment.

SECTION 8.6 No Third Party Beneficiaries.

(a) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

(b) Notwithstanding Section 8.6(a), (i) following the Effective Time, the provisions of Section 5.8 shall be enforceable as provided therein and (ii) following the Effective Time, the provisions of Article II shall be enforceable by each holder of Shares, Company Stock Options and RSUs as of the Effective Time solely to the extent necessary for any such Person to receive the consideration to which it is entitled pursuant to Article II, (iii) the provisions of Section 7.3(g) shall be enforceable against the Company (but not Parent or Merger Sub) by each Financing Source and its successor and assigns, (iv) the provisions of this Section 8.6 and Sections 7.4, 8.7, 8.8, 8.10(c) and 8.12 shall be enforceable against all parties to this Agreement by each Financing Source and its successors and assigns, and (v) the Financing Sources shall be express third party beneficiaries of this Section 8.6 and Sections 7.3(g), 7.4, 8.7, 8.8, 8.10(c) and 8.12.

(c) The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

SECTION 8.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware. Notwithstanding anything herein to the contrary, each party hereto agrees that any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement, the Debt Financing or the transactions contemplated hereby or thereby shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 8.8 Submission to Jurisdiction; Limitation on Suits Against Parent Parties and Financing Sources.

(a) Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b) Without limiting Sections 7.3(g) or 8.8(c), this Agreement may only be enforced by the Company against, and claims or causes of action that are based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement may only be made by the Company against, Parent, Merger Sub and the Guarantor (but only to the extent set forth in the Limited Guarantee), and the Company shall not seek to enforce this Agreement against, or make any claims or causes of action that are based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement against, any other Parent Party.

(c) Notwithstanding anything in this Agreement to the contrary, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Financing Commitments or the definitive agreements executed in connection therewith or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

SECTION 8.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that Parent and Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to Parent or any of its Affiliates at any time, in which case all references herein to Parent or Merger Sub shall be deemed references to such other Affiliate, except that all representations and warranties made herein with respect to Parent or Merger Sub as of the date of this Agreement shall be deemed to be representations and warranties made with respect to such other Affiliate as of the date of such assignment; provided further, however, that notwithstanding anything herein to the contrary, no transfer or assignment shall relieve Parent or Merger Sub from any of its obligations hereunder or enlarge, alter or change any obligation (or reduce, alter or change any benefit) of any other party hereto due to such transfer or assignment by Parent or Merger Sub. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.10 Specific Performance.

(a) The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, prior to any termination of this Agreement pursuant to Section 7.1, and subject to Sections 8.10(b) and (c), the parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity.

(b) Notwithstanding anything herein to the contrary, the Company shall be entitled to seek specific performance to cause Parent and Merger Sub to draw down the Equity Financing or to consummate the Merger only if:

(i) all conditions in Sections 6.1 and 6.2 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied;

(ii) Parent and Merger Sub have failed to complete the Closing by the date the Closing is required to occur pursuant to Section 1.2;

(iii) all of the conditions to the consummation of the Debt Financing provided by the Debt Financing Commitments have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing); and (iv) the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur.

(c) Nothing in this Section 8.10 or elsewhere in this Agreement shall require Parent or Merger Sub to initiate, prosecute or maintain any Action against any Financing Source or the other Persons providing or obligated to provide the Debt Financing in the event of any breach or purported breach of the Debt Financing Commitments by any such Financing Source or other Person.

(d) Each of the parties hereby waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

SECTION 8.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.12 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THOSE CONTEMPLATED BY SECTION 8.8(C)).

SECTION 8.13 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Delivery of an executed counterpart of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of an original counterpart hereof. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

SECTION 8.14 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DFC GLOBAL CORP.

By:	/s/ Jeffrey A. Weiss
Name: Jeffrey A. Weiss
Title: Chief Executive Officer

[Signatures Continue on the Following Page]

[SIGNATURE PAGE TO MERGER AGREEMENT]

LSF8 STERLING PARENT, LLC

By:	/s/ Kyle Volluz
Name: Kyle Volluz
Title: President

LSF8 STERLING MERGER COMPANY, LLC

By:	/s/ Kyle Volluz
Name: Kyle Volluz
Title: President

[SIGNATURE PAGE TO MERGER AGREEMENT]

Exhibit A to Merger Agreement

Form of Certificate of Incorporation of the Surviving Corporation

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

DFC GLOBAL CORP.

ARTICLE I

NAME

The name of the corporation shall be DFC Global Corp. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware shall be 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of its registered agent at that address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation shall be to engage, promote and carry on any lawful acts or activities for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

AUTHORIZED CAPITAL STOCK

The Corporation shall be authorized to issue one class of stock to be designated Common Stock; the total number of shares which the Corporation shall have authority to issue is 100, and each such share shall have a par value of $0.01.

ARTICLE V

EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE VI

AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all powers, preferences and rights of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VII

ELECTION OF DIRECTORS

Elections of directors need not be by written ballot unless the bylaws of the Corporation so provide.

ARTICLE VIII

LIABILITY

To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment, alteration or repeal of this Article VIII that adversely affects any right of a director shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

Reference is made to the Agreement and Plan of Merger, dated as of April 1, 2014, among LSF8 Sterling Parent, LLC, LSF8 Sterling Merger Company, LLC and the Corporation (the “Merger Agreement”). All rights to indemnification, advancement of expenses and exculpation existing in favor of then current or former (in each case as of [INSERT CLOSING DATE]) directors and officers of the Corporation as provided in the Corporation’s certificate of incorporation and bylaws as in effect on April 1, 2014 for acts or omissions occurring prior to [INSERT CLOSING DATE], survive the Merger (as defined in the Merger Agreement) and shall continue in full force and effect until the expiration of the applicable statute of limitations, in each case with respect to any claims against such director or officer arising out of such acts or omissions, except as otherwise required by applicable law.

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IN WITNESSS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed, signed and acknowledged by its duly authorized officer on [—], 2014.

By:
Name: Title:

Exhibit B to Merger Agreement

Form of Bylaws of the Surviving Corporation

AMENDED AND RESTATED

BYLAWS

OF

DFC GLOBAL CORP.

(A DELAWARE CORPORATION)

ADOPTED AS OF [—], 2014

ARTICLE I

CORPORATE OFFICES

Section 1.1 Registered Office. The registered office of the Corporation shall be fixed in the Certificate of Incorporation of the Corporation.

Section 1.2 Other Offices. The Corporation may also have an office or offices, and keep the books and records of the Corporation, except as otherwise required by law, at such other place or places, either within or without the State of Delaware, as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 2.1 Annual Meeting. The annual meeting of stockholders, for the election of directors and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, either within or without the State of Delaware, on such date, and at such time as the Board of Directors shall fix. The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.

Section 2.2 Special Meeting. Except as otherwise required by law, and except as otherwise provided for or fixed pursuant to the Certificate of Incorporation a special meeting of the stockholders of the Corporation: (i) may be called at any time by the Board of Directors or by the Chairman of the Board of Directors; and (ii) shall be called by the Chairman of the Board of Directors or the Secretary of the Corporation upon the written request or requests of one or more stockholders of record that, at the time a request is delivered, hold shares representing at least 10% of the voting power of the stock entitled to vote on the matter or matters to be brought before the proposed special meeting. Except as otherwise required by law, and except as otherwise provided for or fixed pursuant to the Certificate of Incorporation, special meetings of the stockholders of the Corporation may not be called by any other person or persons. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. If none of the stockholders who submitted the special meeting request (or their qualified representatives) appears at the special meeting to present the matter or matters to be brought before the special meeting that were specified in the special meeting request(s), the Corporation need not present the matter or matters for a vote at the meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

Section 2.3 Notice of Stockholders’ Meetings.

(a) Whenever stockholders are required or permitted to take any action at a meeting, notice of the place, if any, date, and time of the meeting of stockholders, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for determining the stockholders entitled to notice of the meeting) and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given. The notice shall be given not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting, except as otherwise provided by law, the Certificate of Incorporation or these Bylaws. In the case of a special meeting, the purpose or purposes for which the meeting is called also shall be set forth in the notice. Notice may be given personally, by mail or by electronic transmission in accordance with Section 232 of the General Corporation Law of the State of Delaware (the “DGCL”). If mailed, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to each stockholder at such stockholder’s address as it appears on the records of the Corporation. Notice by electronic transmission shall be deemed given as provided in Section 232 of the DGCL. An affidavit that notice has been given, executed by the Secretary of the Corporation, Assistant Secretary or any transfer agent or other agent of the Corporation, shall be prima facie evidence of the facts stated in the notice in the absence of fraud. Notice shall be deemed to have been given to all stockholders who share an address if notice is given in accordance with Section 233 of the DGCL.

(b) When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the place, if any, date and time thereof, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 7.5, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 2.4 Organization.

(a) Meetings of stockholders shall be presided over by the Chairman of the Board of Directors, if any, or in his or her absence, by the Chief Executive Officer or, in his or her absence, by another person designated by the Board of Directors. The Secretary of the Corporation, or in his or her absence, an Assistant Secretary, or in the absence of the Secretary and all Assistant Secretaries, a person whom the chairman of the meeting shall appoint, shall act as secretary of the meeting and keep a record of the proceedings thereof.

(b) The date and time of the opening and the closing of the polls for each matter upon which the stockholders shall vote at a meeting of stockholders shall be announced at the meeting. The Board of Directors may adopt such rules and regulations for the conduct of any meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of the meeting shall have the authority to adopt and enforce such rules and regulations for the conduct of any meeting of stockholders and the safety of those in attendance as, in the judgment of the chairman, are necessary, appropriate or convenient for the conduct of the meeting. Rules and regulations for the conduct of meetings of stockholders, whether adopted by the Board of Directors or by the chairman of the meeting, may include without limitation, establishing: (i) an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies and such other persons as the chairman of the meeting shall permit; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; (v) limitations on the time allotted for consideration of each agenda item and for questions and comments by participants; (vi) regulations for the opening and closing of the polls for balloting and matters which are to be voted on by ballot (if any); and (vii) procedures (if any) requiring attendees to provide the Corporation advance notice of their intent to attend the meeting. Subject to any rules and regulations adopted by the Board of Directors, the chairman of the meeting may convene and, for any or no reason, from time to time, adjourn and/or recess any meeting of stockholders pursuant to Section 2.7. The chairman of the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to declare that a nomination or other business was not properly brought before the meeting if the facts warrant, and if such chairman should so declare, such nomination shall be disregarded or such other business shall not be transacted.

Section 2.5 List of Stockholders. The officer who has charge of the stock ledger shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date. Such list shall be arranged in alphabetical order and shall show the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing in this Section 2.5 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting at least 10 days prior to the meeting (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting or (b) during ordinary business hours at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise required by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.5 or to vote in person or by proxy at any meeting of stockholders.

Section 2.6 Quorum. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, at any meeting of stockholders, a majority of the voting power of the stock outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business. If a quorum is not present or represented at any meeting of stockholders, then the chairman of the meeting, or a majority of the voting power of the stock present in person or represented by proxy at the meeting and entitled to vote thereon, shall have power to adjourn or recess the meeting from time to time in accordance with Section 2.7, until a quorum is present or represented. Subject to applicable law, if a quorum initially is present at any meeting of stockholders, the stockholders may continue to transact business until adjournment or recess, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, but if a quorum is not present at least initially, no business other than adjournment or recess may be transacted.

Section 2.7 Adjourned or Recessed Meeting. Any annual or special meeting of stockholders, whether or not a quorum is present, may be adjourned or recessed for any reason from time to time by the chairman of the meeting, subject to any rules and regulations adopted by the Board of Directors pursuant to Section 2.4(b), and may be adjourned for any reason from time to time by a majority of the voting power of the stock present in person or represented by proxy at the meeting and entitled to vote thereon. At any such adjourned or recessed meeting at which a quorum may be present, any business may be transacted that might have been transacted at the meeting as originally called.

Section 2.8 Voting.

(a) Except as otherwise required by law or the Certificate of Incorporation, each holder of stock of the Corporation entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of such stock held of record by such holder that has voting power upon the subject matter in question.

(b) Except as otherwise required by law, the Certificate of Incorporation, these Bylaws or any law, rule or regulation applicable to the Corporation or its securities, at each meeting of stockholders at which a quorum is present, all corporate actions to be taken by vote of the stockholders shall be authorized by the affirmative vote of at least a majority of the voting power of the stock present in person or represented by proxy and entitled to vote on the subject matter. Voting at meetings of stockholders need not be by written ballot.

Section 2.9 Proxies. Every stockholder entitled to vote for directors, or on any other matter, shall have the right to do so either in person or by one or more persons authorized to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or executed new proxy bearing a later date.

Section 2.10 Action by Written Consent.

(a) Except as otherwise provided for or fixed pursuant to the provisions of the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. To be effective, a written consent must be delivered to the Corporation by delivery to its registered agent in the State of Delaware. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by this Section 2.10 to the Corporation, written consents signed by a sufficient number of holders to take action are delivered to the Corporation in accordance with this Section 2.10.

(b) Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to the Corporation in the manner required by this Section 2.10.

Section 2.11 Meetings by Remote Communications. The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a)(2) of the DGCL. If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication (a) participate in a meeting of stockholders and (b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder; (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

ARTICLE III

DIRECTORS

Section 3.1 Powers. Subject to the provisions of the DGCL and to any limitations in the Certificate of Incorporation relating to action required to be approved by the stockholders, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authorities these Bylaws expressly confer upon it, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law, the Certificate of Incorporation or these Bylaws required to be exercised or done by the stockholders.

Section 3.2 Number, Term of Office and Election. Except as otherwise provided for or fixed pursuant to the Certificate of Incorporation, the Board of Directors shall consist initially of one director and thereafter such number of directors as may be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the total number of directors then authorized. At any meeting of stockholders at which directors are to be elected, directors shall be elected by a plurality of the votes cast. Each director shall hold office until the next election of directors and until his or her successor shall have been duly elected and qualified. Directors need not be stockholders unless so required by the Certificate of Incorporation or these Bylaws, wherein other qualifications for directors may be prescribed.

Section 3.3 Vacancies. Unless otherwise required by law, newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled by the affirmative vote of a majority of the remaining directors then in office and entitled to vote thereon, even though less than a quorum, or by the sole remaining director, or by the stockholders. Any director so chosen shall hold office until the next election of directors and until his or her successor shall have been duly elected and qualified.

Section 3.4 Resignations and Removal.

(a) Any director may resign at any time upon notice given in writing or by electronic transmission to the Board of Directors, the Chairman of the Board of Directors or the Secretary of the Corporation. Such resignation shall take effect upon delivery, unless the resignation specifies a later effective date or time or an effective date or time determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(b) Unless otherwise restricted by law, any director or the entire Board of Directors may be removed, with or without cause, by the affirmative vote of at least a majority of the voting power of the stock outstanding and entitled to vote thereon.

Section 3.5 Regular Meetings. Regular meetings of the Board of Directors shall be held at such place or places, within or without the State of Delaware, on such date or dates and at such time or times, as shall have been established by the Board of Directors and publicized among all directors. A notice of each regular meeting shall not be required.

Section 3.6 Special Meetings. Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the Chairman of the Board of Directors, the Chief Executive Officer or a majority of the directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix the place, within or without the State of Delaware, date and time of such meetings. Notice of each such meeting shall be given to each director, if by mail, addressed to such director at his or her residence or usual place of business, at least five days before the day on which such meeting is to be held, or shall be sent to such director by electronic transmission, or be delivered personally or by telephone, in each case at least 24 hours prior to the time set for such meeting. A notice of special meeting need not state the purpose of such meeting, and, unless indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 3.7 Participation in Meetings by Conference Telephone. Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board of Directors or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

Section 3.8 Quorum and Voting. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, a majority of the affirmative vote of a majority of the total number of directors then authorized shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, and the vote of a majority of the directors present at a duly held meeting at which a quorum is present shall be the act of the Board of Directors. The chairman of the meeting or a majority of the directors present may adjourn the meeting to another time and place whether or not a quorum is present. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called.

Section 3.9 Board of Directors Action by Written Consent without a Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or any committee thereof, may be taken without a meeting, provided that all members of the Board of Directors or committee, as the case may be, consent in writing or by electronic transmission to such action, and the writing or writings or electronic transmission or transmissions are filed with the minutes or proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 3.10 Chairman of the Board. The Chairman of the Board shall preside at meetings of stockholders and directors and shall perform such other duties as the Board of Directors may from time to time determine. If the Chairman of the Board is not present at a meeting of the Board of Directors, another director chosen by the Board of Directors shall preside.

Section 3.11 Rules and Regulations. The Board of Directors may adopt such rules and regulations not inconsistent with the provisions of law, the Certificate of Incorporation or these Bylaws for the conduct of its meetings and management of the affairs of the Corporation as the Board of Directors shall deem proper.

Section 3.12 Fees and Compensation of Directors. Directors may receive such compensation, if any, for their services on the Board of Directors and its committees, and such reimbursement of expenses, as may be fixed or determined by resolution of the Board of Directors.

Section 3.13 Emergency Bylaws. In the event of any emergency, disaster or catastrophe, as referred to in Section 110 of the DGCL, or other similar emergency condition, as a result of which a quorum of the Board of Directors or a standing committee of the Board of Directors cannot readily be convened for action, then the director or directors in attendance at the meeting shall constitute a quorum. Such director or directors in attendance may further take action to appoint one or more of themselves or other directors to membership on any standing or temporary committees of the Board of Directors as they shall deem necessary and appropriate.

ARTICLE IV

COMMITTEES

Section 4.1 Committees of the Board of Directors. The Board of Directors may designate one or more committees, each such committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee to replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by law and provided in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any bylaw of the Corporation. All committees of the Board of Directors shall keep minutes of their meetings and shall report their proceedings to the Board of Directors when requested or required by the Board of Directors.

Section 4.2 Meetings and Action of Committees. Unless the Board of Directors provides otherwise by resolution, any committee of the Board of Directors may adopt, alter and repeal such rules and regulations not inconsistent with the provisions of law, the Certificate of Incorporation or these Bylaws for the conduct of its meetings as such committee may deem proper.

ARTICLE V

OFFICERS

Section 5.1 Officers. The officers of the Corporation may consist of a Chief Executive Officer, a President, a Chief Financial Officer, one or more Vice Presidents, a Secretary, a Treasurer, a Controller and such other officers as the Board of Directors may from time to time determine, each of whom shall be elected by the Board of Directors, each to have such authority, functions or duties as set forth in these Bylaws or as determined by the Board of Directors. Each officer shall be elected by the Board of Directors and shall hold office for such term as may be prescribed by the Board of Directors and until such person’s successor shall have been duly elected and qualified, or until such person’s earlier death, disqualification, resignation or removal. Any number of offices may be held by the same person; provided, however, that no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required by law, the Certificate of Incorporation or these Bylaws to be executed, acknowledged or verified by two or more officers. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.

Section 5.2 Compensation. The salaries of the officers of the Corporation and the manner and time of the payment of such salaries shall be fixed and determined by the Board of Directors and may be altered by the Board of Directors from time to time as it deems appropriate, subject to the rights, if any, of such officers under any contract of employment.

Section 5.3 Removal, Resignation and Vacancies. Any officer of the Corporation may be removed, with or without cause, by the Board of Directors, without prejudice to the rights, if any, of such officer under any contract to which it is a party. Any officer may resign at any time upon notice given in writing or by electronic transmission to the Corporation, without prejudice to the rights, if any, of the Corporation under any contract to which such officer is a party. If any vacancy occurs in any office of the Corporation, the Board of Directors may elect a successor to fill such vacancy for the remainder of the unexpired term and until a successor shall have been duly elected and qualified.

Section 5.4 Chief Executive Officer. If so appointed, the Chief Executive Officer shall have general supervision and direction of the business and affairs of the Corporation, shall be responsible for corporate policy and strategy, and shall report directly to the Board of Directors. Unless otherwise provided in these Bylaws, all other officers of the Corporation shall report directly to the Chief Executive Officer or as otherwise determined by the Chief Executive Officer. The Chief Executive Officer shall, if present and in the absence of the Chairman of the Board of Directors, preside at meetings of the stockholders.

Section 5.5 President. If so appointed, the President shall be the chief operating officer of the Corporation, with general responsibility for the management and control of the operations of the Corporation. The President shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board of Directors or the Chief Executive Officer may from time to time determine.

Section 5.6 Chief Financial Officer. The Chief Financial Officer shall exercise all the powers and perform the duties of the office of the chief financial officer and in general have overall supervision of the financial operations of the Corporation. The Chief Financial Officer shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board of Directors, the Chief Executive Officer or the President may from time to time determine.

Section 5.7 Vice Presidents. Each Vice President shall have such powers and duties as shall be prescribed by his or her superior officer, the Chief Executive Officer or the President. A Vice President shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board of Directors, the Chief Executive Officer or the President may from time to time determine.

Section 5.8 Treasurer. The Treasurer shall supervise and be responsible for all the funds and securities of the Corporation, the deposit of all moneys and other valuables to the credit of the Corporation in depositories of the Corporation, borrowings and compliance with the provisions of all indentures, agreements and instruments governing such borrowings to which the Corporation is a party, the disbursement of funds of the Corporation and the investment of its funds, and in general shall perform all of the duties incident to the office of the Treasurer. The Treasurer shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board of Directors, the Chief Executive Officer, the President or the Chief Financial Officer may from time to time determine.

Section 5.9 Controller. The Controller shall be the chief accounting officer of the Corporation. The Controller shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board of Directors, the Chief Executive Officer, the President or the Chief Financial Officer may from time to time determine.

Section 5.10 Secretary. The powers and duties of the Secretary are: (i) to act as Secretary at all meetings of the Board of Directors, of the committees of the Board of Directors and of the stockholders and to record the proceedings of such meetings in a book or books to be kept for that purpose; (ii) to see that all notices required to be given by the Corporation are duly given and served; (iii) to act as custodian of the seal of the Corporation and affix the seal or cause it to be affixed to all certificates of stock of the Corporation and to all documents, the execution of which on behalf of the Corporation under its seal is duly authorized in accordance with the provisions of these Bylaws; (iv) to have charge of the books, records and papers of the Corporation and see that the reports, statements and other documents required by law to be kept and filed are properly kept and filed; and (v) to perform all of the duties incident to the office of Secretary. The Secretary shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board of Directors, the Chief Executive Officer or the President may from time to time determine.

Section 5.11 Additional Matters. The Chief Executive Officer, the President and the Chief Financial Officer of the Corporation shall have the authority to designate employees of the Corporation to have the title of Vice President, Assistant Vice President, Assistant Treasurer or Assistant Secretary. Any employee so designated shall have the powers and duties determined by the officer making such designation. The persons upon whom such titles are conferred shall not be deemed officers of the Corporation unless elected by the Board of Directors.

Section 5.12 Action with Respect to Securities of Other Corporations or Entities. The Chief Executive Officer, the President or any other officer of the Corporation authorized by the Board of Directors or the Chief Executive Officer or the President is authorized to vote, represent, and exercise on behalf of the Corporation all rights incident to any and all shares or other equity interests of any other corporation or entity, or corporations or entities, standing in the name of the Corporation. The authority herein granted may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by the person having such authority.

Section 5.13 Delegation. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding the foregoing provisions of this Article V.

ARTICLE VI

INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

Section 6.1 Indemnification

(a) Each person who was or is a party or is threatened to be made a party to, or was or is otherwise involved in, any action, suit, arbitration, alternative dispute mechanism, inquiry, judicial, administrative or legislative hearing, investigation or any other threatened, pending or completed proceeding, whether brought by or in the right of the Corporation or otherwise, including any and all appeals, whether of a civil, criminal, administrative, legislative, investigative or other nature (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), or by reason of anything done or not done by him or her in any such capacity, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement by or on behalf of the indemnitee) actually and reasonably incurred by such indemnitee in connection therewith; provided, however, that, except as otherwise required by law or provided in Section 6.3 with respect to proceedings to enforce rights under this Article VI, the Corporation shall indemnify any such indemnitee in connection with a proceeding, or part thereof, initiated by such indemnitee (including claims and counterclaims, whether such counterclaims are asserted by (i) such indemnitee, or (ii) the Corporation in a proceeding initiated by such indemnitee) only if such proceeding, or part thereof, was authorized or ratified by the Board of Directors.

(b) To receive indemnification under this Section 6.1, an indemnitee shall submit a written request to the Corporation. Such request shall include documentation or information that is necessary to determine the entitlement of the indemnitee to indemnification and that is reasonably available to the indemnitee. Upon receipt by the Corporation of such a written request, the entitlement of the indemnitee to indemnification shall be determined by the following person or persons who shall be empowered to make such determination: (i) the Board of Directors by a majority vote of the directors who are not parties to such proceeding, whether or not such majority constitutes a quorum, (ii) a committee of such directors designated by a majority vote of such directors, whether or not such majority constitutes a quorum, (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the indemnitee, (iv) the stockholders of the Corporation or (v) in the event that a change of control (as defined below) has occurred, by independent legal counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the indemnitee. The determination of entitlement to indemnification shall be made and, unless a contrary determination is made, such indemnification shall be paid in full by the Corporation not later than 60 days after receipt by the Corporation of a written request for indemnification. For purposes of this Section 6.1(b), a “change of control” will be deemed to have occurred if the individuals who, as of the effective date of these Bylaws, constitute the Board of Directors (the “incumbent board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to such effective date whose election, or nomination for election by the stockholders of the Corporation, was approved by a vote of at least a majority of the directors then comprising the incumbent board shall be considered as though such individual were a member of the incumbent board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors.

Section 6.2 Right to Advancement of Expenses.

(a) In addition to the right to indemnification conferred in Section 6.1, an indemnitee shall, to the fullest extent not prohibited by law, also have the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred in defending any proceeding with respect to which indemnification is required under Section 6.1 in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that an advancement of expenses shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision of a court of competent jurisdiction from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article VI or otherwise.

(b) To receive an advancement of expenses under this Section 6.2, an indemnitee shall submit a written request to the Corporation. Such request shall reasonably evidence the expenses incurred by the indemnitee and shall include or be accompanied by the undertaking required by Section 6.2(a). Each such advancement of expenses shall be made within 20 days after the receipt by the Corporation of a written request for advancement of expenses.

Section 6.3 Right of Indemnitee to Bring Suit. In the event that a determination is made that the indemnitee is not entitled to indemnification or if payment is not timely made following a determination of entitlement to indemnification pursuant to Section 6.1(b) or if an advancement of expenses is not timely made under Section 6.2(b), the indemnitee may at any time thereafter bring suit against the Corporation in a court of competent jurisdiction in the State of Delaware seeking an adjudication of entitlement to such indemnification or advancement of expenses. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit to the fullest extent permitted by law. In any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the indemnitee has not met any applicable standard of conduct for indemnification set forth in the DGCL. Further, in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met any applicable standard of conduct for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under applicable law, this Article VI or otherwise shall be on the Corporation.

Section 6.4 Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under any law, agreement, vote of stockholders or disinterested directors, provisions of a certificate of incorporation or bylaws, or otherwise.

Section 6.5 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 6.6 Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent and in the manner permitted by applicable law, and to the extent authorized from time to time, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation.

Section 6.7 Nature of Rights. The rights conferred upon indemnitees in this Article VI shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VI that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.

Section 6.8 Settlement of Claims. Notwithstanding anything in this Article VI to the contrary, the Corporation shall not be liable to indemnify any indemnitee under this Article VI for any amounts paid in settlement of any proceeding effected without the Corporation’s written consent, which consent shall not be unreasonably withheld, or for any judicial award if the Corporation was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such proceeding.

Section 6.9 Subrogation. In the event of payment under this Article VI, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.

Section 6.10 Severability. If any provision or provisions of this Article VI shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (a) the validity, legality and enforceability of the remaining provisions of this Article VI (including, without limitation, all portions of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable, that are not by themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (b) to the fullest extent possible, the provisions of this Article VI (including, without limitation, all portions of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent of the parties that the Corporation provide protection to the indemnitee to the fullest enforceable extent.

ARTICLE VII

CAPITAL STOCK

Section 7.1 Certificates for Stock. The Board of Directors shall determine whether shares of the corporation shall be uncertificated or certificated. Every holder of stock represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman or Vice Chairman of the Board of Directors, if any, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary of the Corporation or an Assistant Secretary, of the Corporation certifying the number of shares owned by such holder in the Corporation. Any or all such signatures may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

Section 7.2 Transfers of Stock. Transfers of shares of stock of the Corporation shall be made only on the books of the Corporation upon authorization by the registered holder thereof or by such holder’s attorney thereunto authorized by a power of attorney duly executed and filed with the Secretary of the Corporation or a transfer agent for such stock, and if such shares are represented by a certificate, upon surrender of the certificate or certificates for such shares properly endorsed or accompanied by a duly executed stock transfer power and the payment of any taxes thereon; provided, however, that the Corporation shall be entitled to recognize and enforce any lawful restriction on transfer.

Section 7.3 Lost Certificates. The Corporation may issue a new share certificate or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate or the owner’s legal representative to give the Corporation a bond (or other adequate security) sufficient to indemnify it against any claim that may be made against it (including any expense or liability) on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares. The Board of Directors may adopt such other provisions and restrictions with reference to lost certificates, not inconsistent with applicable law, as it shall in its discretion deem appropriate.

Section 7.4 Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.

Section 7.5 Record Date for Determining Stockholders. In order that the Corporation may determine the stockholders entitled to notice of, or to vote at, any meeting of stockholders or any adjourned meeting, or to express consent to corporate action in writing without a meeting, or to demand a special meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, not be more than 60 days before the date of such meeting. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjourned meeting unless the board fixes a new record date, which it must do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

Section 7.6 Waiver of Notice. Whenever notice is required to be given under any provision of the DGCL or the Certificate of Incorporation or these Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, the Board of Directors or a committee of the Board of Directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.

ARTICLE VIII

GENERAL MATTERS

Section 8.1 Fiscal Year. The fiscal year of the Corporation shall begin on the first day of January of each year and end on the last day of December of the same year, or shall extend for such other 12 consecutive months as the Board of Directors may designate.

Section 8.2 Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation and use the same by causing it or a facsimile thereof to be impressed, affixed, reproduced or otherwise.

Section 8.3 Reliance upon Books, Reports and Records. Each director and each member of any committee designated by the Board of Directors shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 8.4 Subject to Law and Certificate of Incorporation. All powers, duties and responsibilities provided for in these Bylaws, whether or not explicitly so qualified, are qualified by the Certificate of Incorporation and applicable law.

ARTICLE IX

AMENDMENTS

Section 9.1 Amendments. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal these Bylaws. The stockholders may make additional Bylaws and may alter and repeal any Bylaws whether adopted by them or otherwise.

APPENDIX B

April 1, 2014

Board of Directors

DFC Global Corp.

1436 Lancaster Avenue

Suite 300

Berwyn, PA 19312

Dear Board of Directors:

We understand that LSF8 Sterling Parent, LLC (the “Acquiror”), LSF8 Sterling Merger Company, LLC, a wholly-owned subsidiary of the Acquiror (the “Sub”), and DFC Global Corp. (the “Company”), propose to enter into the Agreement (defined below) pursuant to which, among other things, the Sub will be merged with and into the Company (the “Transaction”) and that, in connection with the Transaction, (a) each share of common stock, par value $0.001 per share (“Company Common Stock”), of the Company outstanding immediately prior to the effective time of the Transaction (other than any shares as to which the holder thereof has properly exercised appraisal rights and shares held in treasury of the Company or owned, directly or indirectly, by the Acquiror, the Sub, or any wholly-owned subsidiary of the Company) will be converted into the right to receive $9.50 in cash (the “Consideration”), and (b) the Company will become the surviving corporation.

The Board of Directors of the Company (the “Board”) has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Consideration to be received by the holders of Company Common Stock in the Transaction pursuant to the Agreement is fair to such holders from a financial point of view.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed the draft dated April 1, 2014 of the Agreement and Plan of Merger among the Acquiror, the Sub and the Company (the “Agreement”);

2.	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including certain publicly available research analyst estimates with respect to the future financial performance of the Company;

3.	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including financial projections prepared by the management of the Company relating to the Company for the fiscal years ending June 30, 2014 through 2018 (the “Projections”);

4.	spoken with certain members of the management of the Company regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters;

5.	compared the financial and operating performance of the Company with that of other public companies that we deemed to be relevant;

6.	considered the publicly available financial terms of certain transactions that we deemed to be relevant;

7.	reviewed the current and historical market prices for the Company Common Stock, and the current and historical market prices of the publicly traded securities of certain other companies that we deemed to be relevant; and

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial results and condition of the Company, and we express no opinion with respect to the Projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. Furthermore, we have considered the results of the third-party solicitation process conducted by the Company, with our assistance, with respect to a possible sale of the Company.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and other related documents and instruments, without any amendments or modifications thereto. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect from the draft of the Agreement identified above in any way material to our analysis.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company, or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.

This Opinion is furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion and a description thereof may be included in any proxy statement distributed by the Company to the holders of Company Common Stock and filed with the Securities and Exchange Commission in connection with the Transaction, but may not be otherwise disclosed, reproduced, disseminated, quoted, summarized or referred to at any time without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise.

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

Houlihan Lokey and certain of its affiliates have in the past provided investment banking, financial advisory and other financial services to certain affiliates of the Company and Lone Star Funds, an affiliate of the Acquiror, or one or more security holders, affiliates and/or portfolio companies of investment funds affiliated or associated with Lone Star Funds (collectively, “Lone Star”), for which Houlihan Lokey and such affiliates have received compensation, including, among other things, having acted as co-manager in connection with the Company’s April 13, 2011 common stock offering. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Company, Lone Star, other participants in the Transaction or certain of their respective affiliates in the future, for which Houlihan Lokey and such of its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Lone Star Funds, other participants in the Transaction or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with Lone Star, other participants in the Transaction or certain of their respective affiliates, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, Lone Star, other participants in the Transaction or certain of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

Houlihan Lokey has also acted as financial advisor to the Company in connection with, and has participated in certain of the negotiations leading to, the Transaction and will receive a fee for such services that is contingent upon the consummation of the Transaction. In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, the Acquiror, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the assessments by the Company and its advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock in the Transaction pursuant to the Agreement is fair to such holders from a financial point of view.

Very truly yours,

HOULIHAN LOKEY CAPITAL, INC.

APPENDIX C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SPECIAL MEETING OF STOCKHOLDERS OF

DFC GLOBAL CORP.

JUNE 6, 2014

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice of Special Meeting of Stockholders and the Proxy Statement for the special meeting are available at www.sec.gov.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	00030303000000000000 2

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all proposals.

The Board of Directors recommends you vote FOR proposals 1, 2, and 3:

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

				FOR	AGAINST	ABSTAIN
		1.	Merger Proposal. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of April 1, 2014, by and among DFC Global Corp., LSF8 Sterling Parent, LLC and LSF8 Sterling Merger Company, LLC.	☐	☐	☐
2.

Advisory Vote on Merger-Related Compensation. To consider and vote upon a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the named executive officers of DFC Global Corp. in connection with the merger.

				☐	☐	☐
3.

Adjournment Proposal. To consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal if there are insufficient votes at the time of the special meeting to approve the Merger Proposal.

				☐	☐	☐

In their discretion, the persons you name as proxies are authorized to vote upon such other matters of which DFC Global Corp. does not have advance notice that may properly come before the special meeting and any and all postponements, recesses or adjournments thereof, and upon matters incidental to the conduct of the special meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED “FOR” THE PROPOSAL TO ADOPT THE AGREEMENT AND PLAN OF MERGER, “FOR” THE PROPOSAL TO APPROVE, ON AN ADVISORY (NON-BINDING) BASIS, THE COMPENSATION THAT MAY BE PAID OR BECOME PAYABLE TO THE NAMED EXECUTIVE OFFICERS OF DFC GLOBAL CORP. IN CONNECTION WITH THE MERGER AND “FOR” THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE MERGER PROPOSAL, IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE THE MERGER PROPOSAL. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THIS PROXY MUST BE EXECUTED FOR YOUR VOTE TO BE COUNTED.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING AND PROXY STATEMENT AND HEREBY REVOKES ALL PRIOR PROXIES WITH RESPECT TO THE MATTERS SET FORTH HEREIN.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on your stock certificate. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such and affix the corporate seal. If signer is a partnership, please sign in partnership name by authorized person.	¢

SPECIAL MEETING OF STOCKHOLDERS OF

DFC GLOBAL CORP.

June 6, 2014

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776 -9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Special Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice of Special Meeting of Stockholders and the Proxy Statement for the special meeting are available at www.sec.gov.

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¢	00030303000000000000 2

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all proposals.

The Board of Directors recommends you vote FOR proposals 1, 2, and 3:

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

				FOR	AGAINST	ABSTAIN
		1.	Merger Proposal. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of April 1, 2014, by and among DFC Global Corp., LSF8 Sterling Parent, LLC and LSF8 Sterling Merger Company, LLC.	☐	☐	☐
2.

Advisory Vote on Merger-Related Compensation. To consider and vote upon a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the named executive officers of DFC Global Corp. in connection with the merger.

				☐	☐	☐
3.

Adjournment Proposal. To consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Merger Proposal if there are insufficient votes at the time of the special meeting to approve the Merger Proposal.

				☐	☐	☐

In their discretion, the persons you name as proxies are authorized to vote upon such other matters of which DFC Global Corp. does not have advance notice that may properly come before the special meeting and any and all postponements, recesses or adjournments thereof, and upon matters incidental to the conduct of the special meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED “FOR” THE PROPOSAL TO ADOPT THE AGREEMENT AND PLAN OF MERGER, “FOR” THE PROPOSAL TO APPROVE, ON AN ADVISORY (NON-BINDING) BASIS, THE COMPENSATION THAT MAY BE PAID OR BECOME PAYABLE TO THE NAMED EXECUTIVE OFFICERS OF DFC GLOBAL CORP. IN CONNECTION WITH THE MERGER AND “FOR” THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE MERGER PROPOSAL, IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE THE MERGER PROPOSAL. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THIS PROXY MUST BE EXECUTED FOR YOUR VOTE TO BE COUNTED.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING AND PROXY STATEMENT AND HEREBY REVOKES ALL PRIOR PROXIES WITH RESPECT TO THE MATTERS SET FORTH HEREIN.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on your stock certificate. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such and affix the corporate seal. If signer is a partnership, please sign in partnership name by authorized person.	¢

0                    ¢

DFC GLOBAL CORP.

1436 Lancaster Avenue, Suite 300

Berwyn, PA 19312

SPECIAL MEETING OF STOCKHOLDERS

June 6, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DFC GLOBAL CORP.

The undersigned hereby appoints and proxies for the undersigned, with power to appoint his or her substitute, and authorizes each of them acting alone, or together if more than one is present, to represent and to vote, as specified below, all of the shares of the undersigned held of record by the undersigned on April 29, 2014, at the Special Meeting of Stockholders of DFC Global Corp. to be held on June 6, 2014, at 9:00 a.m. local time at Two Logan Square, 100 N. 18th Street, 30th Floor, Philadelphia, Pennsylvania 19103-2799, or at any adjournments or postponements thereof, with all the power the undersigned would possess if personally present at the Special Meeting of Stockholders, with respect to the matters set forth on the reverse side, as more fully described in the proxy statement received by the undersigned stockholder.

Your shares will be voted as directed on this proxy. If this card is signed and no direction is given for any item, it will be voted FOR all items.

(Continued and to be signed on the reverse side)

¢	14475 ¢